Exhibit 10.23

*	CERTAIN INFORMATION, MARKED BY BRACKETS AND AN ASTERISK, IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Execution Version

SOLAR FIELD

AGREEMENT

Between

SOLAR PARTNERS I, LLC

and

BRIGHTSOURCE CONSTRUCTION MANAGEMENT, INC.

Dated as of April 5, 2011

FOR THE

IVANPAH II SOLAR POWER PROJECT

TO BE LOCATED NEAR IVANPAH DRY LAKE, SAN BERNARDINO, CALIFORNIA

Execution Version

LIST OF EXHIBITS

EXHIBIT A	Scope of Work

EXHIBIT A-1	Installation, Commissioning and Start-Up General Plan

EXHIBIT B	Vendor Recommended List of Spares

EXHIBIT C	Performance Tests and Procedures

EXHIBIT D	Payment Schedule

EXHIBIT E	Form of Progress Report

EXHIBIT F	Form of Parent Guarantee

EXHIBIT G	Work Schedule

EXHIBIT H-1	Form of Limited Notice to Proceed

EXHIBIT H-2	Form of Notice to Proceed

EXHIBIT I	Environment, Safety and Health Plan

EXHIBIT J	Insurance

EXHIBIT K	Forms of Lien Waivers – K-1, K-2, K-3 and K-4

EXHIBIT L	Davis-Bacon Act Requirements

Page i

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Defined Terms	1

ARTICLE 2 IVANPAH II SOLAR POWER PROJECT		10

2.1	The Project	10
2.2	Extent of Agreement	10
2.3	Contract Provisions	10

ARTICLE 3 VENDOR RESPONSIBILITIES		10

3.1	Vendor’s Services	10
3.2	Standard of Care	11
3.3	Government Approvals and Permits	12
3.4	Vendor’s Subcontractors and Suppliers	12
3.5	Project Safety	12
3.6	Submission of Reports	13
3.7	Vendor Support and Shop Testing	13
3.8	Cooperation with Owner Financing	13
3.9	Escrow Agreement	14

ARTICLE 4 OWNER’S RESPONSIBILITIES		14

4.1	Duty to Cooperate	14
4.2	Site Access	15
4.3	Financing	15
4.4	Owner’s Representative	15
4.5	Government Approvals and Permits	16
4.6	Owner’s Separate Contractors	16
4.7	Staffing	16
4.8	Owner Supplied Data	16

ARTICLE 5 INTELLECTUAL PROPERTY		16

5.1	Work Product	16
5.2	Vendor’s Intellectual Property	17
5.3	Owner’s Limited License	17
5.4	Owner’s Limited License Upon Termination	21
5.5	Omitted	21
5.6	Owner’s License with Respect to SRSG Technology	21

ARTICLE 6 CONFIDENTIAL INFORMATION		22

6.1	Confidential Information	22
6.2	Restrictions on Use and Disclosure	23
6.3	Disclosures	23
6.4	Exceptions	24
6.5	Return or Destruction	24

Page ii

ARTICLE 7 COMMENCEMENT AND COMPLETION OF THE SCOPE OF WORK		25

7.1	Work Schedule	25
7.2	Notice to Proceed; Commencement	26
7.3	Commissioning and Start-Up of the Solar Field	26
7.4	Final Completion	26
7.5	Procedures	27

ARTICLE 8 PERFORMANCE TESTS, GUARANTEES & LIQUIDATED DAMAGES		27

8.1	Performance Tests	27
8.2	Performance Guarantees	28
8.3	Liquidated Damages	30

ARTICLE 9 WARRANTIES		33

9.1	Vendor Warranty	33
9.2	Warranty Exclusions	34
9.3	Limitation of Warranties with Respect to the Leased Tools	34
9.4	Limitation of Warranties	34
9.5	Correction of Defective Work	34
9.6	Owner Election of Warranty	35

ARTICLE 10 CONTRACT PRICE		36

ARTICLE 11 PAYMENT PROCEDURES; RISK OF LOSS		36

11.1	Progress Payments	36
11.2	Final Payment	37
11.3	Failure to Pay Amounts Due	38
11.4	Vendor’s Payment Obligations	38

ARTICLE 12 HAZARDOUS SUBSTANCES		38

12.1	Hazardous Substances	38

ARTICLE 13 FORCE MAJEURE; CHANGE IN LEGAL REQUIREMENTS		39

13.1	Definition	39
13.2	Effect of Force Majeure Event	39
13.3	Changes in Legal Requirements	40

ARTICLE 14 CHANGES TO THE CONTRACT PRICE AND COMPLETION DATES		40

14.1	Change Orders	40
14.2	Contract Price Adjustments	40

ARTICLE 15 INDEMNITY		42

15.1	Patent and Copyright Infringement	42
15.2	Payment Claim Indemnification	43
15.3	Vendor’s General Indemnification	43
15.4	Owner’s General Indemnification	43
15.5	Limited Waiver of Statutory Immunity	43

Page iii

ARTICLE 16 STOP WORK; TERMINATION		44

16.1	Owner’s Right to Stop Work	44
16.2	Owner’s Right to Perform and Terminate for Cause	44
16.3	Owner’s Right to Terminate for Convenience	46
16.4	Vendor’s Right to Stop Work	46
16.5	Vendor’s Right to Terminate for Cause	46
16.6	Bankruptcy of Owner or Vendor	47

ARTICLE 17 REPRESENTATIVES OF THE PARTIES		48

17.1	Owner’s Representatives	48
17.2	Vendor’s Representatives	48

ARTICLE 18 INSURANCE		48

18.1	Vendor’s Insurance	48
18.2	Owner’s Insurance	49

ARTICLE 19 REPRESENTATIONS AND WARRANTIES		49

19.1	Vendor and Owner Representations and Warranties	49

ARTICLE 20 DISPUTE RESOLUTION		49

20.1	Dispute Avoidance and Mediation	49
20.2	Voluntary Mediation	50
20.3	Arbitration	50
20.4	Joinder	52
20.5	Duty to Continue Performance	52

ARTICLE 21 LIMITATIONS OF LIABILITY		52

21.1	Exclusion Consequential Damages	52
21.2	Aggregate Limitation of Liability	53
21.3	Application of Limitations to Future Owners of the Project	53

ARTICLE 22 MISCELLANEOUS		53

22.1	Assignment	53
22.2	Successors and Third Party Beneficiaries	53
22.3	Parent Company Guarantee	53
22.4	Additional Rights of Vendor	53
22.5	Governing Law	54
22.6	Severability	54
22.7	No Waiver	54
22.8	Headings	54
22.9	Notice	54
22.10	No Privity with Vendor’s Subcontractors or Suppliers	55
22.11	Amendments	55
22.12	Entire Agreement	55
22.13	Gifts and Antibribery	55
22.14	Records	56
22.15	Survival	56

Page iv

22.16	Miscellaneous	56

Page v

SOLAR FIELD AGREEMENT

This SOLAR FIELD AGREEMENT (the “Agreement”) is made and entered into as of April 5, 2011, (the “Effective Date”) by and between Solar Partners I, LLC, a Delaware limited liability company, with offices located at 1999 Harrison Street, Suite 2150, Oakland, California 94612 (“Owner”) and BrightSource Construction Management, Inc., a Delaware corporation, with offices located at 1999 Harrison Street, Suite 2150, Oakland, California 94612 (“Vendor”). Owner and Vendor are individually referred to herein as a “Party” and collectively or jointly as the “Parties”.

RECITALS

A. Owner intends to develop, finance, construct, own and operate a concentrating solar power energy generating facility utilizing Vendor’s proprietary LPT solar technology with a nominal electric generating capacity of 133 MW (the “Plant”) to be located near Ivanpah Dry Lake in San Bernardino County, California on a U.S. Department of the Interior, Bureau of Land Management site secured by Owner (the “Site”) and known as the Ivanpah II Solar Power Project (collectively, the “Project”);

B. Vendor is engaged in the business of distribution of solar field solutions, including the procurement of design and engineering services, and the supply, commissioning and startup of solar field equipment including solar field integrated control systems, and solar receiver steam generators. Vendor desires to supply certain solar field equipment and related services, and to provide certain guarantees with respect to the performance of the Solar Field (defined below) and solar receiver steam generator for the Project, and Owner desires to procure such equipment and related services and guarantees from Vendor, all as set forth in this Agreement; and

C. The Parties desire to set forth the terms and conditions pursuant to which Vendor will supply and Owner will pay for such equipment, services and performance guarantees.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Vendor, intending to be bound, agree as follows.

AGREEMENT

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. Capitalized terms used in this Agreement shall have the following meanings, unless the context clearly requires otherwise:

AAA is defined in Section 20.3(b).

Acceptance Criteria with respect to the Leased Tools is defined in Section 9.3.

Action is defined in Section 5.3(h).

Advance Fee is defined in Section 11.1.2.

Affiliate means, in relation to either Party, any company, corporation or other legal entity which directly or indirectly: (a) is controlled by such Party; or (b) controls such Party; or (c) is controlled by a legal entity which directly or indirectly controls such Party. For purposes of this definition, “control” with respect to any person shall mean the ability to effectively control, directly or indirectly, the operations and business decisions of such Person whether by voting of securities or partnership interests or any other method.

Agreement is defined in the Preamble.

Annual Plant Electrical Generation Guarantee is defined in Section 8.2.2.

Annual Plant Electrical Generation Test is defined in Section 8.1.1 and is further described in Exhibit C - Performance Tests and Procedures.

Application for Payment is defined in Section 11.1.1.

Bankrupt Party is defined in Section 16.6.1.

Bankruptcy Code means Title 11, United States Code, as may be amended from time to time.

BSII means BrightSource Industries (Israel) Ltd., a company existing under the laws of Israel.

Buydown Liquidated Damages is defined in Section 8.3.2.2.

Certificate of Final Completion is defined in Section 7.4.3.

CGSA is defined in Section 22.4

Change Order is defined in Section 14.1.

CMA refers to that certain Construction Management Agreement between Owner and NRG Construction LLC dated as of April 5, 2011 with respect to construction management of the Project.

Competitive Affiliate has the meaning set forth in Section 5.3(b).

Competitive Business has the meaning set forth in Section 5.3(b).

Confidential Information is defined in Section 6.1.

Contract Documents is defined in Section 2.2.

Contract Price is defined in Article 10.

CPC refers to that certain Common Projects Contract among Ivanpah Owners, on the one hand, and Bechtel Power Corporation, a Nevada corporation, on the other hand, dated as of September 29, 2010 with respect to the construction of common facilities for the Ivanpah Projects.

CPSFA refers to that certain Common Projects Solar Field Agreement among Ivanpah Owners, on the one hand, and Vendor, on the other hand, dated as of April 5, 2011 pursuant to which Vendor shall lease to the Ivanpah Owners certain specialty tools for use in connection with the manufacture and assembly of heliostats for the Ivanpah Projects.

Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.

Delay Liquidated Damages is defined in Section 8.3.1.

Deposit Materials shall have the meaning given in the Escrow Agreement.

Disclosing Party is defined in Section 6.1.

Dispute is defined in Section 20.3.

DOE has the meaning set forth in Section 3.9.

Effective Date is defined in the Preamble.

ECC refers to that certain Equipment and Construction Contract between Owner and Bechtel Power Corporation, a Nevada corporation, dated as of September 29, 2010 with respect to the Project.

EPC Contractor refers to the Contractor as such term is defined in the ECC.

Escrow Agent means Iron Mountain Intellectual Property Management, Inc. or any other institution that is mutually agreeable to BSII, Owner and Vendor.

Escrow Agreement means the escrow agreement to be entered into among BSII, Vendor, Owner and Escrow Agent in a form to be agreed upon by the Parties pursuant to which Owner will have access to the Deposit Materials under the terms and conditions set forth therein.

Escrow Termination Date has the meaning set forth in Section 3.9.

Final Application for Payment is defined in Section 11.2.

Final Completion is defined in Section 7.4.

Final Delivery Date means June 24, 2012 which is the date specified in Exhibit G - Work Schedule by which Vendor must deliver all materials and equipment to be supplied under this Agreement to the Site.

Fixed Costs refers to those portions of the Scope of Work that Vendor and Owner have agreed shall be provided by Vendor for a fixed price, as set forth in Exhibit D – Payment Schedule.

Force Majeure Event is defined in Section 13.1.

Good Industry Practices means the standards, practices and methods conforming to Legal Requirements and that degree of skill and diligence which would reasonably be expected from a skilled and experienced company engaged in the same type of undertaking under the same or similar circumstances.

Governmental Authority shall mean any federal, national, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

Guaranteed Minimum Annual Plant Electrical Generation is defined in Section 8.2.3.

Hazardous Substances means and includes (i) any substance, material or waste which is or becomes listed or regulated by any Governmental Authority, the State of California, or the United States Government as a hazardous or toxic substance or waste. The term includes, without limitation by specification: (1) petroleum, (2) asbestos, (3) any material or substance which is (a) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (b) defined as a “hazardous waste” pursuant to Section 1004 if the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (42 U.S.C. §6903), or (c) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et. seq. (42 U.S.C. § 9601); (ii) any substance, material or waste the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements; and (iii) any equipment, supplies or other materials containing any amount of any of the foregoing examples of hazardous conditions.

Incoterms 2000 means the International Rules for the Interpretation of Trade Terms as prepared by the International Chamber of Commerce and identified by such organization as “INCOTERMS® 2000”.

Initial Operation Date is defined in the PPA and refers to the date of first commercial operation of the Plant (following testing) when Owner delivers commercial power to the buyer under the PPA. Owner will promptly notify Vendor when the Initial Operation Date has occurred.

Intellectual Property means all (i) recognized protectable intellectual property existing from time to time under any laws or regulations, including patents, copyrights, copyrightable works, corporate names, logos, slogans, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized and (ii) algorithms, designs, drawings, formulae, know-how, ideas, concepts, inventions, plans, processes, software, techniques, tools, trade secrets, hardware, works of authorship, and other technology, whether or not protectable by any form of intellectual property rights.

Ivanpah Owners means, collectively, Owner, Solar Partners II, LLC, a Delaware limited liability company, and Solar Partners VIII, LLC, a Delaware limited liability company.

Ivanpah Projects means, collectively, the Project, the “Ivanpah I Solar Power Project” and the “Ivanpah III Solar Project” which are owned by Owner, Solar Partners II, LLC, a Delaware limited liability company, and Solar Partners VIII, LLC, a Delaware limited liability company, respectively, which projects are in proximity to one another near Ivanpah Dry Lake in San Bernardino County, California.

Leased Tools means the Equipment as such term is defined in the CPSFA.

Legal Requirements are all applicable federal, state and local laws, codes, ordinances, rules, regulations, orders and decrees, and all applicable safety and security regulations, and including, if and to the extent applicable, export control law, the Cargo Preference Act of 1954 and its regulations and any other requirements of Governmental Authorities requiring the use of United States flagged vessels, the Davis Bacon Act, 40 United States Code Sections 3141-3144 and 3146-3148, and all regulations related thereto, including but not limited to, those set forth in 29 CFR 5.5(a)(1) to (10) and all notice, reporting and other obligations related thereto as required by DOE, and regulations of the United States or any other country, or the European Union, in connection with the services or Scope of Work to be provided by Vendor under this Agreement of any Governmental Authority affecting or having jurisdiction over the Project or the Site.

Lender means any lender or group of lenders providing financing for the Project.

Lender’s Agent means the agent appointed by the Lenders to act for and represent the interests of the Lenders in respect of the Project.

Licensed Patents means, collectively, the following patents that are issued to Vendor or its Affiliates and that would necessarily be infringed by the use, offer, sale, remanufacture, maintenance, or importation of any part of the Solar Equipment, as permitted and contemplated herein: (a) all patents issued as of the Effective Date, (b) any patents that issue from patent applications pending as of, or filed after, the Effective Date and (c) any continuations, continuations in part, divisions, reissues, and all patents issuing therefrom.

Licensed Technology means, collectively, all of the following owned by Vendor or its Affiliates, or licensed, with rights to sublicense, to any of them: (a) training processes and the contents of any manuals, use instructions and other documentation relating to the Solar Equipment that are provided to Owner, (b) the Licensed Patents and the technology defined by the claims of the Licensed Patents, (c) documentation and reports provided by Vendor, (d) software and firmware embedded in or used in connection with the Solar Equipment and any other materials provided by Vendor hereunder, (e) any other trade secrets, proprietary information, and know-how incorporated in the Solar Equipment, or otherwise provided or disclosed by Vendor for Owner’s use under this Agreement and (f) any improvements of or updates to any of the foregoing provided to Owner.

Limited Notice to Proceed or LNTP is defined in Section 7.2.1 and shall be given via the “Limited Notice to Proceed Form” substantially in the form attached hereto as Exhibit H-1, pursuant to which Vendor shall perform the portion of the Scope of Work described therein in return for an advance payment from Owner, such advance payment to be credited towards the Contract Price.

MSC refers to that certain Amended and Restated Master Services Contract among the Ivanpah Owners, on the one hand, and EPC Contractor, on the other hand, dated as of July 23, 2010.

Notice to Proceed or NTP is defined in Section 7.2 and shall be given via the “Notice to Proceed Form” substantially in the form attached hereto as Exhibit H-2.

O&M Agreement refers to that certain Operations and Maintenance Agreement between Owner and NRG Energy Services LLC dated as of April 5, 2011 with respect to operation and maintenance of the Project.

Operator means a person or entity (excluding Vendor) retained by Owner to operate and/or maintain the Plant.

Owner is defined in the Preamble.

Owner Caused Delay means a delay in Vendor’s performance of its obligations under this Agreement including, the performance of the Scope of Work, to the extent that such delay is caused by any act or omission of Owner or others under Owner’s control, including Owner’s contractors (excluding Vendor), and any Owner Responsible Parties and any Owner failure to fulfill its obligations under Article 4 hereto.

Owner Data is defined in Section 5.3(g).

Owner Indemnified Parties is defined in Section 15.1.1.

Owner’s Limited License is defined in Section 5.3(a).

Owner’s Representative is defined in Section 17.1.

Owner Responsible Parties is defined in Section 15.4.

Party and Parties are defined in the Preamble.

Pay Period means, with respect to any Application for Payment, the period beginning on the first Day of a calendar month and ending on the last Day of such calendar month; provided, that the initial Pay Period shall commence on the earlier of the date of issuance of an LNTP or the NTP, or other date agreed by the Parties, and end on the last Day of the month in which such LNTP or the NTP was issued.

Performance Guarantees are defined in Section 8.2.

Performance Liquidated Damages is defined in Section 8.3.2.

Performance Model Adjusted Annual Plant Electrical Generation is defined in Section 8.1.1.

Performance Tests are defined in Section 8.1.

Plant is defined in Recital A.

PMA refers to that certain Project Management Agreement between Owner and NRG Solar Asset Management LLC dated as of April 5, 2011 with respect to asset management of the Project.

PNC Bank means PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association.

PPA refers to that certain agreement between Owner and the Southern California Edison Company, dated as of February 5, 2009, as amended from time to time, for the purchase and sale of electric power generated by the Project.

Prime Rate means, as of any date of determination, the rate of interest in effect for such date as publicly announced from time to time by JPMorgan Chase Bank, NA as its “prime rate” at its principal office in New York City.

Progress Report is defined in Section 3.6.

Project is defined the Recital A.

Punch List means those items of work which do not affect the continuous and safe operation of the Plant at its full performance ratings throughout the full range of the Plant’s operation and which may be completed by Vendor after the commissioning and start up of the Solar Field but in no case later than six (6) months following the achievement of Substantial Completion (as defined in the ECC) of the Plant.

Purpose has the meaning set forth in Section 5.3(a).

Ramp Up Period Performance Liquidated Damages is defined in Section 8.3.2.1.

Receiving Party is defined in Section 6.1.

Recovery Plan is defined in Section 7.1.2.

Reimbursable Costs means those costs incurred by Vendor in the performance of its Scope of Work under this Agreement which shall be reimbursed by Owner in arrears as provided for in Articles 10 and 11 and Section 14.2.1. hereto.

Reliability Test is defined in Section 8.1.2.

Representatives is defined in Section 6.3.

Rules is defined in Section 20.3(b).

Scope of Work is defined in Section 3.1 and set forth in Exhibit A.

Security Escrow Agreement is defined in Section 8.3.4.

SFINCS means the Solar Field Integrated Control System supplied under this Agreement.

SFINCS Operational Test is defined in Section 8.1.2.

SFSS refers to that certain Solar Field Supply Subcontract between Vendor and/or its Affiliates and Bechtel Power Corporation, a Nevada corporation, dated as of September 29, 2010 with respect to the Project.

Site is defined in Recital A.

Solar Equipment means the Solar Field, SFINCS and SRSG.

Solar Field means all equipment which comprises the solar field including, the heliostats and related equipment and software, and the Communication and Power Distribution Units, whether provided to the Owner pursuant to this Agreement, the ECC or any subcontract thereunder, but excluding the SRSG and tower.

Solar Field and SRSG Performance Guarantee is defined in Section 8.2.1.

Sponsor Support Agreement means that certain Sponsor Support Agreement by and among Owner, Vendor, BSII, BSOI, DOE and PNC Bank.

SRSG refers to the solar receiver steam generator which Vendor will supply for the Project under this Agreement.

SRSG Subcontractor IP is defined in Section 5.6.

SRSG Subcontractor Technology has the meaning set forth in Section 5.6.

TOD is defined in Section 8.1.1.

Use has the meaning set forth in Section 5.6

Vendor is defined in the Preamble.

Vendor Indemnified Parties is defined in Section 15.4.

Vendor’s Intellectual Property includes all Intellectual Property owned by or licensed to Vendor including (i) all patents issued to Vendor or its Affiliates in any country, including supplemental protection certificates that have issued or in the future issue from any of the foregoing and utility models, design patents and certificates of invention, (ii) all patent applications filed by Vendor or its Affiliates in any country, (iii) all divisionals, substitutes, continuations, continuations-in-part, reissues, re-examination certificates, renewals, extension or additions to any such patents and patent applications (as applicable), (iv) any other patents and industrial designs, as well as applications with respect to the same, developed by Vendor or its Affiliates, (v) any confidential trade secrets related to research, development, design, construction, manufacturing, financing, logistics, erection, running, maintenance, repair, dismantling of the Solar Equipment and solar power technology developed by Vendor, (vi) any software and firmware embedded in or used in connection with the Solar Equipment and (vii) any standalone software developed by Vendor or its Affiliates.

Vendor Related Parties is defined in Section 15.4.

Vendor’s Representative is defined in Section 17.2.

Vendor Responsible Parties is defined in Section 9.1.

Work Product is defined in Section 5.1.

Work Schedule is defined in Section 7.1.1.

1.2 Construction of Terms. As used in this Agreement, the terms “herein”, “herewith” and “hereof” are references to this Agreement, taken as a whole; the terms “include”, “includes” and “including” shall mean “including, but not limited to”; and references to a “Section”, “subsection”, “clause”, “Article”, or “Exhibit”, shall mean a Section, subsection, clause, Article, or Exhibit of this Agreement (including all paragraphs and provisions therein), as the case may be, unless in any such case the context clearly requires otherwise. Unless expressly stated otherwise, the terms “approval”, “consent”, “accept”, “acceptance”, “authorization”, and terms of similar import shall be deemed to be followed by the phrase “which shall not be unreasonably withheld, unreasonably conditioned or unreasonably delayed”. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law or regulation includes any amendment or modification thereof. A reference to a person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa. Words importing persons or parties shall include firms, corporations, partnerships, limited liability companies, and any other organization or entity having legal capacity. The table of contents, section and exhibit titles, and similar headings are inserted for convenience only, and shall not be used for construing or interpreting this Agreement. Words and abbreviations not defined in this Agreement which have recognized technical meanings or recognized engineering or procurement industry meanings are used in this Agreement in accordance with such recognized meanings.

ARTICLE 2

IVANPAH II SOLAR POWER PROJECT

2.1 The Project. Vendor shall supply to Owner certain equipment, supplies, materials, and spares, and perform the work and services in connection with such equipment, supplies, materials and spares as set forth in the Scope of Work (defined below) as further described in Article 3.

2.2 Extent of Agreement. This Agreement consists of (i) this Agreement; (ii) all written modifications, amendments and Change Orders to this Agreement; and (iii) all exhibits, schedules, appendices and attachments to (i) and (ii) above (collectively, the “Contract Documents”). Upon completion, any design, engineering, installation, commissioning, startup, as-built and specification documents to be prepared by or on behalf of Vendor pursuant to Section 3.1(b) hereof shall be incorporated in this Agreement and become a part of the Contract Documents.

2.3 Contract Provisions. The Contract Documents are intended to permit the Vendor to complete its Scope of Work, including, to the extent required under this Agreement, assisting Owner and its contractors with the achievement of Substantial Completion by the Scheduled Substantial Completion Date, as such terms are defined in the ECC, the conduct of the Performance Tests and all obligations of Vendor required by the Contract Documents in accordance with the terms herein for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with Good Industry Practices. No oral representations or other agreements have been made by the Parties except as specifically stated in the Contract Documents.

2.3.1 Order of Precedence. In case of conflict between provisions of this Agreement, the order of precedence for conflict resolution in descending order shall be as follows: (i) Change Orders, including amendments; (ii) the Agreement; and (iii) the Exhibits.

ARTICLE 3

VENDOR RESPONSIBILITIES

3.1 Vendor’s Services. Vendor shall perform or provide, or cause to be performed or provided, the following (the “Scope of Work”):

(a) supply the equipment, supplies, materials and spares as set forth and in accordance with (i) Exhibit A – Scope of Work and Exhibit B – Vendor Recommended List of Spares (inclusive for all three Ivanpah Projects) to this Agreement, (ii) the Contract Documents, (iii) all Legal Requirements, and (iv) Good Industry Practices, and all ancillary materials, tools, equipment, machinery and temporary facilities necessary for the Vendor to complete its Scope of Work consistent with and pursuant to the Contract Documents;

(b) supply the services (including, design, engineering, supervision, labor, inspection, testing, commissioning and start-up, and advisory services) and all Vendor deliverable documents with respect to such services as set forth in Exhibit A – Scope of Work to this Agreement, including the preparation and delivery to Owner no later than September 1, 2011 of Exhibit A-1 – Installation, Commissioning and Start-Up General Plan to this Agreement; and

(c) provide the Plant Performance Guarantees set forth in this Agreement.

3.1.1 For the avoidance of doubt and without limiting any of the foregoing provisions of this Section 3.1, Vendor shall, with respect to its Scope of Work, be responsible for: (i) all desiccants, lubricants and other materials necessary to complete the Scope of Work through Substantial Completion as defined in the ECC; (ii) as set forth in Exhibit A – Scope of Work, the storage and transportation of all equipment, supplies and materials DDP to the Site (Incoterms 2000), as specified herein, in accordance with the standard of care described in Section 3.2 below; and (iii) to the extent set forth in Exhibit A – Scope of Work with respect to the Solar Field, commissioning, start-up, testing, calibration, tuning and verification of all components, equipment or controls, and assisting or advising Owner, or Owner’s other contractors, in support of the EPC Contractor’s efforts to achieve Substantial Completion, as defined in the ECC.

3.1.2 All services to be performed pursuant to this Agreement shall be performed by licensed personnel (if required) and in conformity with all Legal Requirements. For the avoidance of doubt, services provided by Vendor under this Agreement shall not include the performance of construction work, except for the provision of supervisory, training and advisory services of workers to the extent required under the Scope of Work and to the extent required in connection with Vendor’s performance of warranty work under Section 9.5 of the Agreement. Vendor’s Representative shall be reasonably available to Owner and shall have the necessary education, expertise and experience required to supervise the Scope of Work. Vendor’s Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of and bind Vendor except to the extent such authority is expressly and specifically limited by a written notice to Owner. Owner is relying upon the expertise of Vendor to complete the Scope of Work in accordance with the terms of this Agreement. Vendor acknowledges Owner’s reliance upon the expertise of Vendor as set forth in this Article 3.

3.1.3 Vendor acknowledges that Owner may employ other contractors and equipment and material suppliers to perform portions of the work which are outside Vendor’s Scope of Work. Vendor agrees to cooperate with Owner, and Owner’s other contractors and equipment and material suppliers, to eliminate or minimize schedule interferences and out-of-sequence work, and to comply with Owner’s master schedule for the Project, as reasonably directed by Owner, for the performance of work necessary to complete the Project in accordance with Owner’s master schedule.

3.2 Standard of Care. All services performed by the Vendor, and its subcontractors pursuant to the Contract Documents, shall be performed in accordance with the standard of care and skill used by reputable design, engineering, procurement and other services professionals, as applicable, practicing under similar conditions at the same time and locality of the Project.

Vendor and its subcontractors and suppliers shall perform all service activities efficiently and with the requisite expertise, skill, competence, resources and care to satisfy the requirements of the Contract Documents and all Legal Requirements. Vendor shall at all times exercise control over the means, methods, sequences and techniques of its equipment manufacture, procurement process and provision of services hereunder.

3.3 Government Approvals and Permits. Vendor shall obtain and pay for all necessary permits and governmental approvals required for the performance of its Scope of Work. Vendor shall provide reasonable assistance to Owner, if requested by Owner, on a reimbursable cost-basis as provided in Articles 10 and 11 hereof, in obtaining those permits, approvals and licenses that are Owner’s responsibility.

3.4 Vendor’s Subcontractors and Suppliers.

3.4.1 Vendor shall employ only subcontractors and suppliers of established reputation who are duly licensed (if required) and qualified, and who possess sufficient education, experience and skill to perform the work consistent with the Contract Documents. Vendor may subcontract portions of its Scope of Work in accordance with the terms hereof.

3.4.2 Vendor assumes responsibility to Owner for the proper performance of the work of its subcontractors and suppliers, and any acts or omissions in connection with the performance of its subcontractors and suppliers remain the responsibility of Vendor. Vendor’s responsibility to the Owner for the performance of its Scope of Work under the Contract Documents shall in no way be abrogated or diminished by virtue of any subcontracting or procurement by Vendor, and nothing in the Contract Documents is intended or shall be deemed to create any legal or contractual relationship between Owner and any of Vendor’s subcontractors and suppliers, including, any third-party beneficiary rights.

3.4.3 Vendor agrees to comply with and be bound by, and agrees to ensure that all of its subcontractors and suppliers and their subcontractors and suppliers of any tier will comply with and be bound by the Davis Bacon Act, 40 United States Code Sections 3141-3144 and 3146-3148, and all regulations related thereto, including but not limited to, those set forth in 29 CFR 5.5(a)(1) to (10) and all notice, reporting and other obligations related thereto as required by DOE, as set forth in Exhibit L – Davis-Bacon Act Requirements.

3.4.4 Vendor shall require submission of conditional and unconditional lien waivers in statutory form for each progress payment and for the final payment made to: (a) its SRSG subcontractor, (b) its subcontractors and suppliers with contracts having an aggregate value equal to or greater than [*] and (c) all subcontractors, and suppliers who have [*].

3.5 Project Safety.

3.5.1 Vendor recognizes the importance of performing its Scope of Work in a safe manner so as to prevent damage, injury or loss to: (i) any individual at its, or its subcontractor’s, manufacturing facilities or the Site, whether working or visiting; (ii) the Plant, including materials, supplies and equipment provided by Vendor and incorporated into the Plant, or stored on-Site or off-Site; and (iii) any other property at the Site or adjacent thereto. Vendor

*	Confidential Treatment Requested

assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of its Scope of Work and shall, when visiting or performing any services or activities at the Site, comply with Owner’s requirements as set forth in Exhibit I – Environment, Safety and Health Plan. Vendor shall submit its safety plan with respect to services it intends to perform at the Site to Owner for approval no later than thirty (30) days after the Effective Date.

3.5.2 Vendor and Vendor’s subcontractors and suppliers shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents. Vendor will report in writing any safety-related injury, loss, damage or accident arising from the performance of its Scope of Work at the Site to Owner’s Representative in accordance with Exhibit I – Environment, Safety and Health Plan and, to the extent mandated by Legal Requirements, to all Governmental Authorities having jurisdiction over safety-related matters involving its Scope of Work.

3.6 Submission of Reports. On or before the fifth (5th) day of each month beginning with the first month following the Notice to Proceed (either together with an Application for Payment or, if there is no Application for Payment in a given month, independently) Vendor shall provide Owner with reports (each a “Progress Report”) substantially in the form of Exhibit E – Form of Progress Report hereto, and including: (i) whether the Scope of Work is proceeding according to Work Schedule; (ii) any discrepancies, conflicts, or ambiguities existing in the Contract Documents that require resolution; (iii) any health and safety issues existing in connection with the performance of the Scope of Work; (iv) any occurrences giving rise to a claim for relief by Vendor, as set forth and described in Section 14.4 below, and including the specific contractual adjustment or relief requested and the basis of such request; and (v) any other items requiring resolution so as not to jeopardize Vendor’s ability to complete the Scope of Work for the Contract Price and within the Work Schedule. Each Progress Report shall also be accompanied by documents that substantiate the progress of the work described in such report.

3.7 Vendor Support and Shop Testing. Vendor shall provide, at Vendor’s cost: (i) equipment, tools, instruments and materials necessary for Vendor to comply with its obligations hereunder as set forth in the Scope of Work; and (ii) personnel required for the performance of its Scope of Work. Vendor shall use reasonable commercial efforts to secure for Owner, and as required by Lenders, the right to witness start-up and testing activities at Vendor’s or Vendor’s subcontractor’s and supplier’s manufacturing facilities.

3.8 Cooperation with Owner Financing.

3.8.1 Vendor shall furnish such certifications, opinions of counsel or other assistance related to: (i) Vendor’s corporate authorization to undertake the obligations set forth in this Agreement; or (ii) any effort to certify or determine whether the construction of the Project has begun for purposes of any effort to apply for or receive a cash grant under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as may be reasonably requested by any Lender, in accordance with usual and customary financial practice for Lender’s sole use in connection with any financing or refinancing of the Project; provided, however, that the provision of this information shall not in any manner modify Vendor’s rights or obligations under any other provision of this Agreement.

3.8.2 The Parties agree to cooperate in good faith with each other concerning any reasonable amendment or addition to this Agreement sought by any Lender in connection with financing or refinancing the Project. Vendor shall enter into a direct agreement or consent to assignment with the Lender(s), as may be reasonably required for financing, on terms reasonably acceptable to Vendor. Notwithstanding the foregoing, under no circumstances shall Vendor be obligated to enter into any amendment and modification of this Agreement, or any separate agreement between Vendor and any Lender, if any such amendment or modification materially: (i) reduces Vendor’s rights as set forth in this Agreement; (ii) increases Vendor’s cost or risk to perform the Scope of Work; or (iii) reallocates to Vendor any risks or obligations that are allocated to Owner under this Agreement, unless Vendor receives an equitable adjustment to the Contract Price and/or Work Schedule, and other affected terms and conditions of this Agreement, acceptable to Vendor, as applicable.

3.9 Escrow Agreement. Vendor will deliver to Owner an Escrow Agreement no later than the financial closing for the Project regarding Owner’s access to and use of the Deposit Materials under the terms and conditions set forth in the Escrow Agreement. Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall have the right to terminate the Escrow Agreement upon prior written notice to the Parties. In the event that the Escrow Agent provides prior written notice of its intent to terminate the Escrow Agreement while Vendor remains obligated to maintain an Escrow Agreement under the Sponsor Support Agreement, then the Parties and BSII shall promptly and diligently negotiate in good faith to enter into a replacement escrow agreement on mutually acceptable terms and conditions and subject to review and approval by the U.S. Department of Energy, an agency of the United States of America (“DOE”). Thereafter, the replacement escrow agreement shall be deemed the “Escrow Agreement” for purposes of this Agreement. If, notwithstanding their diligent, good faith negotiations, it appears to the Vendor that the Parties are unlikely to enter into a replacement escrow agreement by the date of termination indicated by the Escrow Agent’s notice (the “Escrow Termination Date”), then the Vendor will execute and deliver to Owner a provisional escrow agreement having release conditions the same as those in the then current Escrow Agreement so that the Parties may complete their negotiations to enter into the replacement escrow agreement without any significant lapse in escrow protection. The provisional escrow agreement will be with a reputable escrow agent selected by Vendor and shall be delivered to the Owner in advance of the Escrow Termination Date. Vendor’s failure to deliver a provisional escrow agreement as provided hereunder prior to the Escrow Termination Date shall be a Release Condition as defined and specified in the Escrow Agreement, entitling Owner to receive the Deposit Materials, provided that Owner shall return the Deposit Materials to Vendor upon execution by the Parties and BSII of a final replacement escrow agreement.

ARTICLE 4

OWNER’S RESPONSIBILITIES

4.1 Duty to Cooperate.

4.1.1 Owner shall, throughout the Vendor’s performance of its Scope of Work, cooperate with Vendor and perform its responsibilities, obligations and services, and manage the equipment and material supply and services provided by Owner’s other contractors and suppliers, in a timely manner to facilitate Vendor’s timely and efficient performance of its Scope of Work and so as not to delay or interfere with Vendor’s performance of its obligations under the Contract Documents. Vendor shall be entitled to rely upon Owner furnished information in performing the Scope of Work.

4.1.2 Owner shall provide a written response to Vendor questions, requests for information or clarifications as to all subjects that are the Owner’s Responsibilities as set forth in this Article 4 within a reasonable time and when practicable within ten (10) business days of receiving such inquiry; provided however, that in the event a failure to respond to the applicable question, request or clarification within ten (10) business days will have an adverse effect on the Work Schedule, Vendor shall so notify the Owner at the time of the inquiry.

4.2 Site Access. Owner, or its EPC Contractor, shall provide Vendor with full access in compliance with applicable Site rules (Exhibit I – Environment, Safety and Health Plan during construction and reasonable Operator Site rules during commercial operation of the Plant) to the Site (or portions of the Site necessary for Vendor to perform its Scope of Work) as required to enable Vendor to perform its Scope of Work in accordance with the Work Schedule.

4.3 Financing. Owner shall be responsible for obtaining and maintaining sufficient financing for the Project. Upon Vendor’s written request Owner shall provide adequate written assurance that financing is available and afford Vendor an opportunity to review those portions of the draft and final forms of the financing documents dealing with the waterfall of payments and establishment of reserve accounts to assure Vendor as to the initial and continued availability of funds sufficient to satisfy Owner’s obligations to Vendor under this Agreement; subject to Lender’s consent (not to be unreasonably withheld) non-applicable provisions may be redacted. Owner shall notify and keep Vendor informed on an on-going basis should Owner and/or Lenders make changes to the financing documents or any facet of the financing of the Project that may have a reasonable likelihood of materially reducing the amount or timing of funds available to pay any amounts due or payable to Vendor. In addition, Owner acknowledges and agrees that any modification to the financing documents dealing with the waterfall of payments and establishment of reserve accounts shall not operate to reduce the funds available to pay amounts due or payable to Vendor, unless Vendor has given its prior written consent to such modification or Owner has provided other reasonable assurance of payments to Vendor.

4.4 Owner’s Representative. Owner’s Representative shall be vested with the authority to act on behalf of and bind the Owner in all matters pertaining to this Agreement, to receive notices and communications from Vendor with respect to this Agreement, and to deliver to Vendor, on behalf of Owner, notices, communications, decisions and approvals with respect to this Agreement; provided, that Owner’s Representative shall not have the authority to amend this Agreement unless authorized in writing by Owner to do so. Owner’s review or inspection of any Scope of Work will not be construed as constituting approval or acceptance of such Scope of Work. Vendor at all times will retain responsibility for the Scope of Work meeting the requirements of this Agreement. In all circumstances (except as specifically provided in this Agreement) where the approval or consent of Owner is required to any action (or inaction) of Vendor, Owner shall be responsible for all costs of any delays or damages in accordance with Article 14 hereof which may result if Owner fails to grant such approval in a reasonable or timely fashion; provided that Vendor (i) shall provide reasonable advance notice to Owner to review and approve any such requests for approval, (ii) shall provide such supporting information and documentation as Owner may reasonably request and (iii) if Owner fails to grant such approval or otherwise fails to give Vendor instructions within a reasonable time frame after receipt of such notice, such approval shall be deemed to have been denied, and Vendor shall not be responsible for any consequences as a result of any such denial.

4.5 Government Approvals and Permits. Owner shall provide reasonable assistance to Vendor in obtaining those permits, approvals and licenses that are Vendor’s responsibility pursuant to Section 3.3.

4.6 Owner’s Separate Contractors. Owner is responsible for all work performed on the Project or at the Site by separate contractors or suppliers. Owner shall require its separate contractors and suppliers to cooperate with, and coordinate their activities in order to enable Vendor to timely complete its Scope of Work consistent with the Contract Documents.

4.7 Staffing. As reasonably directed and requested by Vendor to prepare for commissioning, start-up and testing with respect to the Solar Field, and training activities required to be performed by Vendor under the Scope of Work, Owner shall provide, or require its separate contractors to provide, sufficient staffing to support such activities in a timely manner.

4.8 Owner Supplied Data. Owner agrees to collect and record, and promptly provide copies to Vendor of all Owner Data and technical data related to the Scope of Work and Performance Guarantees provided by Vendor hereunder, including installation and tracking of measurement devices by way of online communication made accessible to Vendor, and as set forth in this Agreement and Exhibit C – Performance Tests and Procedures; provided that the foregoing obligation shall not apply to the extent such Owner Data and technical data was previously provided to Vendor under the CGSA. In addition, upon Vendor’s reasonable request, Owner shall provide additional data and information available to Owner regarding the performance of the Plant.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Work Product. All drawings, specifications, calculations, data, notes and other materials and documents, and including all electronic data furnished by Vendor to Owner under this Agreement (the “Work Product”) shall belong to Owner; provided, however, that Vendor shall retain all proprietary rights and interests therein, including all Vendor’s Intellectual Property rights; and provided further, that Vendor shall have the right to retain and use copies of the Work Product in connection with its business activities world-wide. Owner acknowledges that the Work Product will contain proprietary data, technical information and Vendor Intellectual Property, and except as provided in Sections 5.3 and 5.4 of this Article 5, Vendor grants no right, title, license or other interest in respect of the Work Product as to such proprietary data, technical information or Vendor Intellectual Property. For clarity, Work Product furnished to Owner does not include the tools, software applications, database or other systems owned or utilized by Vendor, or Vendor Responsible Parties, to develop or modify the

Work Product provided, however, that if the tools, software applications, databases and other systems owned by Vendor are reasonably necessary for use of the Work Product, Vendor hereby grants to Owner a non-exclusive, irrevocable, non-sublicenseable (except as permitted in Section 5.3(b) below), royalty-free non-transferable (except as permitted herein) limited license under Vendor’s Intellectual Property to use such materials solely in connection with Owner’s use of the Work Product as authorized under this Section 5. Owner shall not acquire any rights to any of Vendor’s, its Affiliates’ or Vendor Responsible Parties’, proprietary computer software or to the Leased Tools leased to Owner pursuant to the CPSFA that may be used in connection with the performance of the Scope of Work.

5.2 Vendor’s Intellectual Property. As between the Parties, Vendor, or its Affiliates, as licensor, own or have a license in all Vendor’s Intellectual Property, including, without limitation, any new, improved or derivative intellectual property, whether developed or created by Vendor or Owner (including Owner’s other contractors, subcontractors and suppliers) during the course of the performance of this Agreement, and/or other contracts related to the Project, related to, or derived from, Vendor’s Intellectual Property, all of which, for the avoidance of doubt, is Vendor’s Intellectual Property.

5.3 Owner’s Limited License.

(a) Grant of License. Upon delivery of the Solar Equipment (or portion thereof) to Owner at the Site, Vendor hereby grants to Owner a non-exclusive, irrevocable, non-sublicenseable (except as permitted in Section 5.3(b) below and except for the sublicenses granted by Owner to Construction Manager under the CMA, to Operator under the O&M Agreement and to the Administrator under the PMA (as such terms are defined in the respective agreements)), royalty-free and non-transferable (except as permitted herein) limited license (the “Owner’s Limited License”) under Vendor’s Intellectual Property in the Licensed Technology and Work Product, to use the Licensed Technology and Work Product solely in connection with the Owner’s design, engineering, procurement, assembly, installation, erection, construction, commissioning, start-up, occupancy, use, operation, repair and maintenance of the Project (the “Purpose”), and solely in accordance with the terms of this Agreement. [*]. The Licensed Technology is licensed solely for use in the form delivered to Owner, and may not be separated from any part of the Solar Equipment with which it is to be used or has been integrated. Owner may not modify, adapt, translate, display or distribute the Licensed Technology, or use the Licensed Technology to create a derivative work or sell, lease, loan, publish, disclose, sublicense, grant have made rights, rent, assign, transfer, deploy or otherwise make available the Licensed Technology, or use the Licensed Technology to create a derivative work or sell, lease, loan, publish, disclose, sublicense, grant have made rights, rent, assign, transfer, deploy or otherwise make available the License Technology in whole or in part, to any third party except as expressly permitted in this Agreement or the Escrow Agreement. The Licensed Technology is Confidential Information of Vendor even if not marked as

*	Confidential Treatment Requested

“confidential,” “proprietary” or with other such similar language, except where an exception in Section 6.2 applies.

(b) Sublicenses. Owner may sublicense any of the rights in Sections 5.3 and 5.4 to any third party contractor who is providing services to or for the benefit of Owner solely for the Purpose and solely to the extent reasonably necessary for such third party contractor to perform such services, provided that such third party contractor has first entered into a written agreement with Owner containing terms regarding ownership, use and confidentiality of the Licensed Technology, Work Product, and related Intellectual Property that are consistent with and no less protective of Vendor’s interests than the terms contained in this Agreement. Notwithstanding the foregoing, [*], Owner may not sublicense any of the rights in Section 5.3 and 5.4 to a competitor of Vendor who is in the business of developing or selling energy generation equipment (the “Competitive Business”) unless (i) such sublicense is to an affiliate of such competitor who is not in the Competitive Business and (ii) the written agreement with such affiliate further includes terms whereby, (a) such affiliate agrees not to disclose or distribute any Licensed Technology, Work Product or related Intellectual Property to any other affiliate of such competitor who is in the Competitive Business (a “Competitive Affiliate”) and (b) such affiliate agrees to establish and enforce systems, policies and procedures to prevent employees and contractors of any Competitive Affiliate from gaining access to any Licensed Technology, Work Product or related Intellectual Property. Vendor acknowledges and agrees that the terms and conditions set forth in the CPC, ECC and MSC do not violate the terms of this Section 5.3 (b).

(c) No Copies. Except as otherwise permitted by this Agreement or required in the ordinary course of business for purposes of the ownership and operation of the Project, Owner shall not make any copies of the Licensed Technology without first obtaining express written permission from Vendor.

(d) Proprietary Notices. Owner shall not remove or alter, or permit any of its subcontractors, employees or providers to remove or alter, any proprietary notices that appear on or with the Licensed Technology.

(e) No Reverse Engineering. The Licensed Technology includes trade secrets of Vendor or its Affiliates. In order to protect the Licensed Technology, Owner shall not decompile, reverse engineer, decrypt, extract or disassemble the Licensed Technology or otherwise reduce or attempt to reduce any software or firmware in the Licensed Technology to source code form. Owner shall ensure, both during and (if Owner still has possession of the Licensed Technology) after the performance of this Agreement, that (i) persons who are not bound by a confidentiality agreement consistent with this Agreement shall not have access to the Licensed Technology and (ii) persons who are so bound are put on written notice that the Licensed Technology contains trade secrets, owned by and proprietary to Owner or its Affiliates.

(f) Improvements. Owner may not modify the Licensed Technology except as expressly provided in this Section 5.3(f) or indirectly through the EPC Contractor

*	Confidential Treatment Requested

pursuant to the ECC or as permitted by the license grants made under this Agreement or the agreements referenced in Section 5.3(a). Owner may suggest modifications in the Licensed Technology to Vendor. In order to maintain product quality, any material modification in the Licensed Technology suggested by Owner must first be approved by Vendor in its reasonable discretion in writing before it is used by Owner hereunder. If Owner, either directly, or indirectly through the EPC Contractor, or Owner’s other contractors, develops any modification or improvement in the Licensed Technology (whether permitted or not) it shall promptly disclose it to Vendor in writing and Owner hereby assigns (if Owner owns any such modification or improvement) or licenses (with right to sublicense, if Owner does not own any such modification or improvement provided Owner holds sufficient rights to license such modification or improvement) to Vendor any such modification or improvement, which will be owned by or sublicensed to Vendor and becomes part of Vendor Intellectual Property. If and to the extent, Legal Requirements mandate that Owner own any modifications to or improvements in the Licensed Technology, notwithstanding the terms of this Agreement, Owner hereby grants to Vendor and its Affiliates a non-exclusive, perpetual, worldwide, royalty-free transferable license to use and sublicense others to use these modifications or improvements.

(g) Ownership.

(i) Vendor. As between the Parties, Vendor or its Affiliates shall own or have a sublicense in the Licensed Technology, including any modifications, discoveries, derivative works and improvements to such Licensed Technology (whether permitted or not), developed by Vendor, Owner, the EPC Contractor, Owner’s other contractors, or by such parties jointly, during, or arising out of, such parties’ performance of their obligations under this Agreement and/or under other contracts related to the Project. Owner acquires only the right to use the Licensed Technology and improvements under the Owner’s Limited License, strictly in compliance with the terms of this Agreement, and does not acquire any ownership rights or title to it.

(ii) Owner. As between the Parties, Owner or its Affiliates shall own (1) any Intellectual Property developed or acquired by Owner prior to or independently of this Agreement and the relationship with Vendor created hereby, (2) all data generated by the SFINCS (collectively, the “Owner Data”), and (3) all Intellectual Property therein, excluding in each case any of the Licensed Technology incorporated therein. Owner hereby grants to Vendor a non-exclusive, royalty-free, perpetual, transferable license to use the Owner Data subject to Article 6.

(h) Enforcement. Each Party shall notify the other promptly in writing of any suspected infringement by a third party of the Licensed Technology or any of the Intellectual Property therein. As between the Parties, but subject to Vendor’s obligations under the Sponsor Support Agreement, Vendor shall have the exclusive right to enforce and defend the rights appurtenant to the Licensed Technology or the Intellectual Property therein in Vendor’s reasonable discretion and shall have the sole right of control of any such enforcement action or proceeding it elects to initiate (an “Action”), at Vendor’s sole cost and expense; provided that Vendor shall affirmatively maintain and defend its ownership and license rights in the Licensed Technology and Vendor’s Intellectual Property to the extent required to protect and defend Owner’s Limited License granted by Vendor hereunder. Owner shall provide on Vendor’s written request all reasonable assistance in preparing and advancing Vendor’s case, in consideration of which Vendor shall reimburse Owner’s reasonable out-of-pocket costs incurred in doing so. Vendor may retain any monetary damages or other compensation or recovery awarded to it in any Action under this Section 5.3(h). Notwithstanding the foregoing, Owner may participate and be represented in any Action by its own counsel at its own expense. Vendor shall not settle any such Action in a manner materially and adversely affecting Owner’s rights under this Agreement without obtaining the prior written consent of Owner, which consent shall not be unreasonably withheld, conditioned or delayed. Owner has no right to enforce Vendor’s Intellectual Property in the Licensed Technology against any third parties.

(i) Duration and Transfers. The Licensed Technology and all Intellectual Property rights granted to the Owner with respect thereto under this Agreement are inseparable from, or must be used in connection with, the Solar Equipment furnished under this Agreement, and the transfer, taking and holding upon delivery of the Solar Equipment, or any portion thereof, by whatever means, is expressly conditioned upon and subject to the terms of Sections 5.3 and 5.4 of this Agreement. Following delivery (whether actual or scheduled delivery, as set forth in Section 5.3(a) above) of the applicable Solar Equipment to Owner, the Owner’s Limited License (i) shall continue for so long as Owner or any successor retains ownership of the Solar Equipment and continues operating the same, (ii) shall terminate automatically if and when the Solar Equipment is permanently removed from service (subject to earlier termination in accordance herewith) and (iii) shall transfer as part of an assignment that is permitted under Section 22.1. If Owner sells or transfers the Project, the Solar Equipment or any portion thereof to a third party (other than to a Lender or as permitted under Section 22.1), the Owner’s Limited License will terminate as to Owner, and Owner must, as a condition thereof, notify Vendor in writing and assign to the transferee thereof the Owner’s Limited License, and procure from the transferee an assumption of the Owner’s Limited License, on substantially the same terms as set forth in this Section 5.3 to the extent the Owner’s Limited License is applicable to the assets being sold or transferred. The Owner’s Limited License may not be assigned, transferred or sublicensed except as expressly permitted in this Section 5.3(i) and in Section 22.1. For the avoidance of doubt, Vendor expressly agrees to Owner’s sublicense of Owner’s Limited License to the EPC Contractor under the ECC, MSC and CPC for the purposes of the EPC Contractor performing its Work thereunder (as such term is defined in each of the respective agreements). Owner shall be responsible for, and shall indemnify, defend and hold harmless Vendor and its Affiliates, and their respective officers, directors, members, agents and employees from and against any damage, injury or loss resulting from the failure of Owner to comply with the terms of this Section 5.3.

(j) Government End Users. The software portion of the Licensed Technology is a “commercial item” as that term is defined at 48 CFR 2.101, consisting of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 CFR 12.212 and in the event the Licensed Technology is provided to the US Government, such Licensed Technology shall be provided to the US Government only as a commercial end item. Consistent with 48 CFR 12.212, civilian US Government end users acquire the software and documentation with only those license rights set forth herein as restricted by 48 CFR 12.212(a)(1) and (a)(2); Department of Defense end users acquire the software and documentation with only those license rights set forth herein as restricted by 48 CFR 227.7202-1 through 227.7202-4.

(k) Export Restrictions. Owner acknowledges that the Licensed Technology may be subject to the US export laws and regulations. Owner may not export or re-export the Licensed Technology (nor any direct product therefrom) in violation of the US export laws. Owner certifies that Owner is not on the US Department of Commerce’s Denied Persons List or affiliated lists or on the US Department of Treasury’s Specially Designated Nationals List. To the extent required, Owner shall abide by any and all notices regarding export and agrees not to remove or allow any third party to remove such notices. Owner’s obligation under this Section 5.3(k) shall survive the expiration or termination of this Agreement.

(l) Reservation of Rights. Vendor reserves all rights in the Licensed Technology not expressly granted to Owner in this Agreement. Without limitation of the foregoing, but subject to the Escrow Agreement, no rights are granted to Owner, in this Agreement or any other agreement between the Parties, to access, receive, possess, use, reverse engineer, decompile or disclose any source code of any software or firmware provided to Owner by Vendor.

5.4 Owner’s Limited License Upon Termination. Upon termination of this Agreement for any reason, Owner’s Limited License shall, subject to payment of amounts that may be due upon termination, survive and continue in full force and effect, but only with respect to that portion of the Work Product, equipment, materials and software previously supplied by Vendor to Owner and paid for by Owner under this Agreement, and to any Vendor’s Intellectual Property incorporated into such Work Product, equipment, materials and software, solely in connection with Owner’s assembly, installation, erection, construction, occupancy, use, operation, repair, modification and maintenance of the Project; provided, however, that such use by Owner of the Work Product, equipment, materials and software, and any of Vendor’s Intellectual Property is at Owner’s sole risk and, except as otherwise set forth herein, Owner hereby agrees to indemnify, Vendor and Vendor Indemnified Parties, against any and all claims, demands, costs, expenses and liabilities (including reasonable attorneys fees) in connection therewith. Notwithstanding the foregoing, Vendor agrees that the indemnity provided by Vendor in Section 15.1 shall survive termination of this Agreement under the circumstances described in this Section 5.4, but only with respect to that portion of the Work Product, equipment, materials and software previously supplied by Vendor to Owner and paid for by Owner under this Agreement, and to any Vendor’s Intellectual Property incorporated into such Work Product equipment, materials and software.

5.5 Omitted.

5.6 Owner’s License with Respect to SRSG Technology. Vendor has obtained from its SRSG subcontractor a non-exclusive, perpetual, royalty-free, non-revocable,

transferable (only to any of Owner, EPC Contractor, subsequent owner or operator of the Plant (as such term is defined in the SRSG Subcontract) and lenders to the Project (as such term is defined in the SRSG Subcontract) and provided that the scope of such transferee’s use does not exceed the licensed use granted by the SRSG subcontractor to the Vendor) license (with the right to sublicense to any of Owner, EPC Contractor, subsequent owner or operator of the Plant, and lenders to the Project) to use, copy, duplicate, reproduce, reverse engineer, modify, or have modified (collectively, “Use”), and solely in the case of a Release Condition (as such term is defined in the SRSG Subcontract), the further right to manufacture and complete, the SRSG and related documentation supplied by such subcontractor (the “SRSG Subcontractor Technology”) and all of such subcontractor’s intellectual property that is incorporated into the SRSG Subcontractor Technology (the “SRSG Subcontractor IP”) all solely for the purpose of designing the balance of the plant with respect to the Plant and installing, testing, commissioning, start-up, using, owning, operating, repairing, replacing or restoring after a casualty loss and maintaining the SRSG. Vendor hereby grants to Owner a non-exclusive, perpetual, royalty-free, non-revocable, transferable (only to any of Owner, EPC Contractor, subsequent owner or operator of the Plant and lenders to the Project and provided that the scope of such transferee’s use does not exceed the licensed use granted by the SRSG subcontractor to the Vendor) sublicense (with the right to further sublicense to any of Owner, EPC Contractor, subsequent owner or operator of the Plant, and lenders to the Project) to Use, and solely in the case of a Release Condition, to further manufacture and complete, the SRSG Subcontractor Technology and SRSG Subcontractor IP to the full extent of Vendor’s license therein, all solely in connection with the Owner designing the balance of the plant with respect to the Plant and installing, testing, commissioning, start-up, using, owning, operating, repairing, replacing or restoring after a casualty loss and maintaining the SRSG. Owner shall not derive, acquire or develop any Intellectual Property from the SRSG Subcontractor Technology or SRSG Subcontractor IP or information provided by Vendor to Owner relating thereto and Owner shall keep such information confidential pursuant to Article 6. Vendor shall cause Owner to be included as a beneficiary under that certain escrow agreement between the SRSG Subcontractor and Vendor so that Owner has the right to access to the Manufacturing File (as such term is defined in the SRSG Subcontract) under the terms set forth therein. For the avoidance of doubt, Vendor expressly agrees to Owner’s sublicense of the SRSG Subcontractor Technology and SRSG Subcontractor IP to the EPC Contractor under the ECC, MSC and CPC for the purposes of the EPC Contractor performing its Work thereunder (as such term is defined therein).

ARTICLE 6

CONFIDENTIAL INFORMATION

6.1 Confidential Information. Subject to last sentence of Section 5.3(a) any information of a proprietary or confidential nature which, if disclosed in writing, is clearly marked “Proprietary” or “Confidential” and, if disclosed orally or visually, is communicated to be confidential at the time of disclosure and clearly identified as confidential and reduced to a writing clearly marked “Proprietary” or “Confidential” within a period of thirty (30) Days after disclosure (“Confidential Information”) is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with this Agreement in confidence and shall be treated as confidential by the Receiving Party. Information as to the terms of this Agreement shall also be considered Confidential Information which is subject to the terms of this Article 6.

6.2 Restrictions on Use and Disclosure. Owner and Vendor agree to hold Confidential Information supplied to the Receiving Party by the Disclosing Party in confidence for a period commencing with the Effective Date and ending three (3) years from the date of Final Completion or termination of the Agreement, whichever is earlier, and to use such Confidential Information only for purposes of the Project. The provisions of this Section 6.2 shall not apply to information within any one of the following categories:

(i) information that was in the public domain evidenced by printed publication or similar proof prior to Receiving Party’s receipt thereof from the Disclosing Party, or that subsequently becomes part of the public domain by publication or otherwise except by the Receiving Party’s wrongful act; however, this exception (i) shall not apply if the Disclosing Party notifies the Receiving Party that it has written documentation that the disclosed information was made public by a third party in violation of a confidentiality obligation between such third party and the Disclosing Party;

(ii) information that the Receiving Party can show was in its possession in writing or other documentary or recorded form prior to its receipt from the Disclosing Party through no breach of any confidentiality obligation on the part of the Receiving Party;

(iii) information received by the Receiving Party from a third party that did not have a confidentiality obligation with respect to the Receiving Party; or

(iv) information independently developed by the Receiving Party that can be documented in writing.

Detailed information, or information in combination with other information, shall not be excluded from the confidentiality obligations contained herein for the sole reason that such detailed information or combined information is a part of more general information falling within sub-paragraphs (i) through (iv) or Section 6.4.

6.3 Disclosures. Each Party agrees to use its best efforts to (i) prevent the duplication, in whole or in part, of any Confidential Information not belonging to it by any party not provided for in this Article 6, and (ii) hold in confidence and not divulge, in whole or in part, any Confidential Information not belonging to it to any party not provided for in this Article 6. Each Party further agrees not to export or re-export another Party’s Confidential Information to the extent in contravention of any Legal Requirements. Each Party may disclose the other Party’s Confidential Information to those of its Representatives (defined below) solely for purposes of the Project and who have a need to know and have executed confidentiality agreements providing protection no less strict than the protection provided under the terms of this Agreement. Neither Party shall be permitted to make any disclosure of Confidential Information to competitors of the other Party unless the Lender is foreclosing or has foreclosed on the Project in which event the Lender may disclose Confidential Information to a competitor of the Vendor; provided such competitor has first executed a written confidentiality agreement pursuant to which such competitor agrees to use the Confidential Information solely for the purpose of acquiring the Project; and provided, further, in the event the Lender is foreclosing or has foreclosed on the Project [*], Confidential Information of

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the Vendor may be disclosed to a competitor of Vendor who is in a Competitive Business only if (i) such disclosure is only to an affiliate of such competitor that is not in the Competitive Business and who is in good faith (a) evaluating its interest in or considering acquiring the Project, or (b) considering providing services in connection with the Project for a Purpose; (ii) such affiliate has first executed a written confidentiality agreement whereby such affiliate agrees, (a) to use the Confidential Information solely for the purposes set forth in subparagraph (i)(a) and (b) above of this proviso, (b) not to disclose or distribute any Confidential Information to any third party including any other affiliate of such competitor who is a Competitive Affiliate and (c) to establish and enforce systems, policies and procedures to prevent employees and contractors of any Competitive Affiliate from gaining access to any Confidential Information; and (iii) such affiliate agrees to be bound by the provisions of Article 5 of this Agreement regarding the protection, future transfer and use of the Licensed Technology, Work Product and Vendor’s Intellectual Property. For purposes of this Article 6, “Representatives” means directors, officers, employees, contractors, subcontractors and their subcontractors and affiliates, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, lenders, equity investors, potential bankers, potential lenders and potential equity investors). Owner and Vendor shall be responsible for any breach of this Article 6 by any their respective Representatives and each Party agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of any Confidential Information and each Party shall indemnify the other Party from acts or omissions of its Representatives with respect to the Confidential Information delivered to such indemnifying Party.

6.4 Exceptions. Notwithstanding Section 6.3, the Receiving Party may disclose Confidential Information to the extent such disclosure is required by any Lender in connection with the Project, or ordered by a court or other Governmental Authority or permitted under any applicable law, including the Freedom of Information Act, 42 U.S.C. § 552, provided that immediately upon the Receiving Party becoming aware that it is required, or may become required, to disclose Confidential Information for such reason, then to the extent permitted by applicable law: (i) Receiving Party shall give written notice to Disclosing Party of such requirement or potential requirement; and (ii) Receiving Party shall provide reasonable assistance at Disclosing Party’s cost in connection with Disclosing Party’s pursuit of legal remedies in order to limit the extent of Confidential Information required to be disclosed. If such remedy is not obtained, the Receiving Party shall furnish only that portion of the Disclosing Party’s Confidential Information that is required in the opinion of its legal counsel and shall cooperate with the Disclosing Party, at its expense, to enable the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the same.

6.5 Return or Destruction. Confidential Information shall be returned to the Disclosing Party or destroyed (including expunging all such Confidential Information from any computer, word processor, PDA, or any other device designed to store electronic information) promptly upon Disclosing Party’s written request (and in any event no later than fifteen (15) business days after the request therefor) provided that Owner shall not be required to return the Licensed Technology that is integrated in or used in connection with any Solar Equipment the title to which has transferred to Owner hereunder. Upon the request of the Disclosing Party, Receiving Party will provide Disclosing Party with prompt written confirmation of its compliance with the obligations of this Section. Notwithstanding the foregoing, Receiving Party may retain one archival copy of the Confidential Information in its counsel’s office. Receiving Party shall not be required to delete Confidential Information from back-up archival electronic storage as reasonably necessary for the performance of its information technology operation, provided that all such information retained shall continue to be kept confidential pursuant to the terms of this Agreement.

ARTICLE 7

COMMENCEMENT AND COMPLETION OF THE SCOPE OF WORK

7.1 Work Schedule.

7.1.1 The schedule for the execution of the Scope of Work is attached as Exhibit G hereto (the “Work Schedule”). The Work Schedule indicates scheduled dates for the commencement and completion of the various stages of the Scope of Work. Without limiting Vendor’s obligations under this Agreement, Vendor shall: (i) deliver all equipment, materials and software required to be delivered in accordance with Exhibit A, no later than the dates set forth in Exhibit G; (ii) deliver all such equipment, materials and software required to be delivered by Vendor by the Final Delivery Date; and (iii) otherwise complete the Scope of Work for the Contract Price within the time provided in the Work Schedule, unless delayed by a Force Majeure Event, an Owner Caused Delay or an event in respect of which Vendor is entitled to a Change Order hereunder. In the event of a Force Majeure Event, an Owner Caused Delay or other Change Order event, the Contract Price, Work Schedule and other affected terms and conditions of this Agreement shall be revised in accordance with Article 14.

7.1.2 Based upon critical path method analysis of the Work Schedule, if Vendor is unable to achieve delivery of the equipment, materials and software by the dates set forth in Exhibit G, or by the Final Delivery Date, then Vendor shall provide notice to Owner within five (5) business days after becoming aware of such event, and within a further ten (10) business days deliver to Owner a detailed commercially reasonable proposal (a “Recovery Plan”) describing the actions Vendor proposes to take in order to remedy such failure to deliver equipment, materials and software in accordance with Exhibit G, and/or achieve the Final Delivery Date. Vendor’s Representative shall meet with Owner’s Representative and such other persons as Owner shall require at such reasonable times and in such places as Owner shall designate to discuss, amend and implement the Recovery Plan; provided however, Vendor shall not, except as provided with respect to a Force Majeure Event or Owner Caused Delay or pursuant to a Change Order, be relieved of its obligations to achieve the final delivery by the Final Delivery Date or meet its obligations under this Agreement. If, in Owner’s reasonable judgment, Vendor fails to provide a reasonable Recovery Plan within fifteen (15) business days, or such longer period as may be mutually agreed by the Parties, Owner may direct Vendor, at Vendor’s cost and without relieving Vendor of any of its obligations under this Agreement, to take such actions as are reasonably required to resolve the deficiency. Additionally, if during execution of the Scope of Work, Owner should reasonably determine that Vendor has not met, or is unlikely to meet the dates set forth in Exhibit G, then Owner may provide a written notice to Vendor directing that Vendor provide adequate assurance demonstrating that corrective measures will be effected by Vendor. Upon receipt of such notice, Vendor shall be obligated to furnish the Recovery Plan specified in and in accordance with this Section 7.1.2.

7.2 Notice to Proceed; Commencement. Vendor’s performance of the Scope of Work shall commence within five (5) Days of Vendor’s receipt of Owner’s written notice to proceed in the form prescribed in Exhibit H-2 (the “Notice to Proceed”) unless the Parties mutually agree otherwise in writing. Owner and Vendor mutually agree that “time is of the essence” with respect to the achievement of the critical dates set forth in Exhibit G and the Final Delivery Date.

7.2.1 The above notwithstanding, the Parties agree that prior to the execution of this Agreement and/or following execution of this Agreement, but prior to the delivery by Owner of the Exhibit H-2 Notice to Proceed, Owner may direct Vendor to proceed with certain aspects of the Scope of Work. Such direction shall be given via a Limited Notice to Proceed in the form prescribed on Exhibit H-1 hereto (the “LNTP”). Funding for all LNTP activities shall be provided by the Owner in advance of Vendor commencing any LNTP activities.

7.3 Commissioning and Start-Up of the Solar Field. Prior to commissioning and start-up of the Solar Field, Owner, or its EPC Contractor, in conjunction with Vendor, shall prepare a Punch List of items which may be completed by Vendor following commissioning and start-up of the Solar Field. Vendor shall (i) commission and start up the solar field by the date set forth in Exhibit G in accordance with the plans and procedures set forth in Exhibit A-1 – Installation, Commissioning and Start-Up General Plan; and (ii) advise Owner and its EPC Contractor with respect to the conduct of the Performance Tests, as defined in and required by the ECC.

7.4 Final Completion.

7.4.1 Final Completion (“Final Completion”) of the Scope of Work shall be achieved as expeditiously as reasonably practicable, but in any event no later than ninety (90) days following the fourth year of commercial operation of the Plant as set forth in Section 8.1.1.

7.4.2 Final Completion shall be achieved when the following conditions have been met:

(a) Vendor has delivered all of the equipment, materials, software and documentation required to be delivered to Owner pursuant to Exhibit A – Scope of Work;

(b) any outstanding amounts owed by Vendor to Owner have been paid in full, including any Delay Liquidated Damages or Performance Liquidated Damages due and payable by Vendor hereunder; and the Project is free and clear of any liens arising by or through Vendor;

(c) the items identified on the Punch List have been completed by Vendor to the Owner’s reasonable satisfaction;

(d) all information required from Vendor pursuant to Exhibit A – Scope of Work and under this Agreement has been provided to Owner;

(e) all of Vendor’s subcontractors and suppliers shall have been paid amounts due in full;

(f) Vendor shall have met, or be deemed to have met (through the payment of Performance Liquidated Damages) all of the Performance Guarantees required to be met by Vendor hereunder; and

(g) Vendor has provided to Owner (i) an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, sales or use taxes of any Vendor Responsible Party, or other items performed, furnished or incurred for or in connection with the Scope of Work which will in any way affect Owner’s interests, and (ii) conditional and unconditional lien waivers of all lien rights in the forms set forth in Exhibit K-3 and K-4.

7.4.3 Procedures.

(a) When Vendor believes that it has satisfied the requirements for Final Completion to be achieved hereunder, Vendor shall notify Owner in writing, by delivering to Owner a proposed certificate (a “Certificate of Final Completion”) with respect to its Scope of Work that will set forth the date of Final Completion. Vendor’s Certificate of Final Completion shall be deemed certified and accepted by Owner unless within ten (10) business days of receipt of such notice, Owner shall notify Vendor in writing whether or not Vendor has fulfilled the requirements of Final Completion. If Vendor has not fulfilled such requirements for Final Completion, Owner shall specify in such notice to Vendor in reasonable detail the reasons that the requirements for Final Completion have not been met. Vendor shall promptly act to correct such deficiencies so as to achieve Final Completion. Following any such remedial action, Vendor shall deliver to Owner a new notice of Final Completion and the provisions of this Section 7.4.3(a) shall apply with respect to such new Final Completion notice in the same manner as they applied to the original Final Completion notice.

(b) When Owner confirms in writing that Vendor has achieved Final Completion of its Scope of Work in accordance with the Agreement, or Owner’s certification and acceptance of the Certificate of Final Completion has been deemed to have been provided pursuant to Section 7.4.3(a), Owner shall issue the Certificate of Final Completion.

ARTICLE 8

PERFORMANCE TESTS, GUARANTEES & LIQUIDATED DAMAGES

8.1 Performance Tests. Owner, with the advice of, and in conjunction with Vendor, or Vendor, with the advice of, and in conjunction with Owner, as set forth below, shall conduct the following performance tests in accordance with Exhibit C – Performance Tests and Procedures (the “Performance Tests”):

8.1.1 Annual Plant Electrical Generation Tests. For each of the first [*] years of the Plant’s commercial operation beginning on the Initial Operation Date, as defined in the PPA, Owner shall conduct an Annual Plant Electrical Generation Test, as set forth in Exhibit C, for the purpose of comparing annual Plant time-of-day weighted (“TOD”) electrical generation

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to the performance and financial model adjusted projected annual Plant electrical generation over each of the [*] one-year periods (each such period an “Annual Plant Electrical Generation Test”). The performance and financial model adjustments for this purpose shall take into account: solar insolation, ambient temperature, humidity, wind (including shut down of the Solar Field as a result of high winds) and visibility, and other Plant operating conditions (for which Vendor is not responsible under this Agreement), but shall exclude: (i) lost electrical generation due to (a) a Force Majeure event, as defined in the PPA, (b) Southern California Edison Company’s failure to perform under the PPA, or (c) any failure of the Transmission Provider or CAISO (as such terms are defined in the PPA) to dispatch the Plant; (ii) lost electrical generation due to Force Majeure Events, Owner Caused Delays or Owner’s delay or failure to meet its obligations under this Agreement or to take reasonable measures to maximize TOD weighted electrical generation by the Plant; (iii) lost electrical generation due to the failure of Owner or the Operator to operate and maintain the Plant in accordance with Good Industry Practices or the requirements applicable to the Operator under the relevant contract documents; and (iv) the breakdown or failure of Plant equipment (excluding routine and scheduled maintenance of such equipment) unrelated to the overall Plant design or to the design or performance of the Solar Field or SRSG (collectively, following all such adjustments, the “Performance Model Adjusted Annual Plant Electrical Generation”), all subject to and as further described and set forth in Exhibit C.

8.1.2 Additional Tests. Vendor, with the advice of and in conjunction with Owner and EPC Contractor, shall conduct (i) two SFINCS interim milestone tests (as set forth in Exhibit C), (ii) a reliability test (“Reliability Test”) and (iii) a SFINCS operational test (“SFINCS Operational Test”) as set forth in Schedule 2 to Exhibit C “Methodology for Assessment of Predicted Performance for the Ivanpah Project.” Vendor shall advise and assist Owner with respect to evaluation of the Solar Field and SRSG performance in connection with the Capacity Test and Heat Rate Test (as defined in and conducted pursuant to the ECC) of the power block as set forth in Schedule 2 to Exhibit C.

8.2 Performance Guarantees. Vendor guarantees that the Plant shall achieve each of the following performance levels, as determined in accordance with Exhibit C – Performance Tests and Procedures (the “Performance Guarantees”):

8.2.1 Substantial Completion under the Equipment and Construction Contract. Vendor guarantees that the Solar Field and SRSG will provide sufficient steam output (as defined in Section 8.2.3 of the Scope Book, as defined in the ECC) to enable the EPC Contractor to achieve Substantial Completion by the Guaranteed Substantial Completion Date, as such terms are defined in the ECC, as the same may be amended from time to time (the “Solar Field and SRSG Performance Guarantee”), provided, however, that Vendor makes the Solar Field and SRSG Performance Guarantee only to the extent that a failure to provide such sufficient steam is due to:

(a) Vendor’s performance under this Agreement;

(b) Vendor’s or its Affiliates’ performance under the SFSS; or

(c) Vendor’s performance under the CPSFA.

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Notwithstanding the foregoing, Vendor shall not make the Solar Field and SRSG Performance Guarantee to the extent any failure that would otherwise be covered by the Solar Field and SRSG Performance Guarantee is due to:

(x) the Owner’s, EPC Contractor’s or Operator’s improper storage, handling, installation, erection, commissioning, start-up, operation or maintenance of the Solar Field or SRSG; provided, that the foregoing exception to the coverage of the Solar Field and SRSG Performance Guarantee shall only apply if Vendor notifies Owner within thirty (30) days following the time when Vendor learns or should have learned of any such improper storage, handling, installation, erection, commissioning, start-up, operation or maintenance; and provided, further, that the foregoing exception to the coverage of the Solar Field and SRSG Performance Guarantee shall in no event apply to commissioning and start-up services with respect to the Leased Tools and the Solar Field provided by Vendor, its Affiliates or subcontractors (which shall be covered by the Solar Field and SRSG Performance Guarantee); or

(y) to the EPC Contractor’s conduct of its other work under the ECC.

Notwithstanding anything to the contrary in this Agreement, in the event Substantial Completion is deemed to have been achieved for the reasons set forth in Section 11.1.3 of the ECC due to a defect in the Solar Field Equipment or Solar Receiver Steam Generator, as such terms are defined in the ECC, for which the EPC Contractor is not responsible, Vendor shall not be relieved of any of its obligations under this Agreement [*].

8.2.2 Annual Plant Electrical Generation Guarantees. Vendor guarantees that the Plant’s annual TOD weighted electrical generation for each of the [*] one-year periods, set forth in Section 8.1.1, will be not less than the lesser of: (i) the proforma financial model projected TOD weighted electrical generation or (ii) the Performance Model Adjusted Annual Plant Electrical Generation times the percentages set forth below for each of the one year periods: (w) [*] for the Plant’s first year of operation; (x) [*] for the second year; (y) [*] for the third year; and (z) [*] for the fourth year (each such guarantee an “Annual Plant Electrical Generation Guarantee”); provided, however, that Vendor makes such guarantee only to the extent that a failure to achieve an Annual Plant Electrical Generation Guarantee is due to Vendor’s performance under this Agreement, or to its, or its Affiliates’ performance under the SFSS; and Vendor makes no such guarantee in the event such failure is due to the Owner’s, EPC Contractor’s or Operator’s improper storage, handling, installation, erection, commissioning, start-up, operation or maintenance of the Solar Field or SRSG (excluding commissioning and start-up services with respect to the Leased Tools and the Solar Field provided by Vendor, its Affiliates or subcontractors) or to the EPC Contractor’s conduct of his other work under the ECC.

8.2.3 Guaranteed Minimum Annual Plant Electrical Generation. Vendor guarantees that the Plant’s TOD weighted electrical generation during any one of the periods described in Section 8.1.1 during the first four years of the Plant’s commercial operation following the Initial Operation Date under the PPA will be not less than 95% times the lesser of: (i) the proforma financial model projected TOD weighted electrical generation; or (ii) the

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Performance Model Adjusted Annual Plant Electrical Generation for such annual period (“Guaranteed Minimum Annual Plant Electrical Generation”). Notwithstanding any provision of this Agreement to the contrary, and for the sake of clarity, Vendor’s obligation to achieve Guaranteed Minimum Annual Plant Electrical Generation is not subject to the Performance Liquidated Damage provisions set forth in Section 8.3.2 below, and Vendor has a “make right” obligation in order to achieve the Guaranteed Minimum Annual Plant Electrical Generation, subject only to the limitations set forth in Section 21.2 below, provided, however, once the Guaranteed Minimum Annual Plant Electrical Generation has been met, the provisions with respect to Buydown Liquidated Damages, as set forth in Section 8.3.2.2 below shall apply.

8.2.4 Procedures.

(a) When Vendor believes that it has satisfied the requirements for any of the Performance Guarantees required by this Section 8.2, Vendor shall so notify Owner in writing, by delivering to Owner a notice with respect to the Performance Guarantee that has been achieved. Such notice shall include the data, information, test results and reasoning upon which Vendor relies in determining that the requirements of the respective Performance Guarantee have been met. Vendor’s notice shall be deemed certified and accepted by Owner unless within ten (10) business days of receipt of such notice, Owner shall notify Vendor in writing whether or not Vendor has fulfilled the requirements of the respective Performance Guarantee. If Vendor has not fulfilled such requirements in Owner’s reasonable opinion, Owner shall specify in such notice to Vendor in reasonable detail the reasons that the requirements for such Performance Guarantee have not been met. Vendor shall promptly review such notice from Owner, and Vendor may, if Vendor disagrees with Owner’s assertions, deliver to Owner a new notice with respect to such Performance Guarantee and the provisions of this Section 8.2.4 shall apply with respect to such new notice in the same manner as they applied to the original notice.

(b) When Owner confirms that the respective Performance Guarantee has been met, or Owner’s certification and acceptance that the respective Performance Guarantee has been deemed to have been met pursuant to Section 8.2.4(a), Owner shall issue a written certificate stating that such Performance Guarantee has been met.

8.3 Liquidated Damages.

8.3.1 Schedule Liquidated Damages. Vendor understands that if Vendor does not support EPC Contractor’s achievement of Substantial Completion by the Guaranteed Substantial Completion Date, as both terms are defined in the ECC, through the timely performance of it Scope of Work, as specified hereunder, and under the CPSFA, Owner will suffer damages which are difficult to determine and accurately specify. Vendor agrees, to pay liquidated damages for delay, subject to the limitations set forth in this Section 8.3.1, in Section 8.3.3 and in Article 21 (“Delay Liquidated Damages”) as follows:

For each day that the steam output of the Solar Field and SRSG is insufficient (as defined in Section 8.2.3 of the Scope Book, as defined in the ECC) to enable the EPC Contractor to achieve Substantial Completion by the Guaranteed Substantial Completion Date under the

ECC, and such failure is due to Vendor’s breach of the Solar Field and SRSG Performance Guarantee under this Agreement, or a failure of Vendor’s performance under the CPSFA, and not due to the Owner’s, EPC Contractor’s or Operator’s improper storage, handling, installation, erection, commissioning, start-up, operation or maintenance of the Solar Field or SRSG (excluding commissioning and start-up services with respect to the Leased Tools and the Solar Field provided by Vendor, its Affiliates or subcontractors) or to the EPC Contractor’s conduct of his other work under the ECC, Vendor shall pay to Owner, as Delay Liquidated Damages, [*] subject to a limitation equal to the lesser of: (i) an aggregate cap for such Delay Liquidated Damages under this Agreement of [*]; or (ii) a combined aggregate cap for such Delay Liquidated Damages and any delay liquidated damages assessed against and paid by Vendor or its Affiliates under the SFSS in respect of the failure to achieve Substantial Completion by the Guaranteed Substantial Completion Date under the ECC of [*]; provided, that in no event shall Vendor and its Affiliates be liable for more than [*] for each day of delay under this Agreement and the SFSS in the cumulative aggregate. Vendor shall not be liable for Delay Liquidated Damages during any period of time for which an extension of the Scheduled Substantial Completion Date is available under the ECC due to a Change Event (as defined in the ECC) unless such extension arises pursuant to Section 11.1.3 of the ECC due by a defect in the “Solar Field Equipment” or “Solar Receiver Steam Generator”, as such terms are defined in the ECC, for which the EPC Contractor is not responsible.

Such Delay Liquidated Damages shall be paid as agreed stipulated damages, and not as a penalty. The Parties acknowledge and agree that the Delay Liquidated Damages are reasonable in the light of the difficulty of ascertaining as of the Effective Date the loss that Owner will sustain if Substantial Completion is not achieved by the Guaranteed Substantial Completion Date (as defined in the ECC). In the light of the difficulty of estimating the actual effect of a failure to achieve Substantial Completion by the Guaranteed Substantial Completion Date, the Parties agree that the Delay Liquidated Damages shall apply regardless of the actual amount of damage that may be suffered by Owner.

Vendor shall pay any Delay Liquidated Damages monthly within thirty (30) Days of receipt of notice from Owner, delivered after the end of any month during which such damages accrued. Each such notice shall specify the amount of such damages due and payable and shall include reasonable data and calculations on the basis of which such damages have been determined to be due and payable by Vendor and assessed by Owner. Owner will have the right to offset any liability of Vendor under this Section 8.3.1 against any amount due or to become due from Owner to Vendor under this Agreement.

8.3.1.1 Exclusive Remedies. Payment of Delay Liquidated Damages provided herein [*] shall be in lieu of all liability for any and all extra costs, losses, loss of profits, loss of use, expenses, claims, penalties and any other damages, whether special, incidental or consequential, or of any kind or nature whatsoever, incurred by Owner which are occasioned by any delay by Vendor in the performance of its Scope of Work under this Agreement and shall be Owner’s sole and exclusive remedies with respect thereto. This limitation shall not, however, be construed to limit Owner’s claim for damages of any other nature not occasioned by delay such as those costs

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associated with the termination of this Agreement for cause, as set forth in Section 15.2, due to a Vendor default.

8.3.2 Performance Liquidated Damages. Owner may assess the following Performance Liquidated Damages subject to the limitations set forth in this Section 8.3.2, in Section 8.3.3 and in Article 21 (“Performance Liquidated Damages”):

8.3.2.1 Ramp Up Period Performance Liquidated Damages. Vendor shall pay liquidated damages for the failure of the Plant to achieve each of the Annual Plant Electrical Generation Guarantees, set forth in Section 8.2.2, of [*] for each percentage point (or portion thereof) of electrical generation not achieved subject to the following limitations: (i) [*] for the first year of the Plant’s operation; (ii) [*] for the second year of the Plant’s operation; (iii) [*] for the third year of the Plant’s operation; and (iv) [*] for the fourth year of the Plant’s operation (“Ramp-up Period Performance Liquidated Damages”).

8.3.2.2 Buydown Liquidated Damages. In the event that the Plant shall have achieved the Guaranteed Minimum Annual Plant Electrical Generation requirement, but has not met the Annual Plant Electrical Generation Guarantee for year four following the Initial Operation Date under the PPA, Owner shall have the option, at its sole election, to require Vendor to buydown the Plant’s performance for the remainder of the PPA term as follows: Vendor, if Owner so elects, shall pay to Owner [*] for each percentage point (or portion thereof) of electrical generation not achieved based upon the highest level of electrical generation produced with respect to any of annual periods as provided in Section 8.1.1 subject to an aggregate limitation of such buydown liquidated damages of [*] (the “Buydown Liquidated Damages”).

8.3.2.3 Exclusive Remedy. Except with respect to Vendor’s obligation to achieve the Solar Field and SRSG Performance Guarantee (which is subject to the payment of Delay Liquidated Damages), the Guaranteed Minimum Annual Plant Electrical Generation [*], payment of the Performance Liquidated Damages, as provided herein, shall be in lieu of all liability for any and all extra costs, losses, loss of profits, loss of use, expenses, claims, penalties and any other damages, whether special, incidental or consequential, or of any kind or nature whatsoever, incurred by Owner which are occasioned by any failure of performance of the Solar Field, SFINCS and SRSG, and any other equipment, material and services supplied by Vendor in connection with the performance of the Scope of Work under this Agreement and the work performed by Vendor or its Affiliates under the SFSS, and shall be Owner’s sole and exclusive remedy with respect thereto. This limitation shall not, however, be construed to limit Owner’s claim for damages of any other nature not occasioned by performance such as those costs associated with the termination of this Agreement for cause, as set forth in Section 15.2, due to a Vendor default.

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8.3.3 Maximum Liability for Liquidated Damages. Vendor’s total liability for: (i) all Delay Liquidated Damages under Section 8.3.1; (ii) all Performance Liquidated Damages under Section 8.3.2; and (iii) all delay liquidated damages paid by Vendor, or its Affiliates, under the SFSS, shall not exceed in the cumulative aggregate Fifty-Five Million Dollars ($55,000,000).

8.3.4 Security with Respect to Certain Vendor Payment and Warranty Obligations. Vendor is a party to that certain security escrow agreement (“Security Escrow Agreement”) by and among Owner, Vendor, BSOI, BrightSource Energy, Inc., NRG Solar Ivanpah LLC, Danke Schoen Project LLC, and Wells Fargo Bank, National Association, dated as of April 5, 2011 pursuant to which certain of Vendor’s obligations to pay Delay Liquidated Damages, Performance Liquidated Damages, [*] and to perform its warranty obligations under this Agreement, are secured subject to the terms and conditions of the Security Escrow Agreement. Any distribution of Escrow Property (as defined in the Security Escrow Agreement) to Owner pursuant to the Security Escrow Agreement with respect to Vendor’s obligations set forth in the preceding sentence shall constitute full satisfaction and accord of Vendor’s obligations only to the extent of such distribution and Owner shall, [*] be required to make one request to the escrow agent regarding each failure of Vendor with respect to a secured obligation for a distribution of any such Escrow Property before declaring Vendor in default of its obligations hereunder, and, if a request is required to be made to the escrow agent before declaring Vendor in default of it obligation hereunder in accordance with this sentence, should for any reason Escrow Property sufficient to satisfy such request not be delivered to Owner within five (5) business days after such request, Owner may then proceed to declare a default hereunder. The provisions of the Security Escrow Agreement in no way limit any of Vendor’s obligations under this Agreement.

ARTICLE 9

WARRANTIES

9.1 Vendor Warranty. Vendor warrants to Owner that the services provided by Vendor under this Agreement shall meet the standard of care set forth in Section 3.2, and will be performed in accordance with Good Industry Practices; and that the materials, equipment, software, SFINCS, Licensed Technology, supplies and other items furnished by Vendor under the Scope of Work hereunder, and the Leased Tools leased to Owner under the CPSFA shall be (i) new and of good quality upon delivery to the Site and will be completed and delivered in compliance with the Work Schedule, Scope of Work and the Contract Documents, and in compliance with all Legal Requirements, and in a good and workmanlike manner; (ii) free of defects in design, workmanship and materials; and (iii) free of any liens and any and all license, royalty and other liabilities for the use of patents, copyrights, trade secrets or other intellectual property. Vendor’s warranty obligation includes defects caused by negligence, errors, omissions, abuse, alterations, and failure to perform or maintain the work by the Vendor, its subcontractors, and their respective contractors, suppliers, officers, agents, and employees, or

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any other person for whose acts Vendor may be liable under law (Vendor, and all the foregoing parties, collectively referred to herein as the “Vendor Responsible Parties”).

9.2 Warranty Exclusions. Vendor’s warranty obligations do not include: (i) reasonable wear and tear; (ii) normal corrosion; (iii) use of unapproved parts or unproved alterations to components to the extent prohibited by Vendor’s written operating manuals; (iv) defects caused by persons other than the Vendor Responsible Parties, including operation or maintenance of the Plant or installation and commissioning of the equipment, materials and software by such persons in violation of the written operating, maintenance, installation, and commissioning instructions, manuals and protocols supplied to Owner, or Owner Responsible Parties, by Vendor prior to such installation, commissioning or operation; (v) vandalism, misuse or Force Majeure Events; or (vi) items expected to be consumed or expended during the normal and routine operation and maintenance of the Solar Field and SRSG. Owner shall afford, or cause Owner Responsible Parties to afford, Vendor reasonable access subject to applicable Site rules (Exhibit I – Environment, Safety and Health Plan during construction and reasonable Operator Site rules during commercial operation of the Plant) to the Site for Vendor’s performance of its warranty work, and to Owner’s operation and maintenance records of the Project for the purpose of analyzing warranty claims. Nothing in this warranty limits or voids any supplier’s or manufacturer’s warranty which provides Owner with additional and/or greater warranty rights than set forth in this Section 9.2 or the Contract Documents. Vendor shall assign to Owner any and all warranties that it receives from third parties relating to the Scope of Work which exceed the Vendor warranty period set forth in Section 9.5.1.

9.3 Limitation of Warranties with Respect to the Leased Tools. Notwithstanding Section 9.1(ii) above, Vendor’s sole and exclusive warranty with respect to the design, operability and performance of the Leased Tools is that each Leased Tool shall meet the acceptance criteria (“Acceptance Criteria”) specified for each Leased Tool under the CPSFA.

9.4 Limitation of Warranties. OTHER THAN AS SET FORTH IN SECTIONS 9.1 AND SUBJECT TO THE LIMITATION SET FORTH IN SECTIONS 9.2 AND 9.3, AND AS EXPRESSLY PROVIDED IN THE CONTRACT DOCUMENTS, VENDOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED OR GUARANTEES EXPRESS OR IMPLIED RELATING TO THE WORK, MACHINERY, EQUIPMENT, MATERIALS, SYSTEMS, SUPPLIES OR OTHER ITEMS AND VENDOR DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OTHER THAN WARRANTIES OF TITLE. PERFORMANCE BY VENDOR OF ITS OBLIGATIONS UNDER SECTION 9 SHALL BE OWNER’S EXCLUSIVE REMEDY AND VENDOR’S SOLE LIABILITY FOR ANY DEFECTS OR DEFICIENCIES IN THE DESIGN, MACHINERY, EQUIPMENT, MATERIALS SYSTEMS, SUPPLIES OR OTHER ITEMS OR SERVICES PROVIDED BY VENDOR PURSUANT TO THIS AGREEMENT.

9.5 Correction of Defective Work.

9.5.1 Vendor agrees to correct any work that is found not to be in conformance with Section 9.1, but subject to the exclusions set forth in Sections 9.2 and 9.3, within a period of [*] from the Substantial Completion Date as defined and set forth in the

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ECC; provided that with respect to any warranty repair or replacement, which may include the provision of additional equipment and materials, and modification of such additional equipment and materials, as necessary, such period shall extend for the longer of the remaining warranty period, or one (1) year from completion of such repair, replacement, modification or addition; and provided further, that in no event shall any warranty period be extended beyond twelve (12) months following the expiration of the original warranty period. All correction of defective work under this Section 9.5.1 will include the cost of removal, disassembly, repair, replacement and re-assembly of the warranted items. Owner’s sole remedy with respect to any work that is not in compliance with Section 9.1 and subject to the limitations set forth in Sections 9.2 and 9.3 shall be reperformance of deficient services, or correction of the defective work pursuant to this Article 9, and/or pursuit of any applicable warranty claim on any warranty issued by a supplier or manufacturer. Notwithstanding the foregoing, Vendor’s warranty with respect to the Leased Tools and to any services provided under this Agreement with respect to the Leased Tools leased to Owner under the CPSFA shall extend for twelve (12) months only from the date the Leased Tools have met the Acceptance Criteria under the CPSFA and are ready to be placed in service. Warranty repair or replacement, or reperformance of deficient services, with respect to the Leased Tools shall be rewarranted for twelve (12) months provided that in no event may any warranty with respect to the Leased Tools exceed twelve (12) months following expiration of the original warranty period applicable to the Leased Tools.

9.5.2 Vendor shall, at its sole cost and within a reasonable time, or immediately with respect to an event involving safety, of receipt of written notice from Owner that its work is not in conformance with the Contract Documents (but not longer than twenty (20) Days, save for an event involving safety) take meaningful steps to commence correction of such nonconforming work, including the correction, removal or replacement of the nonconforming work and correction or replacement of any work damaged by such nonconforming work or reperformance of deficient services.

9.5.3 If Vendor fails to commence the necessary steps within the time period set forth in Section 9.5.2, or fails to continue to prosecute such steps through to completion, Owner may provide Vendor with written notice that Owner will commence or assume correction of such nonconforming work and repair of such damaged work with its own resources within seven (7) Days after Vendor’s receipt of such notice. If Owner does perform such corrective and repair work, Vendor shall be responsible for all reasonable costs incurred by Owner in performing such correction and such corrective and repair work performed by Owner shall remain subject to warranty in accordance with the terms of this Article 9.

9.6 Owner Election of Warranty. With respect to services or materials, equipment, software or other items furnished by Vendor under this Agreement, to the extent and for the period a warranty is in effect for the same services or materials, equipment, software or other items under the CGSA, Owner may elect to make a warranty claim under this Agreement or the CGSA, but may not make a warranty claim under both such agreements for the same services or materials, equipment, software or other items. Nothing in this Agreement shall be construed to extend any warranties or obligations provided under the CGSA.

ARTICLE 10

CONTRACT PRICE

Owner shall pay Vendor in accordance with the terms of Article 11, the sum of Eighty Three Million One Hundred Eighteen Thousand Dollars ($83,118,000.00) for agreed Fixed Costs, plus any Reimbursable Costs which are recoverable under this Agreement (the “Contract Price”) for the entirety of the Scope of Work, subject to adjustments made in accordance with this Agreement. The Contract Price excludes any applicable sales, value-added, ad valorem, use or duty taxes which shall be the responsibility of the Owner. Vendor shall retain responsibility for all franchise taxes and taxes imposed on its net income derived by Vendor as a result of its performance under the Contract Documents.

ARTICLE 11

PAYMENT PROCEDURES; RISK OF LOSS

11.1 Progress Payments.

11.1.1 Subject to the provisions of this Article, the Contract Price, expressed as the Fixed Cost portion of the Contract Price as set forth on Exhibit D – Payment Schedule, shall be payable to the Vendor by Owner in monthly progress payments, for (a) Scope of Work completed by Vendor, and (b) equipment and materials delivered to Owner in accordance with the delivery terms and conditions set forth herein. Title to all equipment and materials (or part thereof) to be delivered to Owner shall pass to Owner upon the later of: (a) delivery by Vendor to the Site, or the scheduled delivery date(s) for such equipment or materials, as set forth in Exhibit G – Work Schedule, whichever is earlier; or (b) payment in full with respect to such equipment and materials (or part thereof). Notwithstanding this passage of title, Vendor must at all times prior to delivery to Owner take all commercially reasonable steps to protect and preserve the condition of all equipment, materials and products, and/or used in furtherance of Vendor’s Scope of Work. All monthly progress payments shall be credited against the Contract Price. On or before the fifth (5) Day following the last day of each Pay Period Vendor shall submit to Owner an itemized Application for Payment (each an “Application for Payment”) and a Progress Report substantiating Vendor’s right to payment for work performed during the prior Pay Period. Such application shall have partial conditional and unconditional lien waivers from Vendor and as required in Section 3.4.4 with respect to Vendor’s subcontractors and suppliers in the forms set forth in Exhibit K-1 and K-2 waiving pro tanto Vendor’s rights to file liens for all work performed and materials furnished for the payment application submitted and for all such work and material for which payment has previously been made. Applications for Payment shall include a Progress Report as of the end of the period covered by the Application for Payment. The Application for Payment shall constitute Vendor’s representation that the work has been performed consistent with the Contract Documents and has progressed to the point indicated in the Application for Payment. Owner and Vendor agree that the Exhibit D is a reasonable representation of the value of the various elements and stages of the work and of the Work Schedule upon which Vendor will request payments from Owner in respect of elements of the work as it progresses assuming timely achievement of the Work Schedule set forth in Exhibit G.

11.1.2 As part of the Contract Price, Owner shall pay Vendor, within five (5) business days following issuance of the NTP, an advance fee of [*] of the Fixed Portion of the Contract Price or [*] or in the event Owner has issued one or more LNTPs, [*] of the remaining amount of the Contract Price to be paid to Vendor, whichever is less (the “Advance Fee”). The payment made under this subsection 11.1.2 shall not be subject to retainage, but shall be applied toward and credited against the Contract Price when paid.

11.1.3 Exhibit D sets forth the payment schedule for Vendor’s Scope of Work. The payment schedule serves as the basis for monthly progress payments made to Vendor throughout its performance of the work.

11.1.4 Risk of Loss. Risk of loss shall pass to the Owner upon delivery by the Vendor DDP (Incoterms 2000) to the Site.

11.1.5 To the extent that Owner agrees that the payment being requested and the portion of the work performed during the previous Pay Period has been substantiated against the Work Schedule and the payment schedule set forth in Exhibit D, within thirty (30) Days after Owner’s receipt of each properly submitted Application for Payment, Owner shall pay Vendor all amounts properly due, but in each case less the total of payments previously made, and less amounts properly withheld under this Agreement. Applications for Payment shall be deemed certified and accepted by Owner ten (10) Days after receipt unless Owner provides Vendor with written notice and details of items not accepted or approved within such ten (10) Day period. If Owner determines that Vendor is not entitled to all or part of an Application for Payment, it will notify Vendor in writing within ten (10) Days after receipt of Application for Payment. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Vendor must take to rectify Owner’s concerns. Vendor and Owner will attempt to resolve Owner’s concerns prior to the date payment is due. If the Parties cannot resolve such concerns, each Party may pursue its rights under the Contract Documents. Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Vendor all undisputed amounts included in an Application for Payment within the times required by this Agreement.

11.1.6 Until Final Completion, Owner will retain [*] of each payment, excluding the Advance Fee. Upon Final Completion of the Scope of Work pursuant to Section 7.4, Owner shall release to Vendor all retained amounts or return the letter of credit or surety bond provided pursuant to the next sentence relating to the Scope of Work. At Vendor’s option, a letter of credit or surety bond acceptable to Owner may be substituted for any amounts retained pursuant to this Section 11.1.6.

11.2 Final Payment. Vendor shall deliver to Owner a request for final payment (the “Final Application for Payment”) when Vendor believes Final Completion has been achieved in accordance with Section 7.4. The Final Application for Payment shall be deemed certified and accepted by Owner ten (10) Days after receipt unless Owner provides Vendor with written notice and details of items not accepted or approved within such ten (10) Day period. Vendor and Owner will attempt to resolve Owner’s concerns prior to the date payment is due. If the

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Parties cannot resolve such concerns, each Party may pursue its rights under the Contract Documents. Owner shall make final payment within thirty (30) Days after Owner has agreed in writing, or Owner’s certification and acceptance of the Certificate of Final Completion has been deemed to have been provided pursuant to Section 7.4.3(a), that Final Completion has been achieved.

11.3 Failure to Pay Amounts Due.

11.3.1 Interest. Payments which are due but unpaid by Owner to Vendor, whether progress payments or final payment, shall bear interest commencing five (5) Days after payment is due pursuant to this Article 11 at the lesser of (i) the Prime Rate plus [*] percentage points, or (ii) the maximum rate permitted under applicable law.

11.3.2 Right to Suspend Work. If Owner fails to pay Vendor any undisputed amount that becomes due, Vendor, in addition to all other remedies provided in the Contract Documents, may stop work pursuant to Section 16.4 hereof. All payments properly due and unpaid shall bear interest at the rate set forth in Section 11.3.1.

11.4 Vendor’s Payment Obligations. Vendor will promptly pay its suppliers and subcontractors, in accordance with its contractual and statutory obligations to such parties, all the amounts Vendor has received from Owner on account of their work. Vendor will use reasonable commercial efforts to impose similar requirements on its subcontractors and suppliers to promptly pay those parties with whom they have contracted. Vendor will indemnify, defend and hold harmless Owner and Owner against any claims for payment and mechanic’s liens as set forth in Section 15.2 hereof. This indemnification obligation includes the duty to use good faith efforts to pursue, at Vendor’s sole cost, the placement of lien bond and/or the defeat and removal of any liens placed on the work or the Project, in whole or in part, by any party claiming not to have been paid by Vendor for services, labor, materials, or improvements provided at or related to the Project.

ARTICLE 12

HAZARDOUS SUBSTANCES

12.1 Hazardous Substances.

12.1.1 To the fullest extent permitted by law, Owner shall indemnify, defend and hold harmless the Vendor Indemnified Parties, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from the presence, removal or remediation of Hazardous Substances (other than any Hazardous Substances introduced by any Vendor Responsible Party) at the Site. Vendor shall be entitled to an adjustment to the Contract Price, Work Schedule and other affected terms and conditions of this Agreement in accordance with Article 14 to the extent it has been adversely impacted by such Hazardous Substances at the Site for which it is not responsible under this Article 12.

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12.1.2 Owner is not responsible for Hazardous Substances introduced to the Site by any Vendor Responsible Party. To the fullest extent permitted by law, Vendor shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, remediation costs and defense costs arising out of or resulting from those Hazardous Substances introduced to the Site by any Vendor Responsible Party.

ARTICLE 13

FORCE MAJEURE; CHANGE IN LEGAL REQUIREMENTS

13.1 Definition. “Force Majeure Event” shall mean any event or circumstance or combination of events or circumstances that (i) adversely affects, prevents or delays any Party (including such Party’s subcontractors and suppliers) in the performance of its obligations in accordance with the terms of this Agreement, (ii) is beyond the reasonable control of the affected Party, and (iii) is the type of event customarily recognized as a Force Majeure event including earthquake, fire, flood, hurricane, storm, tornado, or other act of God, civil disturbance, war (declared or not), terrorism, hostilities, blockade, revolution, regional or national strikes, insurrection or riot that prevents the affected party from securing requisite equipment, supplies, materials or labor or otherwise performing its obligations (other than the payment of money). Material, equipment, labor or supply price escalation and strikes at Vendor’s and its suppliers’ facilities shall not be considered a Force Majeure Event. Economic hardship including lack of money or credit resulting in the inability to make payments shall not be considered a Force Majeure Event.

13.2 Effect of Force Majeure Event. If a Force Majeure Event shall occur, the affected Party shall not be considered in default in the performance of any of the obligations contained in the Contract Documents, except for obligations to pay money. If either Party is rendered wholly or partially unable to perform its obligations under the Contract Documents because of a Force Majeure Event, such Party will be excused from performance affected by the Force Majeure Event to the extent and for the period of time so affected and the Contract Price and/or the Work Schedule shall be adjusted in accordance with Article 14 to compensate Vendor for the effects of any Force Majeure Event on the performance of the Scope of Work. If a Force Majeure Event occurs:

(a) the nonperforming Party shall provide to the other Party, as soon as reasonably practicable following the occurrence of such Force Majeure Event but not later than ten (10) Days after the date such Party knew of the occurrence of such Force Majeure Event, a notice describing in such detail as is then available such Force Majeure Event, the expected duration of such event, and the estimated cost impact of such event;

(b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

(c) when the nonperforming Party is able to resume performance of its obligations under the Contract Documents, that party shall give the other Party written notice to that effect.

Notwithstanding the occurrence of any Force Majeure Event, the affected Party shall use all reasonable efforts to perform its obligations affected thereby under this Agreement at the earliest possible time and the affected Party shall not be excused from those obligations not affected by the Force Majeure Event.

13.3 Changes in Legal Requirements. The Contract Price and/or the Work Schedule shall be adjusted in accordance with Article 14 to compensate Vendor for the effects of any material changes to the Legal Requirements that occur after the Effective Date of this Agreement affecting the performance of the Scope of Work.

ARTICLE 14

CHANGES TO THE CONTRACT PRICE AND COMPLETION DATES

14.1 Change Orders.

14.1.1 A Change Order (“Change Order”) is a written instrument issued after execution of this Agreement signed by Owner and Vendor, equitably adjusting the Contract Price, Work Schedule or other affected terms and conditions of the Agreement, stating their agreement upon any or all of the following:

(a)	The scope of the change in the Scope of Work;

(b)	The amount of the adjustment to the Contract Price, if any;

(c)	The extent of the adjustment to the Work Schedule, if any; and

(d)	The equitable adjustment of other affected terms and conditions of this Agreement as a consequence of the Change Order.

14.1.2 All changes in the Scope of Work authorized by an applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Owner and Vendor shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes.

14.1.3 If Owner requests a proposal for a change in the Scope of Work from Vendor and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse Vendor for reasonable costs incurred for estimating, design or other services required for the preparation of proposed revisions to the Contract Documents.

14.2 Contract Price Adjustments.

14.2.1 The increase or decrease in Contract Price resulting from a change in the Scope of Work shall be mutually accepted Reimbursable Costs based upon Vendor’s then applicable standard labor rates, or a lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner.

14.2.2 If Owner and Vendor disagree upon whether Vendor is entitled to be paid for any services required by Owner, or if there are any other disagreements over the Scope of Work or proposed changes to the Scope of Work, Owner and Vendor shall resolve the disagreement pursuant to Article 20 hereof. As part of the negotiation process, Vendor shall furnish Owner with a good faith estimate of the costs to perform the disputed services in accordance with Owner’s interpretations. If the Parties are unable to agree and Owner expects Vendor to perform the services in accordance with Owner’s interpretations, Vendor shall proceed to perform the disputed services, conditioned upon Owner issuing a written order to Vendor (i) directing Vendor to proceed, and (ii) specifying Owner’s interpretation of the services that are to be performed. If this occurs, Vendor shall be entitled to submit in its Applications for Payment an amount equal to [*] of its reasonable time estimated to perform the services, and Owner agrees to pay such amounts, with the express understanding that (x) such payment by Owner does not prejudice Owner’s right to argue that it has no responsibility to pay for such services, and (y) receipt of such payment by Vendor does not prejudice Vendor’s right to seek full payment of the disputed services if Owner’s order is deemed to be a change to the Scope of Work.

14.3 Emergencies. In any emergency affecting the safety of persons and/or property, Vendor shall act, at its discretion, to prevent threatened damage, injury or loss and shall notify the Owner as soon as practicable, with an initial written summary of available information within twenty-four (24) hours of Vendor becoming aware of such emergency. Any change in the Contract Price and/or the Work Schedule on account of emergency work shall be determined as provided in this Article 14.

14.4 Requests for Contract Adjustments and Relief. If either Vendor or Owner believes that it is entitled to relief against the other for any event arising out of or related to the Scope of Work or Project, such Party shall provide written notice to the other Party of the basis for its claim for relief. Such notice shall, if possible, be made prior to incurring any cost or expense and in accordance with the notice requirements contained Section 22.9. In the absence of any specific notice requirement, written notice shall be given within fifteen (15) Days after the occurrence giving rise to the claim for relief or after the claiming Party reasonably should have recognized the event or condition giving rise to the request, whichever is later. Such notice shall include sufficient information to advise the other Party of the circumstances giving rise to the claim for relief, the specific contractual adjustment or relief requested and the basis of such request. Any adjustments in the Contract Price under this subsection 14.4 shall be made in accordance with subsection 14.2 above.

14.5 Minor Changes. Vendor shall have authority to make minor changes to the Scope of Work, provided that such changes that do not result in additional compensation or changes in Work Schedule and are consistent with the intent of the Contract Documents and in compliance with all Legal Requirements, without prior notice to Owner. Vendor shall either promptly inform Owner, in writing, of any minor changes made or make available to Owner at the Site a set of documentation that will be kept current to show those minor changes.

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ARTICLE 15

INDEMNITY

15.1 Patent and Copyright Infringement.

15.1.1 Vendor shall indemnify, defend and hold harmless the Owner, its members, officers, directors, employees and agents (“Owner Indemnified Parties”) against any action or proceeding based on any claim, whether actual or alleged, that (i) the equipment, materials or Licensed Technology supplied or licensed by Vendor hereunder, the Work Product or any part of the foregoing, (ii) the operation or use of the equipment, materials or Licensed Technology supplied or licensed by Vendor hereunder, the Work Product or any part of the foregoing, or (iii) the operation or use of the Leased Tools under the CPSFA during the Agreement Term as such term is defined in the CPSFA constitutes infringement of any United States or foreign registered patent or copyright, now or hereafter issued, or any other intellectual property right held by such claimant. Owner shall give prompt written notice to Vendor of any such action or proceeding and will reasonably provide information and assistance in the defense of same. Vendor shall indemnify and hold harmless Owner Indemnified Parties from and against all damages and costs, including reasonable attorneys’ fees (but as to attorney’s fees only after a claim has been formally made by a third party and Vendor has received written notice thereof) and expenses incurred by Owner and reasonable attorneys’ fees and expenses awarded against Owner or Vendor in any such action or proceeding. Vendor agrees to keep Owner informed of all developments in the defense of such actions.

15.1.2 If Owner is enjoined from the operation or use of the Leased Tools during the Agreement Term under the CPSFA, or any equipment, materials or Licensed Technology supplied or licensed by Vendor hereunder, the Work Product or any part of the foregoing supplied or licensed by Vendor hereunder, as the result of any patent or copyright suit, claim, or other intellectual property infringement proceeding, Vendor shall at its sole expense take reasonable steps to procure the right to operate or use such Leased Tools, equipment, materials, Licensed Technology, or the Work Product, as the case may be. If Vendor cannot so procure such right within a reasonable time, Vendor shall promptly, at Vendor’s option and at Vendor’s sole expense, (i) modify the Leased Tools, equipment, materials, Licensed Technology, or the Work Product so as to avoid infringement of any such patent, copyright or other infringement of intellectual property rights, or (ii) replace the Leased Tools, equipment, materials, Licensed Technology, or Work Product with Leased Tools, equipment, materials, Licensed Technology, or Work Product that does not infringe or violate any such patent or copyright or other intellectual property rights held by such claimant provided, that any such modified or replaced Leased Tools, equipment, materials, Licensed Technology, or Work Product shall perform and have the same functionality in all material respects as the original Leased Tools, equipment, materials, Licensed Technology or Work Product so modified or replaced.

15.1.3 The obligations set forth in this Section 15.1 shall constitute the sole agreement between the Parties relating to liability for infringement or violation of any patent or copyright.

15.2 Payment Claim Indemnification. To the extent Vendor has received payment for the applicable portion of the Scope of Work, Vendor shall indemnify, defend and hold harmless Owner Indemnified Parties from any claims or mechanic’s liens brought against Owner Indemnified Parties or against the Project as a result of the failure of any Vendor Responsible Party to pay for any services, materials, labor, equipment, sales or use taxes of any Vendor Responsible Party, or other items or obligations furnished or incurred for or in connection with the Scope of Work. Within ten (10) business days of receiving written notice from Owner that such a claim or mechanic’s lien has been filed, Vendor shall commence to take the steps necessary to discharge such claim or lien, including, if necessary, the furnishing of a mechanic’s lien bond (which in any event shall be furnished within fifteen (15) Days of receipt of notice). If Vendor fails to do so, Owner will have the right to discharge the claim or lien and hold Vendor liable for costs and expenses incurred, including attorneys’ fees.

15.3 Vendor’s General Indemnification. Vendor, to the fullest extent permitted by law, shall indemnify, defend and hold harmless each Owner Indemnified Party from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and third party property damage (except to the extent otherwise covered by the “All Risk” Builder’s Risk property insurance described in Section 18.3.1) or destruction to the extent resulting from the intentional and/or negligent acts or omissions of any Vendor Responsible Party.

15.4 Owner’s General Indemnification. Owner, to the fullest extent permitted by law, shall indemnify, defend and hold harmless the Vendor, and its members, officers, directors, employees and agents (“Vendor Indemnified Parties”) from and against claims, losses, damages and liabilities, that are related to the Scope of Work that could be brought by Owner or that are brought by any of the Owner’s directors, officers, managers or employees or by any party other than Vendor, its successors or assigns, or any of their members, officers, directors, employees and agents (“Vendor Related Parties”) or a Vendor subcontractor of any tier, including attorneys’ fees and expenses, for bodily injury, sickness or death, and third party property damage (except to the extent otherwise covered by the “All Risk” Builder’s Risk property insurance described in Section 18.3.1) or destruction to the extent resulting from (i) the fraud, gross negligence or willful misconduct of Owner, Owner’s financing parties, each of their successors and assigns, and each of their members, officers, directors, employees and agents and Owner’s separate Project contractors or anyone for whose acts Owner may be liable (excluding Vendor) (the “Owner Responsible Parties”), (ii) claims from Governmental Authorities related to the failure of any Owner Responsible Party to pay taxes for which such party is responsible, or (iii) the violation of any Legal Requirement by any Owner Responsible Party, except to the extent such bodily injury, sickness or death or third party damage arises from the fraud, gross negligence or willful misconduct of any Vendor Related Parties or Vendor’s subcontractors of any tier in connection with the performance of the Scope of Work or the breach of this Agreement by Vendor, or the violation of any Legal Requirements by the Vendor Related Parties or Vendor’s subcontractors of any tier.

15.5 Limited Waiver of Statutory Immunity.

15.5.1 Notwithstanding any limitations on liability set forth in this Agreement, with respect to any and all indemnification claims asserted hereunder by an Owner Indemnified

Party or an Vendor Indemnified Party, the indemnity obligation of the indemnifying party shall not be limited in any way by any limitation on the amount or type of damages, compensation, or benefits payable by or for the indemnifying party under any workers compensation and industrial insurance acts, disability benefit acts, or other employee benefits acts.

15.5.2 Vendor and Owner hereby specifically and expressly waive any and all immunity to which they may be entitled under such employee benefits acts and any equivalent laws, to the full extent permitted by applicable law, and expressly agree to assume potential liability, expenses and damages (including attorneys’ fees and costs) for actions brought against them by the employees of the other; provided, however, that this waiver of immunity extends only to indemnification claims made under or pursuant to this Agreement, and does not include any claims made directly against either Vendor or Owner by their respective employees.

ARTICLE 16

STOP WORK; TERMINATION

16.1 Owner’s Right to Stop Work. Owner may, without cause and for its convenience, order Vendor in writing to stop and suspend performance of the Scope of Work. Such suspension shall not exceed [*] consecutive Days or aggregate more than [*] Days during the duration of the Project, and Owner shall provide Vendor with fifteen (15) Days notice to resume the performance of the Scope of Work. Vendor shall be entitled to an adjustment of the Contract Price, Work Schedule or other affected terms and conditions in accordance with Article 14 if its cost or time to perform the Work has been adversely impacted by any suspension or stoppage of work by Owner.

16.2 Owner’s Right to Perform and Terminate for Cause.

16.2.1 If Vendor:

(a) fails to provide personnel in the quantities and of the quality required hereunder for the performance of its Scope of Work;

(b) fails to supply the materials and equipment required by the Contract Documents in accordance with the Work Schedule;

(c) fails to comply with applicable Legal Requirements;

(d) fails to timely pay its subcontractors or suppliers any undisputed amounts due;

(e) fails to maintain the insurance required under Section 18;

(f) purports to make an assignment of this Agreement prohibited by Section 22.1 hereof;

(g) fails to maintain the Letter of Credit under Section 11.1.6 or the Parent Company Guarantee under Section 22.3;

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(h) materially breaches any of its covenants and agreements contained in this Agreement and not otherwise described in items (a) through (f) above; or

(i) becomes a Bankrupt Party as set forth in Section 16.6.

then Owner, in addition to any other rights and remedies provided in the Contract Documents or by law, shall have the rights set forth in Sections 16.2.2 and 16.2.3 below.

16.2.2 Upon the occurrence of an event set forth in Section 16.2.1 above, Owner may provide written notice to Vendor that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, as to Section 16.2.1 (a)–(d), (f) and (h), within thirty (30) Days of Vendor’s receipt of such notice; provided that, if such problem cannot by cured within thirty (30) Days but Vendor has commenced such cure and is proceeding therewith within thirty (30) Days, and as to Section 16.2.1 (e), (g) and (i) the problem cited is cured within ten (10) Days. If Vendor fails to cure, or reasonably commence to cure and diligently pursue such cure until the problem is cured, as applicable, then Owner may declare the Agreement terminated for default by providing written notice to Vendor of such declaration, without relieving Vendor of any liabilities hereunder.

16.2.3 In the event of termination under Section 16.2 hereof, Vendor shall exercise commercially reasonable efforts to provide to Owner the right, at its sole option, to assume and become liable for any reasonable written obligations and commitments that Vendor may have in good faith incurred in connection with performance of the Scope of Work. In the event of such termination, Vendor shall not be entitled to receive any further payments under the Contract Documents until the work shall be finally completed in accordance with the Contract Documents. If Owner’s cost and expense of completing the Scope of Work exceeds the unpaid balance of the Contract Price, then Vendor shall be obligated to pay the difference to Owner. Such costs and expense shall include the cost of completing the Scope of Work and the losses, damages, costs and expenses, including attorneys’ fees and expenses, incurred by Owner in connection with the re-procurement and defense of claims arising from Vendor’s default, subject to the waiver of consequential damages and the limitation of liability set forth in Section 21 hereof.

16.2.4 Notwithstanding anything to the contrary in Section 16.2.3, Vendor shall include in every agreement with its subcontractors or suppliers providing services or equipment or materials relating to the Project a provision that such parties agree that if Vendor is terminated for cause, said parties will, enter into an assignment of their existing agreement(s) to Owner. In addition, Vendor agrees to immediately take all steps directed by Owner to protect and transfer to Owner all equipment and materials and Work Product in its possession or to which it has rights, including Vendor’s Intellectual Property in the Licensed Technology to the extent of Owner’s Limited License, from all Vendor Responsible Parties so as to permit Owner to construct, operate and maintain the Plant. Without limitation, Vendor shall ensure that all design information is kept up to date and that Owner shall have access to all Vendor Responsible Parties design documentation, software and processes to the extent required to construct, operate and maintain the Plant and to the same extent that Vendor has such access.

16.2.5 If Owner is found by an arbitration panel in accordance with Section 20.3 to have improperly terminated the Agreement for cause, such termination for cause shall be deemed a termination for convenience in accordance with the provisions of Section 16.3.

16.3 Owner’s Right to Terminate for Convenience.

16.3.1 Upon thirty (30) Days’ written notice to Vendor, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Vendor for the following (without duplication):

(a) To the extent not already paid, all work completed in accordance with the Contract Documents;

(b) The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Vendor’s subcontractors and suppliers, including cancellation payments agreed between Vendor and such subcontractors and suppliers, and the cancellation payment schedule set forth in Exhibit D, if any;

(c) Overhead and profit margin in the amount of [*] on item (b) above; and

(d) All retainage withheld by Owner on account of work that has been completed in accordance with the Contract Documents (or return of any letter of credit that may have been provided by Vendor in lieu of such retainage);

provided, however, that the total amount payable by Owner pursuant to this Section 16.3.1 shall not in any circumstance exceed the Contract Price.

16.4 Vendor’s Right to Stop Work.

16.4.1 Vendor may, in addition to any other rights afforded under the Contract Documents or at law, stop work for Owner’s failure to pay amounts properly due under Vendor’s Application for Payment, excepting those amounts subject to a bona fide dispute hereunder.

16.4.2 If the event set forth in Section 16.4.1 above shall occur, Vendor has the right to stop work by providing written notice to Owner that Vendor will stop work unless such event is cured within twenty (20) business days from Owner’s receipt of Vendor’s written notice. If Owner fails to cure such problem within such twenty (20) business days, then Vendor may stop work. In such case, Vendor shall be entitled to an adjustment to the Contract Price, Work Schedule and other affected terms and conditions in accordance with Article 14 to the extent it has been adversely impacted by such stoppage.

16.5 Vendor’s Right to Terminate for Cause.

16.5.1 Vendor, in addition to any other rights and remedies provided in the Contract Documents or by law, may indicate its intent to terminate the Agreement for cause upon ten (10) Days prior notice for the following reasons.

*	Confidential Treatment Requested

(a) The performance of the Scope of Work has been stopped for more than [*] consecutive Days, or aggregate more than [*] Days during the duration of the Project, because of court order, any Governmental Authorities having jurisdiction over the work, or orders by Owner under Section 16.1 hereof, provided that such stoppages are not due to the acts or omissions of any Vendor Responsible Party.

(b) Owner fails to meet its obligations under Article 4 and such failure results in the performance of the Scope of Work being stopped for more than one hundred and twenty (120) consecutive Days during the duration of the Project even though Owner has not ordered Vendor in writing to stop and suspend performance of the work pursuant to Section 16.1 hereof.

(c) Owner’s failure to cure the problem set forth in Section 16.4.1 above within ten (10) Days after Vendor has stopped performance of the Scope of Work pursuant to Section 16.4.2 above.

16.5.2 Upon the occurrence of an event set forth in Section 16.5.1 above, Vendor may indicate an intent to terminate this Agreement for cause by providing written notice in conformance with Section 16.5.1 to Owner that it intends to terminate the Agreement unless the problem cited is cured, prior to the expiration of the applicable period(s) set forth in Section 16.5.1. If Owner fails to cure such problem after the expiration of the period(s) set forth in Section 16.5.1, then Vendor may give a second written notice to Owner of its intent to terminate following an additional five (5) Day period. If Owner, within such additional five (5) Day period, fails to cure, or reasonably commence to cure, such problem, then Vendor may declare the Agreement terminated for cause by providing written notice to Owner of such declaration. In such case, Vendor shall be entitled to recover in the same manner as if Owner had terminated the Agreement for its convenience under Section 16.3.

16.6 Bankruptcy of Owner or Vendor.

16.6.1 If either Owner or Vendor institutes or has instituted against it a case under the United States Bankruptcy Code (such Party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:

(a) The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future material obligations under the Contract Documents, which assurances shall be provided within ten (10) Days after receiving notice of the request; and

(b) The Bankrupt Party shall file within thirty (30) Days an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) Days of the institution of the bankruptcy filing and shall diligently prosecute such action.

*	Confidential Treatment Requested

16.6.2 If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 16.

16.6.3 The rights and remedies under this Section 16.6 above shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Vendor to stop work under any applicable provision of this Agreement.

16.6.4 Notwithstanding the foregoing, the parties acknowledge and agree that the rights and licenses granted under or pursuant to Article 5 of this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. Owner, as the licensee of rights under this Agreement, will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code including with respect to such license rights including with respect to the Licensed Technology, Vendor’s Intellectual Property and the SRSG Subcontractor IP.

ARTICLE 17

REPRESENTATIVES OF THE PARTIES

17.1 Owner’s Representatives. Owner designates Randall Hickok as its senior representative, which individual has the authority and responsibility for avoiding and resolving disputes under Article 20. Owner designates Timothy Fisk as its Owner’s Representative (“Owner’s Representative”), which individual has the authority and responsibility set forth in Section 4.4.

17.2 Vendor’s Representatives. Vendor designates Carlos Aguilar as its senior representative, which individual has the authority and responsibility for avoiding and resolving disputes under Article 20. Vendor designates Michael Bobinecz as its Vendor’s Representative (“Vendor’s Representative”), which individual has the authority and responsibility set forth in Section 3.1.2.

ARTICLE 18

INSURANCE

18.1 Vendor’s Insurance. At its own expense Vendor shall secure and maintain, or cause to be secured and maintained, the insurance policies set forth on Part I of Exhibit J in accordance with the terms and conditions set forth on such Part I of Exhibit J. Vendor shall, within five (5) days after such request by Owner, provide certificates of insurance to Owner, evidencing all insurance policies required pursuant to this Section 18.1. Vendor shall also provide detailed summaries (reasonably acceptable to Owner) of all insurance policies required by this Section 18.1, upon reasonable advance notice by Owner.

18.2 Owner’s Insurance. The Owner shall procure, or cause to be procured, at the expense of the Owner, the insurance policies as set forth on Part II of Exhibit J. In accordance with the terms and conditions set forth on such Part II of Exhibit J, Owners shall, within five (5) days after each request by Vendor, provide certificates of insurance to Vendor, evidencing all insurance policies required pursuant to this Section 18.2. Owner shall also provide detailed summaries (reasonably acceptable to Vendor) of all insurance policies required pursuant to this Section 18.2, upon reasonable advance notice by Vendor.

ARTICLE 19

REPRESENTATIONS AND WARRANTIES

19.1 Vendor and Owner Representations and Warranties. Each of Vendor and Owner represents as to itself that:

(a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b) This Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such party, enforceable against such Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditor’s rights or by general equitable principles;

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (i) the certificate of incorporation or bylaws or equivalent organizational documents of such Party, or (ii) any law applicable to such Party and, other than the permits which by their nature will be obtained following the Effective Date of this Agreement, such execution, delivery and performance of this Agreement does not require any Governmental Authority approval; and

(d) There is no action pending or, to the knowledge of such Party, threatened, which would hinder, modify, delay or otherwise adversely affect such Party’s ability to perform its obligations under the Contract Documents.

ARTICLE 20

DISPUTE RESOLUTION

20.1 Dispute Avoidance and Mediation. The Parties are fully committed to working with each other during the performance of the Scope of Work and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, Vendor and Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the performance of the Scope of Work or the Project.

Vendor and Owner will first attempt to resolve disputes or disagreements at the field level through discussions between Vendor’s Representative and Owner’s Representative.

If a dispute or disagreement cannot be resolved through Vendor’s Representative and Owner’s Representative, Vendor’s senior representative and Owner’s senior representative, upon the request of either Party, shall meet as soon as conveniently possible, but in no case later than fifteen (15) Days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the senior representatives, the Parties will exchange relevant information that will assist the Parties in resolving their dispute or disagreement. If such dispute or disagreement is not resolved in writing within forty-five (45) Days following the meeting of the Parties’ senior representatives, either Party shall be entitled to refer such dispute or disagreement to mediation in accordance with Section 20.2.

20.2 Voluntary Mediation. If a dispute or disagreement cannot be resolved by the Parties pursuant to Section 20.1, the Parties shall then endeavor to resolve such dispute or disagreement by mediation which, unless a Party objects to mediation by giving notice to the other Party prior to commencement of the mediation, or at a time thereafter, shall be a condition precedent to arbitration, as set forth below. Unless the Parties mutually agree otherwise, mediation shall be in accordance with the then-current Construction Industry Mediation Procedures of the American Arbitration Association. The place of mediation shall be in San Francisco or other mutually agreed upon location in California. If the Parties are unable to agree on appointment of a mediator, they may agree to request referral of potential mediators or appointment of a mediator by the American Arbitration Association.

20.3 Arbitration. Any claims, disputes or disagreement between the Parties relating to or arising out of the existence, validity, interpretation, application, breach or asserted breach, or termination (or purported termination) of this Agreement which have not been resolved in accordance with the procedures set forth in Sections 20.1 and 20.2 above (each such claim, dispute or disagreement, a “Dispute”), shall be shall be referred to final and binding arbitration, without any further constraint to initiating such proceeding, to be conducted in accordance with the following procedure:

(a) The Party demanding arbitration must notify the other Party of its demand to arbitrate in writing, which writing shall include a clear statement of the matter(s) in dispute. Absent agreement of the Parties, or compelling circumstances as determined by the arbitrator(s), all claims, if any, that have not previously been resolved will be consolidated in one arbitration proceeding upon completion of the Scope of Work.

(b) If the amount in controversy is less than Five Million Dollars ($5,000,000.00), a single arbitrator shall preside over the proceedings, in lieu of a three (3) party panel. If a single arbitrator is not selected by mutual agreement of the Parties within fourteen (14) Days after Notice of the demand for arbitration, the single arbitrator shall be appointed by the San Francisco, California office of the American Arbitration Association (“AAA”) pursuant to its Construction Industry Arbitration Rules (“Rules”), as amended by this Agreement.

(c) If the amount in controversy is Five Million Dollars ($5,000,000.00) or more, the Party demanding arbitration shall name in its written demand one arbitrator appointed by such Party. Within twenty (21) Days after receipt of such request, the other Party shall appoint one arbitrator, or in default thereof, such arbitrator shall be named as soon as practicable by the San Francisco, California office of the AAA pursuant to its Rules, as amended by this Agreement. The two arbitrators so appointed shall name a third arbitrator within fourteen (14) Days, or failing such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the San Francisco, California office of the AAA pursuant to its Rules, as amended by this Agreement.

(d) The third arbitrator shall be a prominent attorney with extensive experience in construction law and arbitration practice, and shall serve as Chairperson of the panel.

(e) All arbitrators including any Party-appointed arbitrators shall be neutral; that is, independent and impartial, and free from business relationships with the Parties that would affect his or her ability to be impartial and from any financial interest in the outcome of the arbitration. The Party-appointed arbitrators shall each file an unqualified, sworn statement with the AAA stating that he or she is independent of the appointing Party, failing which the arbitrator shall not be permitted to serve. There shall be no ex parte contacts between the Parties and the arbitrators after the panel of three arbitrators has been appointed. All arbitrators, upon appointment, shall agree to abide by the AAA’s Code of Ethics for Arbitrators in Commercial Disputes.

(f) The arbitration hearing shall be held in San Francisco unless the Parties otherwise agree. Except as otherwise provided herein, the proceedings shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association.

(g) Any decision of the arbitrator or arbitrators, as applicable, including a decision regarding an allocation of costs consistent with this Section 19.3, shall be joined in by at least two (2) of the arbitrators (if applicable) and shall be set forth in a written, reasoned award which shall state the basis of the award and shall include both findings of fact and conclusions of law. Any award rendered pursuant to the foregoing, shall be final and binding on the Parties, there shall be no appeal or other recourse, and judgment thereon may be entered or enforcement thereof sought by either Party in a court of competent jurisdiction.

(h) The arbitrator or arbitrators, as applicable, shall have no authority to award punitive damages under any circumstances (whether it be exemplary damages, treble damages, or any other penalty or punitive type of damages) or consequential damages regardless of whether such damages may be available under law and the Parties hereby waive their right, if any, to recover punitive or consequential damages.

(i) Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, waive, add to or delete from any of the provisions of this Agreement.

(k) Each Party shall bear the costs of its own attorneys’ and experts’ fees, and the costs of attending and participating in the arbitration. The cost and fees of the arbitration panel, site of the arbitration and costs of conducting the proceedings shall be shared equally by the Parties.

(l) The Parties agree that each of them may be represented by counsel of their choice, subject to any applicable conflict of interest rules, laws or regulations, and the Parties hereby waive and disclaim any objection to participation of such counsel in the arbitral proceedings or to the enforceability of any arbitral award to the extent such objection is based on the jurisdiction(s) to which such counsel are admitted to practice law.

20.4 Joinder. The Parties agree to joinder in a single arbitration where the question, issue or difference that is the subject of the Dispute arising on the Project is the same question, issue, or difference at issue under (i) another “Project” (as such term is defined in the ECC) or (ii) this Agreement and any of the other “Contracts” (as such term is defined in the ECC) with respect to the same or another “Project” (as such term is defined in the ECC) or Solar Field Agreements (referred to as the “Solar Field Supply Agreements” in the ECC) or CPSFA. In any joinder the affected Owners shall only appoint a single arbitrator under Clause 20.3.

20.5 Duty to Continue Performance. Unless provided to the contrary in the Contract Documents, Vendor shall continue to perform the Scope of Work and Owner shall continue to satisfy its payment obligations to Vendor, pending the final resolution of any dispute or disagreement between Vendor and Owner.

ARTICLE 21

LIMITATIONS OF LIABILITY

In addition to any other exclusions, releases, waivers, sublimits or limitations of liability set forth in this Agreement, the following provisions shall apply:

21.1 Exclusion Consequential Damages. Notwithstanding anything herein to the contrary, neither Vendor nor Owner, nor their subcontractors or suppliers of any tier, shall be liable to the other for any consequential, special, incidental, indirect or punitive losses or damages, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including losses of use, profits, business, reputation or financing. This exclusion of liability for consequential damages shall not apply to (i) third party claims subject to an indemnification obligation hereunder, (ii) the payment of Delay Liquidated Damages or Performance Liquidated Damages hereunder, (iii) to damages resulting from breach of the confidentiality requirements of Article 6 of this Agreement, or (iv) the breach of the intellectual property licensing provisions set forth in Sections 5.3, 5.4, 5.5 and 5.6 of Article 5.

21.2 Aggregate Limitation of Liability. Vendor’s total liability to Owner under this Agreement, including all Delay Liquidated Damages, all Performance Liquidated Damages, warranty liabilities, and Vendor’s continuing obligation to achieve the Guaranteed Minimum Annual Plant Electrical Generation and the Annual Plant Electrical Generation Guarantees, howsoever caused, and under any theory of liability, including negligence, tort, strict liability, breach of contract or otherwise, shall not exceed in the cumulative aggregate 100% of the Contract Price and Owner hereby disclaims, and waives and releases Vendor and its Affiliates from any and all liability in excess thereof. The foregoing limitation shall exclude (i) any payments made to Vendor, or its Affiliates, under project-specific insurance policies required under this Agreement; and (ii) all third party indemnification obligations of Vendor and Vendor Responsible Parties hereunder.

21.3 Application of Limitations to Future Owners of the Project. Owner represents that it is the sole owner of the Project and that it will obtain the written agreement of any future recipient of any proprietary interest in the Site, Plant or the Project to be bound by the releases and limitations of liability set forth in this Agreement.

ARTICLE 22

MISCELLANEOUS

22.1 Assignment. Neither Vendor nor Owner shall, without the written consent of the other, assign or transfer this Agreement or any of the Contract Documents. Notwithstanding the foregoing, without the written consent of Vendor, (a) Owner may assign all of its rights and obligations under the Contract Documents to its Lenders or Lenders’ Agent as collateral security in connection with Owner obtaining or arranging any financing for the Project; provided, however, Owner shall deliver, at least ten (10) Days prior to any such assignment, to Vendor (i) written notice of such assignment and (ii) a copy of the instrument of assignment and (b) the Lenders or Lenders’ Agent may assign the Contract Documents or their rights under the Contract Documents, including in connection with any foreclosure or other enforcement of their security interest.

22.2 Successors and Third Party Beneficiaries. Vendor and Owner intend that the provisions of the Contract Documents shall be binding upon the parties, their employees, agents, heirs, successors and assigns.

22.3 Parent Company Guarantee. Vendor shall procure for the benefit of Owner a guaranty substantially in the form of Exhibit F from BrightSource Energy, Inc. guaranteeing Vendor’s performance of its obligations under this Agreement.

22.4 Additional Rights of Vendor. Vendor shall have the right: (i) to introduce to the Plant improvements and modifications of all types, including additional and modified components and equipment (e.g., heliostats, SFINCS, etc.), improved algorithms and software, control systems, operating strategies (including the provision of natural gas in accordance with its allowance) and additional ideas not anticipated in the original planning; and (ii) to perform tests at the Plant, including the addition of components and measuring devices such as prototypes of heliostats and special boiler panels; provided, that such improvements, modifications and testing do not materially adversely impact Owner or the Plant’s operation or revenue generation. Vendor’s rights under this provision shall be subject to coordination with and approval by Owner, and any such improvements, modifications or testing shall be performed under and pursuant to that certain Continuing General Services Agreement (“CGSA”), dated as of April 5, 2011 between Vendor and Owner. For the avoidance of doubt, but subject to Section 9.6 hereunder, any warranty provided under this Agreement shall extend to improvements or modifications made under the CGSA if the underlying components (so improved or modified) were originally supplied as part of the Scope of Work under this Agreement. Vendor shall provide Owner with copies of all data, reports and test results collected from such activities, and Owner shall have the right to use such information solely in connection with the Project.

22.5 Governing Law. This Agreement and all Contract Documents shall be governed by and construed in accordance with the laws of the State of California, exclusive of its conflicts of laws provisions.

22.6 Severability. If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

22.7 No Waiver. The failure of either Vendor or Owner to insist, in any one or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to any future performance.

22.8 Headings. The headings used in this Agreement or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit or alter the meaning of any provision.

22.9 Notice. Whenever the Contract Documents require that notice be provided to a party, notice shall be delivered to such party at the address listed below and will be deemed to have been validly given (i) if delivered in person to the individual intended to receive such notice; (ii) four (4) Days after being sent by registered or certified mail, air mail postage prepaid to the address indicated in the Agreement; or (iii) if transmitted by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.

If to Vendor, to:

BrightSource Construction Management, Inc.

1999 Harrison Street, Suite 2150

Oakland, CA 94612

Attention: Ivanpah Project Manager

With a copy to:

BrightSource Energy, Inc.

1999 Harrison Street, Suite 2150

Oakland, CA 94612

Attention: General Counsel

Phone No.: (510) 550-8461

Fax No.: (510) 380-6950

If to Owner, to:

Solar Partners I, LLC

c/o NRG Construction LLC

NRG Energy, Inc.

1201 Fannin

Houston, TX 77002

Attention: Todd Kerschbaum,

Sr. Vice President

Email: tkerschbaum@nrgenergy.com

With a copy to:

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540

Attention: General Counsel

Phone No.: (609) 524-5234

Fax No.: (609) 524-4589

22.10 No Privity with Vendor’s Subcontractors or Suppliers. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and Vendor’s subcontractors or suppliers.

22.11 Amendments. The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.

22.12 Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties as of the Effective Date with respect to the subject matter hereof.

22.13 Gifts and Antibribery. No director, employee or agent of Vendor shall give or receive any commission, fee, rebate, or gift or entertainment of significant cost or value in connection with services or work provided by Vendor under this Agreement, or enter into any business arrangement with any director, employee or agent of the Owner, or any affiliate thereof, other than as a representative of Owner, or an affiliate thereof, without the Owner’s prior written consent. Neither Vendor nor its directors, employees, agents, subsidiaries and affiliated entities or their directors, employees or agents shall make any payment or give anything of value to any official of any government or public international organization (including any officer or employee of any government department, agency or instrumentality) to influence his or its decision or to gain any other advantage for the Owner or Vendor in connection with the Scope of Work provided by Vendor under this Agreement.

22.14 Records. Vendor shall maintain complete and accurate records in connection with the materials and equipment procured, and services provided by Vendor under this Agreement and shall retain all such records for at least four (4) years after Final Completion occurs.

22.15 Survival. All provisions of this Agreement that are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement, including Section 4.8, Article 5, Article 6, Article 15, Section 16.2, Section 16.3, Section 16.5, Article 20, Article 21 and this Section 22.15 shall remain in effect and be enforceable in accordance with their terms following termination of this Agreement.

22.16 Miscellaneous.

22.16.1 If Vendor receives a Notice to Proceed later than [*] Days after the Effective Date of this Agreement, Vendor shall be entitled to re-price and re-schedule all portions of the Scope of Work under this Agreement and shall be entitled to an equitable adjustment to the Contract Price, Work Schedule and other affected terms and conditions for any and all impacts in accordance with Article 13 hereof.

22.16.2 If Owner, Owner’s Lenders, or Lenders’ Agent insist that this Agreement be amended following the execution hereof in a manner which materially affects the Scope of Work or the time for performance of the Scope of Work, Vendor shall be entitled to an equitable adjustment to the Contract Price, Work Schedule and other affected terms and conditions for any and all impacts resulting from such amendment of this Agreement in accordance with Article 14 hereof.

*	Confidential Treatment Requested

IN WITNESS WHEREOF, the parties hereto have executed this contract document as of the date and year first above written.

OWNER		VENDOR

Solar Partners II, LLC		BrightSource Construction Management, Inc.

/s/ Jack Jenkins-Stark
By:	/s/ Daniel Judge	By:	Jack Jenkins-Stark

Name:	Daniel Judge	Its:	CFO

Title:	Secretary

EXHIBIT A – Scope of Work

SOLAR FIELD AGREEMENT

DETAILED SCOPE1

Solar field and related items, including:

1.	Supply SRSG components.

2.	Provide SRSG related spare parts during commissioning period and SRSG spare parts for two years of O&M.

3.	Supply SFINCS hardware (located in Control Room) and related SFINCS Software. Refer to Section 6.2.1 of Equipment & Construction Contract Scope of Work.

4.	Provide weather station and weather station related spare parts for two years of operation. The weather station will serve Ivanpah 1 and will provide weather data to the SFINCS, including normal direct radiation, wind speed and direction, ambient temperature. Refer to Section 6.2.1 of Equipment & Construction Contract Scope of Work.

5.	Supply of Solar Field cameras, camera electrical panel boards and related cameras spare parts for two years of operation as follows:

[*]

6.	Mirror Washing Machines

a.	Three (out of nine for the entire Ivanpah complex) custom designed mirror washing machines (two heads, horizontal for washing the mirrors within the No Drive Zones))

b.	One (out of three for the entire Ivanpah complex) custom designed mirror washing machines (one head, vertical for washing the mirrors along the Drive Zones)

7.	Other Deliverables

a.	Plant Performance model.

b.	Documentation and O&M Manuals for

i.	SRSG

*	Confidential Treatment Requested

[1]	All Scope of Work deliverables are to be delivered to the Site Incoterms 2000 DDP.

Exhibit A	Page 1

ii.	SFINCS

iii.	Weather Station

iv.	Cameras

Engineering and Technical Deliverables, including:

Engineering Deliverables

1.	Provide Ivanpah Solar Electric Generating Facility Design Criteria, Overall Plant Conceptual Design, preliminary Civil Design package deliverable.

2.	Provide Solar Field Layout design (not including the earth works) deliverable.

3.	Provide Heliostat Assembly related engineering deliverables as follows

a.	Production floor design, including service areas to support a Heliostat production rate of 500 heliostats per day, during two production shifts

b.	Utility requirements

c.	All design information for specialty jigs required for assembly of the Solar field equipment listed in Section 6.1.1 of the Equipment and Construction Contract Scope of Work document in order to meet the on Site need dates

d.	Heliostat docking, storage, and assembly facility design requirements

e.	Heliostat assembly and logistic plan

f.	Quality control procedure for acceptance of heliostat assembly and installation

4.	Provide Solar Field installation procedures

5.	Provide the heliostat assembly work process design, pylon installation methodology and design of any specialty equipment required to receive, handle, store, assemble and install the pylons and heliostats.

6.	Provide final issued-for-construction design deliverable of heliostat field

Project Engineering (Owner Engineer) Deliverables

1.	Design Supervision

a.	Review the project specifications, schedule and budget

b.	Review feasibility studies and advise in choosing the most appropriate solutions

c.	Review HAZOP

d.	Review design – architectural, civil, structural, mechanical, electrical and control and instrumentation

e.	Hold regular progress review meetings, including weekly coordination meetings, and communicate action items and all changes to the project team, as appropriate;

f.	Review on an on-going basis overall progress to assure compliance with the design schedule

g.	Maintain Project files

Exhibit A	Page 2

h.	Monitor and audit quality control and safety in design issues

i.	Approve design change orders

j.	Approve as-built drawings

2.	Home – Office Services

a.	Review engineering and detail design conformity with the Plant Design Criteria

b.	Up-date Plant Design Criteria according to changes imposed by permitting requests and design value engineering

c.	Review Performance Tests procedures

d.	Review Operation procedures

Engineering and technical services during construction period (post-financial closing), including:

General Engineering Services

1.	Warranty Engineering Support services

2.	SRSG QA/QC services during manufacturing.

3.	Project Close Out Engineering support.

Field Deliverables (Assembly and Installation Technical Advisory Deliverables)

1.	For the SFINCS installation

a.	Consultation for installation of the SFINCS

b.	Inspection of SFINCS, post-installation, for commissioning

c.	Technical Advisory Deliverables during SFINCS installation

d.	Instruction of the erection personnel prior to commissioning

e.	Training for O&M Personnel prior to commissioning

2.	For the DCS FAT (factory acceptance test)

a.	Consultation

b.	Inspection

3.	For the Solar Field and SRSG Performance Testing

a.	Advisory Deliverables during Solar Field and SRSG Performance Testing works performed by the EPC Contractor.

4.	For the Heliostat Assembly Line installation:

a.	Consultation

b.	Inspection

c.	Trouble-shooting

Exhibit A	Page 3

d.	Technical Advisory Deliverables during Heliostat Assembly Line installation, maintenance or repair (labor by others)

e.	Heliostat Assembly Line Commissioning, Start-up, initial adjustment and tests

f.	Instruction of Heliostat Assembly personnel

g.	Training for the leased Heliostat Assembly equipment

h.	Training for O&M Personnel

5.	For the other solar field assembly and installation equipment listed as being leased, immediately above

a.	Consultation

b.	Inspection

c.	Trouble-shooting

d.	Technical Advisory Deliverables during installation, maintenance or repair (labor by others)

e.	Instruction of solar field assembly and installation personnel

f.	Training for the leased solar field assembly and installation equipment

g.	Training for O&M Personnel

6.	For the Solar Field installation:

a.	Consultation

b.	Inspection

c.	Technical Advisory Deliverables during Solar Field installation, maintenance or repair (labor by others)

d.	Instruction of erection personnel

e.	Training for the leased installation equipment

f.	Training for O&M Personnel

7.	For the SRSG installation and commissioning:

a.	Consultation

b.	Inspection

c.	Technical Advisory Deliverables during SRSG installation and commissioning, maintenance or repair (labor by others)

d.	Instruction of SRSG installation and commissioning personnel

e.	Training for O&M Personnel

Solar Field Commissioning & Start-Up

1.	Provide advisory Deliverables during CPDU (Communication and Power Distribution Unit) Acceptance Test.

2.	Provide advisory Deliverables during HAT (Heliostat Acceptance Test) ; Onsite field inspection Deliverables to provide field inspection and mechanical acceptance or detailed deficiency lists

Exhibit A	Page 4

for completed and installed heliostat assemblies within 14 calendar days of installation by the EPC Contractor.

3.	Heliostat and Solar Field Commissioning and Start-Up from the Heliostat Construction Complete stage as defined in ECC Contract (including use of any Company equipment or technology necessary for the commissioning and start-up, such as laser scanner, MCR, PDA, etc.).

4.	Provide Operation and Maintenance manuals for Solar Field equipment and all equipment supplied under this Agreement including:

a.	Operating procedures

b.	Vendor maintenance requirements for all equipment purchased

c.	Recommended Preventative Maintenance and Predictive Maintenance requirements

Also, provision of:

1.	Guarantee of performance

2.	License of technology

For purposes of this Exhibit A - Scope of Work, the site address is:

100302 Yates Well Road

Nipton, CA 92366

Or, for United States Postal Service deliveries only:

HCR I, Box 260

Nipton, CA 92364

Exhibit A	Page 5

EXHIBIT B – Vendor Recommended List of Spares

Ivanpah 1, 2, 3:

SRSG Recommended Spare Parts List2

Material		Size	Qty	Exclusive Spare Parts	Non- Exclusive Spare Parts[3]
Superheater Panel -[*] Tubes			1	[*]
Superheater Panel -[*] Tubes			1	[*]
Reheater Panel -[*] Tubes			1	[*]
Steam Generator Panel -[*]			1	[*]

Pumps -[*]
[*]			7		[*]
[*]			7		[*]
[*]			7		[*]

[*] Valves -one unit spares
Valve Model #	Valve Packing #
[*]	[*]	[*]	18		[*]
[*]	[*]	[*]	8		[*]

[*]	[*]	[*]	19		[*]

[*]	[*]	[*]	1		[*]
[*]	[*]	[*]	2		[*]
[*]	[*]	[*]	2		[*]
Gaskets
[*]			6		[*]
[*]			2		[*]
[*]			2		[*]

*	Confidential Treatment Requested

[2]

Vendor shall (a) provide any additional spare parts prior to Mechanical Completion (as defined in the ECC) and the commencement of commissioning activities and (b) provide a list of additional spare parts to be delivered no later than three months prior to such delivery.

[3]	“Exclusive Spare Parts” and “Non-Exclusive Spare Parts” are as defined in the CGSA.

Exhibit B	Page 1

Material	Size	Qty	Exclusive Spare Parts	Non- Exclusive Spare Parts
[*]one unit spares
Packing Ring P/N
[*]		1	[*]	[*]

[*]		1	[*]	[*]

[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
Gasket P/N
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]

*	Confidential Treatment Requested

Exhibit B	Page 2

Material	Size	Qty	Exclusive Spare Parts	Non- Exclusive Spare Parts
Spacer Ring P/N
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]

Seal Kit [*]		8

[*] Actuators
[*]		2	[*]	[*]
[*]		2	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		2	[*]	[*]
[*]		1	[*]	[*]
[*]		2	[*]	[*]
[*]		2	[*]	[*]
[*]		2	[*]	[*]
[*]		2	[*]	[*]
[*]		4	[*]	[*]
[*]		4	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]

*	Confidential Treatment Requested

Exhibit B	Page 3

[*]		1	[*]	[*]
Material	Size	Qty	Exclusive Spare Parts	Non- Exclusive Spare Parts
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]

[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		4	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]

[*]
Spare parts [*]
[*]		2	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		24	[*]	[*]
[*]		3	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		2	[*]	[*]

*	Confidential Treatment Requested

Exhibit B	Page 4

[*]		4	[*]	[*]
[*]		6	[*]	[*]
Material	Size	Qty	Exclusive Spare Parts	Non- Exclusive Spare Parts
[*]		4	[*]	[*]
[*]		4	[*]	[*]

Spare parts for [*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		24	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]
[*]		1	[*]	[*]

Protection Panel Insulating Block			[*]	[*]

*	Confidential Treatment Requested

Exhibit B	Page 5

EXHIBIT C – Performance Tests and Procedures

Annual Plant Electrical Generation Tests

Description

Beginning on the Initial Operation Date, as defined in the Renewable Power Purchase and Sale Agreement (RAP ID #5208) between Southern California Edison Company and Owner, dated as of February 5, 2009, as amended (the “PPA”), Owner, with the advice of and in conjunction with Vendor, will conduct an Annual Plant Electrical Generation Test for the period ending on the first anniversary of the Initial Operation Date, and continuing thereafter at each anniversary date of the Initial Operation Date for the first 4 (four) years of commercial operation of the Plant.

Each such Annual Plant Electrical Generation Test shall be conducted as set forth below.

Description

Actual plant performance for 365 days (8,760 hours) and resulting net electrical generation measured and reported by the utility will be compared with the performance predicted by the Performance Model (description provided at the end of this exhibit) based on actual operating conditions and parameters as set forth in the Performance Model and corrected for all exclusions as set forth in Section 8.1.1. The actual performance will be measured by the utility at the CAISO revenue meter at the point of connection. The corresponding electrical generation value will be calculated based upon PPA rates according to the amount of energy delivered (MWhrs) multiplied by the Time of Delivery Factors as defined in and set forth in the PPA.

All test results, data, weather parameters and Plant operating information regarding each of the Annual Plant Electrical Generation Tests shall be recorded by Owner and promptly transmitted to Vendor.

The measurement protocols for the actual weather data and electrical output are described below:

Measurement Protocols – Field Measurements.

Meteorological and operating data to be used for running the Performance Model and determination of the actual and predicted operating results shall be taken from the instruments that are part of the standard equipment at the Ivanpah II plant. Said instruments shall be calibrated as part of the commissioning process and shall be deemed accurate for the purpose of the Annual Plant Electrical Generation Tests. If an instrument demonstrates manifest and material error, the instrument shall be recalibrated in accordance with Good Industry Practices at the expense of the party that is then responsible for operations and maintenance. Either Party may choose to have an independent party experienced and certified in such activities recalibrate or correct said instruments in accordance with Good Industry Practices at its expense and thereafter the readings on such instruments shall be used for subsequent data determinations.

Exhibit C	Page 1

Specific measurement points for these purposes are as follows:

[*]	Meteorological Station
[*]	Meteorological Station
[*]	Meteorological Station
[*]	Meteorological Station
[*]	Located Near the Plant
[*]	Measured at the Plant
[*]	Point of Connection

Operator’s Log – including both maintenance issues and operations on an hourly (or smaller time incremental) basis showing when the Plant operations were limited or shut down and for what reason (such as high winds).

Not later than one month before the Initial Operation Date, the exact location and equipment used to measure the weather data will be provided to the Owner.

The data collected from the above instruments shall be recorded in real time on a continuous basis and made available to Vendor once a month on an hourly basis, by the party responsible for those measurements. A total of 8,760 hourly values will be provided on a 365 day basis.

Description of the Performance Model

Based upon the variables listed above, and adjusted for the exclusions set forth in Section 8.1.1. of the Agreement, the Performance Model in the form of a Microsoft Excel Workbook generates projections of the electrical energy generated (MWhrs) by the Plant on an hourly basis. A written description of the Performance Model is attached as Schedule 1 to this Exhibit C.

SFINCS Interim Milestone Tests

The following applies to (1) [*] and (2) [*] (each, a “SFINCS Interim Milestone”):

Following Vendor’s development of a testing protocol for a SFINCS Interim Milestone, Vendor shall make such protocol available to Owner and Owner’s designee(s) for review and comment. Vendor shall in good faith take Owner’s comments into consideration. Vendor shall conduct SFINCS Interim Milestone testing (“Milestone Testing” or a “Milestone Test”) at its facilities in the State of Israel, which Milestone Testing may be monitored by Owner or its designee(s) at Owner’s request. Following the completion of Milestone Testing with respect to a SFINCS Interim Milestone, Vendor shall issue a report of the Milestone Test results to Vendor. A report indicating a passing Milestone Test shall be final and Vendor shall not be obligated to re-run any Milestone Test which successfully passes.

*	Confidential Treatment Requested

Exhibit C	Page 2

Schedule 1 to Exhibit C

Attach “Ivanpah II Hourly Performance Model Description (Document No. 60012-LE-L-F-1958, dated 22 December 2010)” which shall be updated upon commencement of operations to reflect changes made to the Ivanpah II Hourly Performance Model to account for operations during an actual calendar year, actual gas usage and “as built” conditions. Changes to the Ivanpah II Hourly Performance Model will be made by mutual agreement of the Parties.

Exhibit C

[*]

*	Confidential Treatment Requested - 23 Pages Omitted

Exhibit C

Schedule 2 to Exhibit C

Methodology for Assessment of

Predicted Performance for

Ivanpah Project

Matching Order No.

DE-MO01-09CF02007

Revision 6

November 3, 2010

prepared by

}

in support of

Loan Guarantee Applications

for the

U.S Department of Energy

Loan Guarantee Program

Pursuant to Title XVII of the Energy Policy Act of 2005

and the American Reinvestment and Recovery Act of 2009

Exhibit C

Introduction

At DOE request, presented herein is a test/evaluation methodology to evaluate the performance of a newly constructed and operating Ivanpah CSP tower facility against its designed mature-year performance. As with any plant representing new and innovative technology, there will be an initial shake-out and ramp-up period when the plant is placed into operation. As such, initial performance will be less than full design; however, over time, plant performance will increase towards designed full-rated annual performance (referred to as mature-year performance). This increase is caused by the realization of the operator’s learning curve, procedural optimization, and fine-tuning of equipment and systems for increased plant performance. For the Ivanpah project, BrightSource Energy, Inc. (BSE) has proposed that this ramp-up process may last up to four years.

This assessment provides protocols to assess Ivanpah plant performance during the ramp–up period based on less than a full year’s worth of data. This assessment is intended to provide a conservative prediction of the plant’s future productivity and revenue generation on a continuing annual basis assuming no additional improvements (operator learning curve, plant optimization, etc.) are achieved. It is expected that the results of this assessment will be used by DOE to make decisions related to plant financing. The following tests comprising this assessment are recommended by the Independent Engineer (IE) as requirements to be passed and/or fulfilled by the Ivanpah Project (or Solar Partners) prior to DOE’s authorization of release of cash grant proceeds.

This document focuses on defining and describing a methodology that is acceptable to the project’s stakeholders, and it is further recommended that BSE prepare a Test Plan that documents the strategy, testing objectives and approach for each of the three tests. Additionally, they should prepare and submit Test Procedures based on the approved Test Plans that provide detailed instructions for the actual execution of the test. If preferred, BSE can combine the Test Plan and Test Procedure for each test into a single document. These documents will be developed in accordance with the prescribed methodology and will be reviewed and approved by DOE 30 days prior to the test/evaluation period.

Solar Partners will provide DOE with adequate notification prior to the beginning of each test period and with full access to the site during the test period (to DOE, the IE, and/or other DOE designees). A test report will be prepared and submitted following each successful test and will include all test data and analysis and results.

Reliability Test

Background

The predicted power production of the Ivanpah plants were developed using a performance model that calculates output based on algorithms approximating actual plant parameters, geometries, and processes. Input to the performance model consists of expected local environmental data on an hourly basis. The design plant performance is based on a reference

Exhibit C	Page 1

set of 365-days of data generated from historical records. This data set, called the Typical Meteorological Year (TMY), represents a year of environmental conditions at the plant site that approximates the long-term average of those conditions. The output of the model when run against this reference TMY data is referred to as “mature year” performance. Predicted revenues are developed based on predicted power generation aggregated against TOD pricing factors defined by the power purchase agreement (PPA) with the off taker. One plant condition that changes over time and cannot be readily measured is the average cleanliness of the reflective mirrors. In this case an average cleanliness value is assumed based on the design cleaning cycle and estimated Ivanpah soiling rates (see # 10 below).

The revenue prediction for the mature year performance is calculated within each Ivanpah financial model where the overall financial performance of the plant is predicted based on data and assumptions related to items such as the terms of guaranteed loan; taxes; cash grant proceeds; capital expense; and operating and maintenance costs. It is understood that DOE will establish minimum plant performance and plant revenue levels (expressed as a percentage of the accepted model’s predicted performance [for actual environmental conditions]) necessary to achieve a specific level of financial performance, however, the establishment of these criteria are beyond the scope of this document.

The Ivanpah model performance was developed based on a previous model for BrightSource’s Pilot Plant located in the Negev Desert in Israel, called the “SEDC model.” A comparison of predicted and actual performance at the pilot plant allows a general understanding of how the Ivanpah model can be expected to perform. One aspect of the SEDC model is that it overestimates plant performance in the morning hours (following start-up) and underestimates plant performance during the evening hours. This has been determined to be due to thermal inertia in the plant. When evaluated over the course of the day, however, these effects tend to cancel each other. Another significant observation of the SEDC model is that predicted results are significantly less accurate on days of low DNI.

Approach

The approach used for this assessment is to collect data during operation of the plant on a series of representative operational days and to compare the actual plant performance to the predicted plant performance generated by the performance model based on the actual environmental data at the site for the days of operation. This ratio will represent the achieved Percentage of Predicted Plant Performance (PPPP, or more simply “P4”). If the sample set is reasonably representative of site conditions during the course of the year then this data can be used as a predictor of annual plant performance during the reference year and as a predictor of actual revenues compared to predicted plant revenues.

Representative Days

Based on analysis of the SEDC performance model’s behavior, the Ivanpah performance model is assumed to have a reasonably consistent accuracy across all days of the year within certain

Exhibit C	Page 2

limits of environmental conditions (such as DNI). Because the plant is a power tower CSP plant (rather than a parabolic trough CSP plant) the effect of the lower angle of the sun during winter months is less important than the overall length of the solar day in generating power. Thus the plant performance may be sampled at any time during the year as long as there is a reasonable period of time during each day with adequate DNI. Days with low DNI are relatively infrequent on an annual basis and represent a small fraction of the annual production. Furthermore, they represent atypical plant operation. Including such days in the test period would unnecessarily increase the uncertainty of projected annual production. (see #5A below). One other condition that might be excluded is isolated instances of early-life (infant-mortality) equipment failure which also represent atypical plant operation and therefore provide a poor basis for extrapolation of annual plant performance. It is assumed that these types of failures are one-time events due to an isolated manufacturing defect or installation issue and can therefore be excluded in order not to cause a significant negative impact in the middle, or near the end of an otherwise acceptable set of valid evaluation days. This second type of exclusion would be infrequent, carefully screened, and allowed only at the sole discretion of the DOE (see #5B below).

Length of the Evaluation Period

[*]

Criteria for Success

The objective of this assessment is to allow for an analysis of the plant’s financial performance. Because the Ivanpah PPAs include time-of-day (TOD) pricing, the relevant parameters of concern are the actual revenue versus the predicted revenue. It is expected that DOE will establish criteria for success in the form of P4-revenue values. This criterion aligns with the goal of BrightSource and its partners of operating the plant to maximize revenue. Since revenue-based success criteria include TOD pricing, the calculation of TOD-weighted power is not specifically required.

*	Confidential Treatment Requested

Exhibit C	Page 3

Protocols for Assessment

Given the previous background and explanations, the following protocols are presented as the basis for an Assessment of Predicted Plant Performance:

1.	This assessment will involve a rolling [*] evaluation period that, once initiated, will continue until success criteria are satisfied at the end of any evaluation period.

2.	Actual power generation, from the plant’s revenue meter, and environmental conditions necessary to generate predicted performance using the plant performance model will be recorded by Solar Partners on an hourly basis during the evaluation period.

3.	Solar Partners will run the performance model and document the predicted power and revenue performance on an hourly, daily, and cumulative [*] basis. Solar Partners will also calculate actual revenue, based on the actual power, on an hourly, daily and [*] basis using the appropriate PPA TOD pricing.

4.	Actual performance and revenue will be compared on a daily and cumulative basis to performance model predicted power and performance model predicted revenue.

5.	The period of evaluation shall include [*] consecutive valid calendar days with all days being considered except for the following two specific exceptions.

A.	To be valid, a day must have at least four continuous hours where measured DNI exceeds [*]. Days not meeting this requirement will be excluded in their entirety. Note: These values may be adjusted with DOE and BSE concurrence following analysis of SEDC model results and Ivanpah TMY.

B.	Days may also be excluded in their entirety if the plant is not operational due to a material condition. The material condition must be related to early-life failure (infant mortality) of a significant component. This condition must be correctable and cannot be attributable to operational error or a design deficiency. This exclusion will be granted at the sole discretion of DOE following review and analysis of the root cause.

6.	The Ivanpah plant performance model used for this evaluation will be the same model that was used to estimate revenues in the accepted financial model. If an as-built model is adopted, Solar Partners will rerun the 365-day mature-year data to verify that the financial revenue predictions are not reduced by the as-built model.

7.	The plant will be operated in accordance with approved plant procedures during the evaluation period.

8.	Data will be taken using the site weather stations and installed plant instrumentation. If necessary, Solar Partners agrees to install additional instrumentation required to complete the test, however, it is expected that additional instrumentation will not be required.

9.	During the evaluation period, the auxiliary boiler can be used for turbine blanketing, plant warm-up, start-up, and power generation to the extent allowed by the CEC

*	Confidential Treatment Requested

Exhibit C	Page 4

certification when prorated to the actual power generation during the evaluation period.

10.	The performance model will assume a mirror reflectivity of [*]. These are the assumed values for the mature-year.

11.	The assessment is considered successful if, at the end of any 30-day evaluation period, the pre-determined criteria for P4-revenue is met or exceeded. The results will be expressed as a P4-power value and a P4-revenue value where P4-power results are provided for information. These results will be reported to DOE and are calculated as follows:

[*]

12.	At the option and sole discretion of DOE, any [*] evaluation period may be terminated early and the assessment considered successful if the data received during that period to-date is sufficient to satisfy the test criteria with a confidence limit of 95%.

13.	At the completion of the test, Solar Partners will provide a test report that includes tabulation of hourly data and actual and predicted performance (power and revenue) on an hourly, daily and cumulative basis over the period of evaluation.

14.	Solar Partners will provide the IE with access to the Ivanpah plant performance model and plant data necessary to independently run the performance model and verify the performance analysis.

15.	The test procedure prepared by BSE will include an example calculation of daily percent predicted power and revenue.

Power Block Capacity Tests

These tests include both the Capacity Test and Heat Rate Test specified in Section 8.2 of Bechtel’s EC&C SOW. While performance characteristics of the solar field and/or SRSG are not formally part of these tests, the test boundary (as defined in Section 8.2 of the EC&C SOW) shall be expanded to include evaluation of the solar field and SRSG: data will be collected and parameters monitored across the SRSG and solar field (including weather station inputs), and this data will be analyzed to evaluate for performance of these systems and included in the final report, but no additional acceptance criteria are imposed on these systems as part of these capacity tests. The final report will be accompanied by all available solar field operating data measured and/or collected during the course of each test. Test can be performed in conjunction with the Bechtel substantial completion testing or re-performed at a later date if necessary to meet the following conditions:

1.	A waiver for lack of solar flux will not be accepted; completed tests need to verify guaranteed heat rate and full capacity guarantee (Table 8-2 of EC&C contract).

*	Confidential Treatment Requested

Exhibit C	Page 5

2.	Steam required for test will be generated by SRSG from solar field flux.

SFINCS Operational Test

Solar Partners, in consultation and in conjunction with BSE, will perform (or cause to be performed) a SFINCS Operational Test (SOT) for the Ivanpah 1 facility in accordance with the following Functional Demonstrations (FDs). Success criteria for passing the SOT equate to successful demonstration of all of the FDs, as outlined in the test descriptions below.

Functional Demonstration for SOT

The SOT will be deemed to be successfully completed when each of the following Functional Demonstrations (FDs) has been completed:

1.	Solar field start-up. The FD is comprised of plant start-up in accordance with normal plant operating procedure. Test demonstrates automatic addition of [*] by SFINCS in response to system requests for flux on steam generator and superheater panels between sunrise and synchronization.

2.	Solar-field shutdown. The FD is comprised of plant shutdown in accordance with normal plant operating procedure. Test will demonstrate shutdown via automatic removal [*] by SFINCS, in response to system request for shutdown and/or reduced flux in advance of shutdown.

3.	Safety features. The FD is comprised of appropriate responses by SFINCS to two simulated safety-related Events. One Event will require a shutdown; this can be, for example, an occurrence of high winds. A second Event will require changes by SFINCS in aiming instructions for at least one group of heliostats; for example, this can be measurement of excessive flux on one location on the SRSG. In both cases the initiating Events can be simulated

4.	Transient conditions. The FD is comprised of automatic removal of heliostat groups (from tracking status) and/or automatic transfer of tracking heliostat groups from superheater panels to the steam generator by SFINCS, in response to a transient condition Event, and is further comprised of automatic addition of heliostat groups (to tracking status) by SFINCS in response to the end of the transient condition Event. Specifically, one Event would be the plant’s response to a trip of the turbine generator. A second Event would be the plant’s response following a significant increase in demand by the turbine generator.

5.	Automatic heliostat calibration. The FD is comprised of automatic calibration by SFINCS of 10 heliostats within 1 hour, where each heliostat is removed from tracking for no more than 5 minutes. The result of each automatic calibration will be storage of the results in a database and/or communication of a corrective action within 24 hours of the calibration. Generating the request for calibration, or selection of specific heliostats, may be performed through operator intervention, as long as the process within SFINCS is automated.

*	Confidential Treatment Requested

Exhibit C	Page 6

Ramp-Up Management Plan

Following the performance of the Reliability Test, Capacity Tests, and the SFINCS Operational Test (SOT), Solar Partners and/or BSE shall prepare an Ivanpah Ramp-up Management Plan that describes the status of the plant and identifies the specific actions and activities that are proposed in order to increase or optimize plant performance such that plant revenues predicted by the financial model will be achieved. Generally, the plan will include the following:

1.	Summary of the results of each of the tests performed.

2.	Understanding of the underlying causes for under-performance or identified areas where improvement can be achieved.

3.	Descriptions of specific activities and programs to be implemented, including participants and responsibilities.

4.	A schedule for implementation of each activity, including proposed milestones for completion.

Exhibit C	Page 7

EXHIBIT D – Payment Schedule

Exhibit D	Page 1

Ivanpah Solar Electric Generating Facility

Unit 2 Solar Field Agreement Payment Schedule

							SRSG and Spare Parts		Engineering & Technical Services
							Total	$[*]	Total	$[*]
Month	Total Cumulative% SRSG/ Others/ SFINCS	% SRSG/ Others/ SFINCS	Total Cumulative% Services	% Services	Total Cumulative%	Total Monthly%	Incremental Payment Amount	Cumulative Payment Amount	Incremental Payment Amount	Cumulative Payment Amount
[*]

Other items and Services		SFINCS		TOTAL
Total	$[*]	Total	$[*]	Total	$[*]
Incremental Payment Amount	Cumulative Payment Amount	Incremental Payment Amount	Cumulative Payment Amount	Incremental Payment Amount	Cumulative Payment Amount
[*]

*	Confidential Treatment Requested

Exhibit D	Page 1

EXHIBIT E – Form of Progress Report

Project Name:

Progress Report No. XX

[Month Year]

TABLE OF CONTENTS

1.0 EXECUTIVE SUMMARY

2.0 DESCRIPTION OF SERVICES

A. ENGINEERING ACTIVITIES

B. PROCUREMENT

C. TRAFFIC AND LOGISTICS (including flag carrier information)

D. COMMISSIONING AND START-UP – SOLAR FIELD

3.0 SCHEDULE

A. SCHEDULE INFORMATION (including information (description and reasons) regarding events that affect the Work Schedule)

4.0 ISSUES AND CONCERNS

5.0 APPENDICES

A. Payment Schedule

B. Scope Change Register (including any changes made to plans)

C. Critical Schedule Activities

D. Owner Inspection Summary

E. Progress Photos and other relevant progress documents

F. Other items reasonably requested by Owner or its designee(s)

6.0 OTHER

A. Items reasonably requested by Owner or its designee(s)

Exhibit E	Page 1

EXHIBIT F – Form of Parent Guarantee

This Guaranty (“Guaranty”) is made as of the 5th day of April, 2011, by BrightSource Energy, Inc., a corporation formed under the laws of the State of Delaware and having a principal office at 1999 Harrison Street, Suite 2150, Oakland, CA 94612 (“Guarantor”), to and for the benefit of Solar Partners I, LLC, a Delaware limited liability company with offices located at 1999 Harrison Street, Suite 2150, Oakland, CA 94612 (“Beneficiary”).

WHEREAS:

A. BrightSource Construction Management, Inc., a corporation formed under the laws of the State of Delaware and having a principal office at 1999 Harrison Street, Suite 2150, Oakland, CA 94612 (“BSCM” or “Obligor”), is an affiliated company of Guarantor;

B. Obligor and Beneficiary have entered into the Solar Field Agreement, dated as of April 5, 2011 (the “Agreement”), pursuant to which Obligor has agreed to perform its obligations, as more fully described in the Agreement; and

C. As an inducement for Beneficiary to enter into the Agreement, Guarantor is agreeing to execute and deliver to Beneficiary a guaranty in the form hereof.

NOW, THEREFORE, for and in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1. Unless otherwise defined herein, all capitalized terms used herein which are defined in the Agreement shall have their respective meanings as therein defined. All references to the Agreement contained herein shall be construed to mean the Agreement, as amended from time to time.

2. Guarantor hereby irrevocably and unconditionally guarantees to Beneficiary, its successors and assigns the full and prompt payment and performance when due of all of Obligor’s obligations under the Agreement (collectively referred to herein as the “Obligations”) provided however, that with respect to Guarantor’s obligation to guarantee Vendor’s obligations which are secured under the Security Escrow Agreement Guarantor’s guaranty hereunder shall remain subject to the terms and conditions of the Security Escrow Agreement. If at any time Obligor fails, neglects or refuses to timely or fully perform any of the Obligations as expressly provided in the terms and conditions of the Agreement, then upon receipt of written notice from Beneficiary specifying the failure, Guarantor shall perform, or cause to be performed, any such obligation, responsibility, or undertaking as required pursuant to the terms and conditions of the Agreement, including without limitation all payment obligations under the Agreement. With respect to any claim, action or proceeding against Guarantor in connection with this Guaranty, Guarantor shall be entitled to assert only those defenses which the Obligor would be able to assert if such claim, action or proceeding were to be asserted or instituted against Obligor based upon the Agreement, including without limitation, the requirements of Section 8.3.4 of the Agreement. For the avoidance of doubt, Guarantor’s liability to Beneficiary hereunder shall be subject to any limitation on Obligor’s liability expressly set forth in the Agreement, to the extent applicable therein. In the event of any litigation to enforce or interpret the provisions hereof, the non-

Exhibit F	Page 1

prevailing party shall reimburse the prevailing party for any reasonable attorneys’ fees and all other costs and expenses incurred by the prevailing party therein. By its acceptance hereof, and in reliance hereon, Beneficiary affirms to Guarantor any and all representations, warranties, and covenants made by the Beneficiary to the Obligor under the Agreement.

3. This Guaranty is a continuing, irrevocable guaranty by Guarantor of the Obligations. Guarantor hereby consents and agrees that the following actions may be undertaken from time to time without notice to Guarantor:

(a) The Agreement may be amended in accordance with its terms to increase or decrease the obligations of Beneficiary or Obligor thereunder; and

(b) Beneficiary and Obligor may compromise or settle any unpaid or unperformed Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under the Agreement.

Except for the defenses set forth in paragraph 2 above, Guarantor hereby waives any circumstance which might constitute a legal or equitable discharge of a surety or guarantor, including but not limited to: (i) the defenses of promptness, diligence, presentment, demand for payment, protest, notice of dishonor, notice of default, notice of acceptance, notice of intent to accelerate, notice of acceleration, and notice of the incurring of the Obligations created under or pursuant to the Agreement; (ii) defenses associated with all other notices whatsoever, except as otherwise provided herein; (iii) any right to require that any action or proceeding be brought against Obligor or any other person, or to require that Beneficiary seek enforcement of any performance against Obligor or any other person, prior to any action against Guarantor under the terms hereof; (iv) any right to require Beneficiary to (A) proceed against or exhaust any insurance or security held from Obligor or any other party, or (B) pursue any other remedy available to Beneficiary; (v) the invalidity of the Agreement or the obligations of Obligor thereunder or of any other guaranty or any security document given with respect to the Agreement; (vi) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that or the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (vii) any counterclaim, set-off or other claim which Obligor or any other guarantor has or alleges to have with respect to all or any part of the obligations guaranteed by Guarantor; and (viii) any other circumstance whatsoever, whether similar or dissimilar to any of the foregoing, that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (excluding the defense of payment or performance), and any future judicial decisions or legislation or of any comparable provisions of the laws of any other jurisdiction. Notwithstanding the foregoing, Guarantor may, as a defense to the performance of the Obligations, assert any defense available to Obligor under the Agreement that would excuse Obligor from performing the obligation in respect of which a claim is made under this Guaranty, other than those based on any of the items set forth in paragraph 9, below, those other defenses waived in this Guaranty, and those defenses based upon the legal incapacity of any person (including any lack of capacity on the part of Obligor to enter into and perform under the Agreement).

Guarantor agrees that Beneficiary may draw or collect under any letter of credit, performance bond or surety bond provided by Obligor to Beneficiary, or exercise any other right available to Beneficiary, without affecting or impairing in any way the liability of Guarantor under this

Exhibit F	Page 2

Guaranty, except to the extent that amounts owed to Beneficiary by Obligor have been paid and are retained by Beneficiary.

Except as to applicable statutes of limitation, no delay of Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

4. Guarantor agrees that this is a guaranty of payment and performance and not merely a guaranty of collection. The liability of Guarantor under this Guaranty shall not be conditional or contingent upon the pursuit of any remedy against Obligor.

5. Guarantor agrees that payment or performance of any of the Obligations or other acts which toll any statute of limitations applicable to the Obligations or the Agreement shall also toll the statute of limitations applicable to Guarantor’s liability under this Guaranty.

6. Guarantor additionally represents and warrants to Beneficiary as follows:

(a) Guarantor is a corporation duly organized, validly existing, authorized to do business and in good standing under the laws of the State of Delaware.

(b) Guarantor has the requisite corporate power and authority to own its property and assets, transact the business in which it is engaged and to enter into this Guaranty and carry out its obligations hereunder. The execution, delivery, and performance of this Guaranty have been duly and validly authorized and no other corporate proceedings on the part of Guarantor or its affiliates are necessary to authorize this Guaranty or the transactions contemplated hereby.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body or third party is required for the due execution, delivery and performance by Guarantor of this Guaranty.

(d) This Guaranty, when executed, shall constitute a valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with the terms of this Guaranty, except as may be limited by bankruptcy or insolvency or by other laws affecting the rights of creditors generally.

(e) As of the date hereof, the execution, delivery, and performance of this Guaranty does not and will not (i) result in a default, breach or violation of the certificate or articles of incorporation or bylaws of Guarantor, or (ii) constitute an event which would permit any person or entity to terminate rights or accelerate the performance or maturity of any indebtedness or obligation of Guarantor, the effect of which would materially affect Guarantor’s ability to meet its obligations under this Guaranty, or (iii) constitute an event which would require any consent of a third party or under any agreement to which Guarantor is bound, the absence of which consent would materially and adversely affect Guarantor’s ability to meet its obligations under this Guaranty.

7. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor, Beneficiary and any successor to Beneficiary or permitted assignee of Beneficiary’s rights hereunder, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective

Exhibit F	Page 3

unless it is in writing and signed by Beneficiary and any successor to Beneficiary or permitted assignee of Beneficiary’s rights hereunder. No waiver or consent shall be deemed to constitute a waiver or consent on any subsequent occasion.

8. This Guaranty is a continuing guaranty and (i) shall remain in full force and effect until satisfaction in full of all of the Obligations, (ii) shall be binding upon Guarantor and its successors and (iii) shall inure to the benefit of and be enforceable by Beneficiary and its successors and permitted assigns. Notwithstanding the foregoing, however, this Guaranty shall terminate and cease to be of further effect on the earlier of: (a) satisfaction of all the Obligations under the Agreement; and (b) the first anniversary of the termination of the Agreement; provided, however, upon the first anniversary as set forth hereof, the Guarantor agrees that (i) the Obligations hereunder shall continue in full force and effect with respect to any Obligations to the extent then subject to pending claims identified in writing by the Beneficiary to the Guarantor or Obligor, whether such Obligations with respect to such pending claims become due prior to or after the first anniversary date; or (c) the date that (i) the Guarantor is no longer affiliated with Obligor, and (ii) the Beneficiary has been provided with a replacement letter of credit, or other financial accommodation from a party with a credit rating equal to or better than that of Guarantor, which financial accommodation in the sole judgment of Beneficiary provides Beneficiary with no less protection than that which is contained in this Guaranty; and Guarantor shall, as of such date (the “Expiration Date”), have no further obligations or liability under this Guaranty, whether or not the Guaranty is returned to the Guarantor. All originals of this Guaranty shall, however, be returned to the Guarantor upon the Expiration Date. Neither Guarantor nor Beneficiary may assign its rights or delegate its duties without the written consent of the other party; provided, however, that Beneficiary may assign its rights under this Guaranty to an Affiliate of Beneficiary. In connection with any such permitted assignment, Guarantor shall execute a consent to assignment and such other documents as the assignee shall reasonably request. In the event that Beneficiary for any reason (including but not limited to bankruptcy preferences), is required to repay or disgorge any amounts received by it in respect of the Obligations, then the liability of Guarantor under this Guaranty, with respect to such amounts, shall be reinstated.

9. Guarantor’s obligations hereunder are independent of the obligations of the Obligor. The liability of Guarantor hereunder is not affected by: (i) any voluntary or involuntary liquidation, dissolution, receivership, attachment, injunction, restraint, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition, or readjustment of, or comparable proceeding affecting, Obligor or any of its assets; or (ii) any extension of time for the payment of any sum, in whole or in part, owing or payable to Beneficiary under the Agreement or this Guaranty, or any extension of time for the performance of any other Obligation under the Agreement or this Guaranty, or (iii) any failure, delay or omission of Beneficiary to enforce, assert or exercise any of its rights, powers, or remedies under the Agreement or this Guaranty, or any action on Beneficiary’s part granting indulgence or extension in any form; or (iv) any payment to any Obligor by Beneficiary that subsequently returns to Beneficiary under court order in any bankruptcy or other insolvency proceeding; or (v) the acceptance, receipt, release, modification, or waiver of, or failure to perfect any interest under or to pursue or seek relief with respect to any other guaranty, pledge or security device

Exhibit F	Page 4

whatsoever; or (vi) any amendment, modification, or other alteration of the Agreement; or (vii) any indemnification Beneficiary may have from any other party; or (viii) any insurance that may be available to cover any loss. Guarantor assumes all responsibility for keeping itself informed of Obligor’s financial condition and all other factors affecting the risks and liabilities assumed by the Guarantor hereunder, and Beneficiary shall have no duty to advise Guarantor of information known to it regarding such risks.

10. This Guaranty shall be governed by and construed in accordance with the laws of the state of California, excluding rules governing conflicts of laws. Guarantor and Beneficiary hereby agree that any legal proceedings which may arise under this Guaranty shall be brought in the United States District Court for the Northern District of California, or if such court does not have or declines jurisdiction, any California state court located in City and County of San Francisco, California). Each of Guarantor and Beneficiary irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may have or hereafter have to the personal jurisdiction of such court or the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of Guarantor and Beneficiary hereby consents to process being served in any such proceeding by the mailing of a copy thereof by certified mail, postage prepaid, to its address specified in paragraph 11 of this Guaranty. EACH OF GUARANTOR AND THE BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS GUARANTY.

11. Any notices or other communication to be given hereunder shall be given in writing, sent by (a) personal delivery, (b) internationally recognized expedited delivery service, (c) registered or certified United States mail, postage prepaid, or (d) facsimile (followed by registered or certified United States mail, postage prepaid) as follows:

To Guarantor:	BrightSource Energy, Inc.
1999 Harrison Street, Suite 2150
Oakland, CA 94612
Attention: General Counsel
Phone No.: (510) 550-8461
Fax No.: (510) 380-6950

With a copy to:	BrightSource Construction Management, Inc.
1999 Harrison Street, Suite 2150
Oakland, CA 94612

Attention: Project Manager
Phone No.:
Fax No.:

To Beneficiary:	Solar Partners I, LLC

Exhibit F	Page 5

c/o NRG Construction LLC
NRG Energy, Inc.
1201 Fannin
Houston, TX 77002
Attention: Todd Kerschbaum, Sr. Vice President
Email: tkerschbaum@nrgenergy.com
Phone No.:
Fax No.:

With a copy to:	NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Attention: General Counsel
Phone No.: (609) 524-5234
Fax No.: (609) 524-4589

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of receipt at the address and in the manner provided herein, or in the case of facsimile, upon receipt.

12. Beneficiary shall not, without the prior written permission of Guarantor, disclose confidential information of the Guarantor, which shall be deemed to include information relating to the financial condition of Guarantor provided by Guarantor (“Information”), to any third party other than those of Beneficiary’s officers, directors, and its attorneys who have need to know of such Information for the purposes of administering or enforcing this Guaranty, as well as its successors and permitted assignees (“Authorized Persons”). In the event the Guarantor approves in writing of such disclosure or transmittal to a third party, Beneficiary shall first obtain a written commitment from such third party making the terms of this confidentiality undertaking applicable to such third party and shall thereafter disclose and transmit such Information to such third party only on a proprietary and confidential basis. Beneficiary further agrees to limit the availability of the Information to those officers, employees, and Authorized Persons whom it deems to have a need to know in connection with the purposes of this Guaranty. The duties of confidentiality of Beneficiary hereunder shall not apply to Information which Beneficiary can show is the same as information which: (i) is or becomes generally available to the public without breach of this confidentiality undertaking; (ii) was in the possession of Beneficiary at the time it was initially furnished by the Guarantor or any Obligor free of any confidentiality restrictions; or (iii) is later received from an independent third party who is, as far as can reasonably be determined, under no limitation or restriction regarding disclosure of the Information.

Exhibit F	Page 6

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Guaranty as of the date first written above.

BRIGHTSOURCE ENERGY, INC.

By:

Name:
Title:

Exhibit F	Page 7

EXHIBIT G – Work Schedule

Exhibit G	Page 1

[*]

*	Confidential Treatment Requested – Four Pages Omitted.

Exhibit G	Page 1

EXHIBIT H-1

Form of Limited Notice to Proceed

LIMITED NOTICE TO PROCEED

THIS LIMITED NOTICE TO PROCEED (“LNTP”) is made as of this      day of                      20xx, by and between                     , a                      company (“Owner”), and                     , a                      company (“Vendor”). Each individually referred to as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Owner desires to develop, construct, own and operate a thermal solar facility utilizing Vendor’s proprietary LPT solar technology with a nominal electric generating capacity of 133 MWe (the “Plant”) to be located near Ivanpah Dry Lake in San Bernardino County, California (the “Site”) to be known as the Ivanpah II Solar Power Project (the “Project”); and

WHEREAS, VENDOR is in the business of providing certain equipment and related services for the solar industry;

WHEREAS, VENDOR submitted pricing information (“Vendor Plant Information”) to Owner on                          , 20xx with respect to the supply of certain equipment and related services for the Plant;

WHEREAS, the Parties wish to cooperate further in negotiating the conclusion of purchase and sale agreement (the “Agreement”) for equipment and materials and related services for the Plant; and

WHEREAS, the purpose of this LNTP Agreement is to perform certain portions of the Scope of Work in accordance with the Work Schedule and Payment Schedule attached hereto as Exhibit A.

NOW THEREFORE, in consideration of the premises set forth above and the promises contained in this LNTP, the Parties, intending to be bound, agree as follows:

Article 1 - Undertakings; Relationship Between the Parties

1.1 The Parties hereby agree to work together under this LNTP for the purposes of jointly cooperating and exchanging information between and among each other in order for Owner and Vendor to reach mutually agreeable terms for the Agreement. Such Agreement shall define the

Exhibit H-1	Page 1

rights and obligations among the Parties with respect to the scope of responsibilities of each Party.

1.2 Upon execution of this LNTP and payment of $        , by Owner to Vendor, Vendor shall begin performance of the Scope of Work and proceed in accordance with the monthly Work Schedule and Payment Schedule set forth in Exhibit A.

1.3 Except as otherwise provided herein, this LNTP shall not limit or bar any Party from engaging in any business for its own account or for the account of others.

1.4 This LNTP shall not be construed as creating a formal business entity of any kind, or as creating a joint venture, partnership, agency, fiduciary or employment relationship among the Parties. No Party shall have the authority or right, and no Party shall hold itself out as having the authority or right, to assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of or in the name of another Party without the express written consent of such other Party.

Article 2 - Each Party’s Responsibilities

2.1 Each Party shall be responsible for the following areas in furtherance of the Project:

2.1.1 Owner shall pay Vendor $         on or before the close of business on             , 20xx, via electronic wire transfer to Vendor in                     ,                     .

2.1.2 Vendor shall proceed to perform the Scope of Work in accordance with the monthly Work Schedule and Payment Schedule set forth in Exhibit A.

Article 3 - Assignment

3.1 Neither Owner nor Vendor may assign or delegate this LNTP or any of its rights or obligations under this LNTP.

Article 4 - Confidentiality

[Per Article 6 of the draft Solar Field Agreement.]

Article 5 - Rights In Data

[Per Article 5 of the draft Solar Field Agreement.]

Article 6 - Term of LNTP

6.1 This LNTP shall terminate upon the earliest occurrence of any of the events listed below:

(a)	the Parties mutually agree in writing to terminate this LNTP; or

(b)	either Party decides, in its sole discretion, that it does not want to proceed with the

Exhibit H-1	Page 2

Project. The Parties covenant not to sue each other with regard to such termination; or

(c)	the Parties fail to execute an Agreement consistent with the terms of the Vendor Plant Information; or

(d)	upon execution of the Agreement and the delivery of a Notice to Proceed pursuant to the Subcontract.

In the event of termination in accordance with any subsection of this Article 6, any payments made to Vendor by Owner and not committed or expended in furtherance of Exhibit A activities shall be refunded to Owner within 30 Days of said termination.

Article 8 - Integration

8.1 This LNTP represents the entire and integrated agreement between the Parties. It supersedes all prior agreements.

Article 9 - Governing Law

9.1 This LNTP shall be governed by and construed in accordance with the laws of the State of California, excluding conflicts of laws thereof.

Article 10 - Consequential Damages

10.1 In no event shall either Party, or their related companies be liable to each other for loss of profits or revenue; loss of use; loss of opportunity; loss of goodwill; cost of substitute facilities, goods or services; cost of capital; or for any special, consequential, incidental, or indirect, punitive, or exemplary damages resulting in any way from the performance of this LNTP, unless such damages are caused by a violation of the confidentiality provisions of this LNTP.

Article 11 - Incorporation of Additional Terms from the Draft Solar Field Agreement

11.1 [Incorporate additional applicable terms and conditions from the draft Solar Field Agreement as agreed by the Parties.]

Exhibit H-1	Page 3

IN WITNESS WHEREOF, the Parties hereto have executed this LNTP, effective as of the date first written above.

OWNER

By:
Title:

VENDOR

By:
Title:

Exhibit H-1	Page 4

EXHIBIT H-2 – Notice to Proceed

NOTICE TO PROCEED

IVANPAH II SOLAR POWER PROJECT

Date

BrightSource Construction Management, Inc.

1999 Harrison Street, Suite 2150

Oakland, California 94612

Attention: Ivanpah Project Manager

Pursuant to Section 7.2 of that certain Solar Field Agreement, dated as of April 5, 2011 by and between Solar Partners I, LLC (“Owner”) and BrightSource Construction Management, Inc. (“Vendor”) with respect to the Ivanpah II Solar Power Project (the “Agreement”), Owner hereby directs Vendor to commence performance of the full Scope of Work in accordance with the terms and conditions of the Agreement. Concurrent herewith, Owner also certifies that it has initiated and will complete a wire transfer to the account of Vendor in the amount of the Advance Fee prescribed in Section 11.1.2 of the Agreement within the time period set forth therein.

IN WITNESS WHEREOF, Owner has executed this Notice to Proceed effective as of the date written above.

Solar Partners I, LLC

By:
Name:
Title:

Acknowledged and Accepted By:

BrightSource Construction Management, Inc.

By:
Title:

Exhibit H-2	Page 1

EXHIBIT I – Environment, Safety and Health Plan

During Construction:

The following report is hereby incorporated by reference: the Bechtel Environmental Safety and Health Plan issued 7 Nov. 2011 with respect to Attachments A, B, C, D, F and G only.

Following Initial Operation Date:

Reasonable Operator Site rules during commercial operation of the Plant.

Exhibit I	Page 1

EXHIBIT J – Insurance

Insurance

Part I

Coverage

Vendor’s Coverage

The Vendor shall procure and maintain, or cause to be procured and maintained, in full force and effect the following minimum insurance coverages, at its sole expense, as set forth below. All such insurance carried shall be placed with such insurers having a minimum A.M. Best rating of A- VIII and be in such form, with such other applicable terms, conditions, limits and deductibles (subject to the minimum insurance coverages and terms below):

A. Workers Compensation Insurance subject to statutory limits where work is performed.

B. Employers Liability Insurance in an amount of one million dollars ($1,000,000) per occurrence.

B. Commercial General Liability Insurance written on an occurrence form or AEGIS claims made form and providing not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate. Such coverage shall include but not be limited to premises/operations, explosion, collapse, underground hazards, contractual liability, product/completed operations, property damage, independent contractors, and personal injury liability.

D. Commercial Auto Liability Insurance with a limit of not less than one million dollars ($1,000,000) including coverage for owned, non-owned, and hired automobiles for both bodily injury (including death) and property damage.

E. Excess/Umbrella Liability Insurance written on an occurrence form or AEGIS claims made form and providing coverage limits in excess of the primary Employers Liability, Commercial General Liability and Commercial Auto Liability Policies. The limits of such Excess/Umbrella coverage shall be not less than ten million dollars ($10,000,000), with forms that are at least as broad as the underlying policies. Such insurance shall not contain exclusions for punitive or exemplary damage where permitted by law.

F. Professional Liability Insurance covering errors or omissions arising out of the performance or the failure to perform professional services under this contract which result in direct loss. Coverage shall be in the amount of five million dollars ($5,000,000) per occurrence and in the annual aggregate, with deductibles commonly found in like coverages and circumstances.

In the event that any policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, the Vendor shall obtain for each such policy or policies a minimum two (2) year extended reporting period endorsement, also known

Exhibit J	Page 1

as “tail” coverage, or in the alternative, a “prior acts” endorsement from the insurer that assumes the policy exposures in question, and for each such policy or policies shall provide to the Lenders proof that such basic extended reporting period coverage (“tail” coverage) or “prior acts” coverage has been, or can be, obtained.

Vendor shall on or before the Effective Date, or within five (5) days after each request by Owner, provide certificates of insurance to Owner evidencing all insurance policies required pursuant to this Part I of Exhibit J. Vendor shall also provide summaries of all insurance policies required pursuant to this Part I of Exhibit J upon reasonable advance notice by Owner. The certificates evidencing Commercial General Liability, Commercial Auto Liability and Excess/Umbrella Liability shall each certify that:

(a) As to such coverages during Vendor’s performance under this Agreement the Owner and its Affiliates and the Lenders shall be included as additional insureds under such policies, and each of the policies noted in this Part I of Exhibit J (A. through E.) shall contain a waiver of subrogation (where permitted by law) in the Owner’s and Lenders’ favor.

(b) With respect to the Commercial General Liability coverage, such insurance is primary insurance with respect to the interest of the Owner and the Lenders and any other insurance maintained by the Owner and the Lenders is excess and non-contributory with this insurance, and such policy shall provide that (a) the inclusion of more than one Person as an insured under that policy shall not in any way affect the rights of any such Person as respects any claim, demand, suit or judgment made, brought or recovered, by or in favor of any other insured, or by or in favor of any employee of such other insured, and (b) each Person is protected by that policy in the same manner as though a separate policy had been issued to each, but nothing therein shall operate to increase the insurance company’s liability as set forth elsewhere in the policy beyond the amount for which the insurance company would have been liable if only one Person or interest had been named as an insured.

(c) The certificates evidencing all insurance provided under this Part I of Exhibit J shall each note that (a) under such policy there will be no recourse against the Owner or any of its assignees for payment of a premium and (b) such policy may not be cancelled or materially altered by the insurance company in a manner that adversely affects the interest of Owner and/or its Affiliates and the Lenders without Vendor giving thirty (30) Days’ (or ten (10) Days’ prior notice if such cancellation is due to failure to pay premiums) prior written notice of cancellation to Owner and the Lenders. The Vendor shall not request or acquiesce to any material alteration to any of the insurance coverages required to be maintained by the Vendor under this Agreement if those alterations adversely affect the interest of Owner and the Lenders under this Agreement, and shall give the Owner and the Lenders prompt notice of any said material alteration to any such insurance coverages, but in no event later than five (5) business days after it learns of such material alteration. A certification by Vendor’s insurance broker of the insurance requirements outlined in this subsection (c), shall be acceptable to Owner.

The Vendor and subcontractors of any tier shall be responsible for loss of or damage to their own property, including tools, equipment and vehicles or other property which does not form part of the Plant.

Exhibit J	Page 2

If Vendor or Owner utilizes subcontractors to perform any of the Scope of Work or services contemplated by this Agreement, then Vendor shall require each of those subcontractors to maintain the insurance as required by this Part I of Exhibit J with the exception of the policy limits required of the Excess Liability and Professional Liability coverages. With respect to Excess Liability coverage, Vendor shall contractually obligate subcontractors to maintain a minimum policy limit of one million dollars ($1,000,000) under that policy. If a Professional Liability exposure exists, the subcontractor must also maintain a minimum policy limit of one million dollars ($1,000,000) under that policy. Each subcontractor shall be contractually obligated by the Vendor to include Owner and its Affiliates and the Lenders as additional insureds under subcontractors’ Commercial General Liability, Commercial Auto Liability and Excess Liability policies, and to waive subrogation in favor of Owner and the Lenders under all insurance policies subcontractor is required to maintain pursuant to this Agreement. Vendor shall also contractually obligate subcontractors to maintain their coverage on a primary basis, and to not seek contribution from any similar insurance being maintained by Owner or any of Owner’s Affiliates. The Vendor shall require evidence of insurance from all subcontractors prior to allowing such subcontractors to commence the performance of any services with respect to the Plant. The Vendor shall be responsible for the observance of this Part I of Exhibit J by all subcontractors. The insurance coverage required by Part I of Exhibit J may be carried under insurance policies that insure other assets owned or managed by Vendor, or included on the Owner’s insurance covering the Plant; provided, however, such insurance otherwise complies with the requirements of Part I of Exhibit J.

Part II

Coverage

Owner’s Insurance

The Owner shall procure and maintain or cause to be procured and maintained in full force and effect the following minimum insurance coverages, at its sole expense, as set forth below. All such insurance carried shall be placed with such insurers having a minimum A.M. Best rating of A-VIII and be in such form, with such other applicable terms, conditions, limits and deductibles (subject to the minimum insurance coverages and terms below):

A. All Risk Property Insurance. With no gap in cover during the transition from the construction all risk insurance to the all risk property insurance, the Owner shall procure and maintain all risk property insurance covering direct physical loss or damage to the Plant, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown). Such insurance coverage shall be written on a full replacement cost basis or limits equal to one hundred twenty five percent (125%) of the results of a Probable Maximum Loss study , waiving any coinsurance penalty, and shall include the following sublimits:

(i) flood, earthquake and windstorm coverage shall be provided at maximum limits commercially available at a reasonable cost;;

Exhibit J	Page 3

(ii) not less than $250,000 for on-site pollution clean-up required as a result of the occurrence of an insured risk. This coverage can also be provided by a separate pollution legal liability policy;

(iii) off-site coverage with a sublimit of $10,000,000 for off-Site locations;

(iv) transit coverage (including ocean cargo when ocean transit will be required) with a per occurrence limit sufficient to cover the full replacement cost of all items in transit on a single carrier;

(v) machinery coverage for equipment not covered by manufacturer’s warranty and the infrastructure, defined as the interconnection, substation, circuit breakers, transformers and switches, on a “comprehensive” basis including breakdown and repair with limits not less than full replacement cost of the insured objects, but only with respect to that property that is owned by the Plant;

(vi) resultant damage caused by faulty workmanship, design or materials in accordance with LEG2/96 or DE-3 or equivalent wording or better cover (if available on commercially reasonable basis);

(vi) expediting expense coverage in an amount not less than $1,000,000.

Such insurance coverage shall be subject to deductibles that are commercially available at a reasonable cost.

B. Business Interruption. As an extension of the insurance coverages described in subsection Part II (A), Owner shall maintain business interruption insurance in an amount equal to twelve (12) months projected gross revenues less non-continuing expenses of the Plant. Such insurance shall include coverage for extra expense in an amount not less than $1,000,000 for each and every occurrence. Such insurance shall include coverage for contingent business interruption in an amount not less than 120 days and continuing expenses arising from loss or damage as it relates to the substation servicing the Plant, if that substation is owned by a 3rd party. Such extension or separate policy may be subject to waiting period deductibles not to exceed sixty (60) days per occurrence.

C. Builder’s All Risk Insurance. From and after the issuance of the Notice to Proceed, Owner shall procure or cause to be procured and maintained all-risk builder’s insurance covering physical loss or damage to the Scope of Work. Coverage shall include, fire, explosion, extended coverage, expediting expense and extra expense, collapse, earthquake, flood, hurricane, volcanic action, strikes, riot, civil commotion (but shall exclude terrorism) and comprehensive boiler and machinery (including electrical injury and mechanical breakdown). Coverage shall be written on a replacement cost basis for the full completed value of the Scope of Work and contain an agreed amount endorsement waiving any coinsurance penalty. There shall be no exclusion for resultant damage caused by faulty workmanship, design or materials. Flood, earthquake, windstorm and volcanic action shall be provided at maximum limits commercially available at a reasonable cost, as agreed by Owner. Such policy shall remain in full force and effect until the earlier of

Exhibit J	Page 4

“substantial completion” (according to the ECC) or care, custody and control of the Plant is transferred to Owner and covered by the all risk property policy.

D. Delay in Start-Up Insurance. Owner shall procure and maintain, or cause to be procured and maintained, Delay in Start-Up insurance (DSU) as an extension of the Builder’s All Risk insurance. DSU covers (1) Fixed Costs, (2) Debt Service, (3) Increased Cost of Working, plus extensions for (a) Accountants’ Costs, (b) Delay due to suppliers’ inability to provide goods or services, and (c) Prevention of Access to the Site, all only to the extent resulting from damage covered under the Builders’ All Risk insurance, above. Coverage shall be for twelve months of estimated continuing costs, and shall be subject to a waiting period (deductible) of not more than sixty (60) days.

E. Commercial General Liability. Owner shall maintain third party liability insurance coverage written on an occurrence basis or with respect to Associated Electric and Gas Insurance Services (“AEGIS”) or equivalent insurer, on a “claims first made” policy form with a limit of liability of not less than $1,000,000 per occurrence and $2,000,000 aggregate. Such insurance shall include, but not limit, coverage for premises/operations, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability, and no exclusion for explosion, collapse or underground hazard. Such insurance coverage shall not include exclusions for punitive or exemplary damages where permitted by law.

F. Workers’ Compensation/Employer’s Liability. If Owner has any employees, Owner shall maintain Workers’ Compensation insurance in accordance with statutory provisions where Work is performed covering accidental injury, illness or death of any such employee while at work or in the scope of his or her employment with Owner, and Employer’s Liability insurance in an amount not less than $1,000,000.

G. Motor Vehicle Liability. If applicable, Owner shall maintain Motor Vehicle Liability insurance covering owned, non-owned, leased, hired or borrowed vehicles of Owner, if any, against bodily injury or property damage. Such insurance coverage shall have a combined single limit of liability of not less than $1,000,000.

H. Excess/Umbrella Liability. Owner shall maintain Excess/Umbrella Liability insurance written on an occurrence basis or with respect to AEGIS or equivalent insurer, on a “claims first made” policy form and providing coverage in excess of and at least as broad as the policies described in subsections Part II (E), Part II (F) (employers’ liability only), and Part II (G). Such insurance coverage shall have a limit of liability of not less than $10,000,000. Such insurance coverage shall not include exclusions for punitive or exemplary damages, where permitted by law.

I. Such other or additional insurance which the Lenders may reasonably require.

J. In the event that any policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, the Owner shall obtain for each such policy or policies a minimum two (2) year extended reporting period endorsement, also known as “tail” coverage, or in the alternative, a “prior acts” endorsement from the insurer that assumes the policy exposures in question, and for each such policy or policies shall provide to

Exhibit J	Page 5

the Lenders proof that such basic extended reporting period coverage (“tail” coverage) or prior acts” coverage has been, or can be, obtained.

Endorsements:

Owner shall cause its insurance coverages to be endorsed, or provided on a “blanket endorsement” basis, as follows:

A. Vendor shall be an additional insured with respect to the insurance coverages described in Part II (A) and Part II (C). It shall be understood that any obligation imposed upon the Owner including the obligation to pay premiums, shall be the sole obligation of the Owner and not that of the Vendor. Owner shall ensure that its All Risk Property policy contains a non-vitiation provision or endorsement so that no act or fault of any insured party shall affect the right of Vendor to recover under such policy or policies of insurance in the case of loss or damage, but only to the extent of its interest. In addition, Owner agrees to waive subrogation in favor of Vendor and its subcontractors of any tier with respect to the coverages described in Part II (A) and Part II (C). Said waiver shall not extend to any equipment manufacturers for any losses that would be covered by manufacturer’s warranty obligations, and will also not extend to the obligation to pay any of Owner’s property damage deductibles that may have been assumed by Vendor or its subcontractors in separate written agreements.

B. The policy(ies) in Part II (A), Part II (B), Part II (C) and Part II (D) are to contain a loss payable endorsement with Owner being the sole loss payee, unless any lender or financing agreements require a loss payable endorsement, or loss payee status, that supersedes the aforementioned Owner loss payable endorsement requirement. The Owner will give the Vendor at least ten (10) days’ prior written notice, in the case of nonpayment of premiums, or thirty (30) days’ prior written notice before any such policy or policies of insurance shall be canceled. In as much as the liability policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements of such liability policies, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

Exhibit J	Page 6

EXHIBIT K Forms of Lien Waivers

EXHIBIT K-1

CONDITIONAL WAIVER AND RELEASE

UPON PROGRESS PAYMENT

Upon receipt by the undersigned of payment from                      (Payor) in the sum of $         (Payment Amount) payable to                      (Payee) and when the Payment Amount has been properly deposited in Payee’s bank, this document shall become effective to release any mechanic’s lien, stop notice, or bond right the undersigned has on the job of                      (Owner) located at                      (Job Description) to the following extent. This release covers a progress payment for labor, services, equipment or material furnished to                      (Payor) through                      (Date) only and does not cover any retentions retained before or after the release date; extras furnished before the release date for which payment has not been received; extras or items furnished after the release date. Rights based upon work performed or items furnished under a written change order which has been fully executed by the parties prior to the release date are covered by this release unless specifically reserved by the claimant in this release. This release of any mechanic’s lien, stop notice, or bond right shall not otherwise affect the contract rights, including rights between parties to the contract based upon a rescission, abandonment, or breach of the contract, or the right of the undersigned to recover compensation for furnished labor, services, equipment, or material covered by this release if that furnished labor, services, equipment, or material was not compensated by the progress payment. Before any recipient of this document relies on it, said party should verify evidence of payment to the undersigned.

Dated:
(Company Name)

By
Title

Exhibit L	Page 1

EXHIBIT K-2

UNCONDITIONAL WAIVER AND RELEASE

UPON PROGRESS PAYMENT

The undersigned has been paid and has received a progress payment in the sum of $         for labor, services, equipment or material furnished to                      (Payor) and does hereby release any mechanic’s lien, stop notice, or bond right that undersigned has on the above referenced job to the following extent. This release covers a progress payment for labor, services, equipment, or materials furnished to                      (Payor) through                      (Date) only and does not cover any retentions retained before or after the release date; extras furnished before the release date for which payment has not been received; extras or items furnished after the release date. Rights based upon work performed or items furnished under a written change order which has been fully executed by the parties prior to the release date are covered by this release unless specifically reserved by the claimant in this release. This release of any mechanic’s lien, stop notice, or bond right shall not otherwise affect the contract rights, including rights between parties to the contract based upon a rescission, abandonment, or breach of the contract, or the right of the undersigned to recover compensation for furnished labor, services, equipment, or material covered by this release if that furnished labor, services, equipment, or material was not compensated by the progress payment. Before any recipient of this document relies on it, said party should verify evidence of payment to the undersigned.

Dated:
(Company Name)

By
Title

NOTICE: THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

Exhibit L	Page 2

EXHIBIT K-3

CONDITIONAL WAIVER AND RELEASE

UPON FINAL PAYMENT

Upon receipt by the undersigned of a Payment Amount from                      in the sum of $         payable to                      and when the Payment Amount has been properly deposited in Payee’s bank, this document shall become effective to release any mechanic’s lien, stop notice, or bond right the undersigned has on the job of                      (Owner) located at                      (Job Description). This release covers the final payment to the undersigned for all labor, services, equipment or material furnished on the job, except for disputed claims for additional work in the amount of $        . Before any recipient of this document relies on it, the party should verify evidence of payment to the undersigned.

Dated:
(Company Name)

By
Title

Exhibit L	Page 3

EXHIBIT K-4

UNCONDITIONAL WAIVER AND RELEASE

UPON FINAL PAYMENT

The undersigned has been paid in full for all labor, services, equipment or material furnished to                      (Payor) on the job of                      (Owner) located at                      (Job Description) and does hereby waive and release any right to a mechanic’s lien, stop notice, or any right against a labor and material bond on the job, except for disputed claims for extra work in the amount of $        .

Dated:
(Company Name)

By
Title

NOTICE: THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT BEEN PAID, USE A CONDITIONAL RELEASE FORM.

Exhibit L	Page 4

Exhibit L Davis-Bacon Act Requirements

DAVIS BACON PROVISIONS FOR DAVIS-BACON ACT COVERED CONTRACTS

For the purposes of this Exhibit L, the following defined terms apply:

A.	“Borrower” means Solar Partners I, LLC, a Delaware limited liability company.

B.	“Common Agreement” means that certain Common Agreement to be entered into among the Borrower, the U.S. Department of Energy, acting by and through the Secretary of Energy (A) for itself as a Credit Party, (B) as guarantor and (C) as the initial loan servicer, and PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association, in its capacity as administrative agent.

C.	“DOE” means the U.S. Department of Energy, an agency of the United States of America.

D.	“DOE Guarantee” means the guarantee provided by DOE as Guarantor for the benefit of FFB pursuant to the FFB Credit Facility Documents.

E.	“DOE-Guaranteed Loan” means the loans provided by FFB pursuant to the FFB Credit Facility Documents, including Short-Maturity Advances and Long-Maturity Advances, and as the context requires, the amount of such loan outstanding from time to time, including principal and all Capitalized Interest.

F.	“Financing Documents” means the Common Agreement, the FFB Facility Documents, the Equity Documents, the Security Documents, the Environmental Indemnity Agreement, the Source Code Escrow Agreement, and all other document identified in Section 4.1.1 of the Common Agreement, including all Additional Loan Documents from time to time, together with any documents and agreements delivered in connection therewith, but in all cases excluding any Project Documents.

G.	“Project” means (i) the development, design, construction, ownership and operation of the Project Facility on the Project Site, and (ii) the development, design, and construction of the Shared Facilities and the ownership of an undivided interest in the Shared Facilities as further described in the Shared Facilities Agreement.

Any capitalized terms used, but not defined, in paragraphs A-G above have the meaning ascribed to them in the Common Agreement.

(a) Definitions. For purposes of this Exhibit L, and as required by subparagraph (b)(8) below of this Exhibit L, the definitions set forth in Section 5.2 of title 29 of the Code of Federal Regulations (CFR) are incorporated by reference herein, some of which are set forth below, except to the extent modified below, in addition to certain newly defined terms set forth below for purposes of Davis-Bacon Act compliance under Section 1705 of Title XVII of the Energy Policy Act of 2005, 42 U.S.C. § 16516(c):

(1) “Davis-Bacon Act Covered Contract” means any contract, agreement or other arrangement for the “construction, prosecution, completion or repair” (as such term is defined below) of the Project (including the Common Agreement) in connection with section 1705(c), as enacted by the American Recovery and Reinvestment Act of 2009.

Exhibit L	Page 1

(2) “Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other entity (other than the Borrower but including, if applicable, the project sponsor or affiliate) that is party to a Davis-Bacon Covered Contract; it being understood that the foregoing exclusion of Borrower from the definition of Contract Party in no way affects the Borrower’s Davis Bacon Act obligations as set forth in this Exhibit L.

(3) “Construction, prosecution, completion, or repair” or “performance of the Project” means the following:

(1) All types of work done on a particular building or work at the site thereof, including work at a facility which is deemed a part of the site of the work within the meaning of (paragraph (l) of 29 CFR 5.2) by laborers and mechanics employed by a construction contractor or construction subcontractor, including without limitation—

(i) Altering, remodeling, installation (where appropriate) on the site of the work of items fabricated off-site;

(ii) Painting and decorating;

(iii) Manufacturing or furnishing of materials, articles, supplies or equipment on the site of the building or work (or, under the United States Housing Act of 1937; the Housing Act of 1949; and the Native American Housing Assistance and Self-Determination Act of 1996 in the construction or development of the project);

(iv) (A) Transportation between the site of the work within the meaning of paragraph (l)(1) of 29 CFR 5.2 and a facility which is dedicated to the construction of the building or work and deemed a part of the site of the work within the meaning of paragraph (l)(2) of 29 CFR 5.2; and

(B) Transportation of portion(s) of the building or work between a site where a significant portion of such building or work is constructed, which is a part of the site of the work within the meaning of paragraph (l)(1) of 29 CFR 5.2, and the physical place or places where the building or work will remain.

(2) Except as provided in paragraph (j)(1)(iv)(A) of 29 CFR 5.2, the transportation of materials or supplies to or from the site of the work by employees of the construction contractor or a construction subcontractor is not “construction, prosecution, completion, or repair”.

(4) “Contracting officer” means the individual, a duly appointed successor, or authorized representative who is designated and authorized to enter into contracts on behalf of the Federal agency or any representative designated by DOE to the Borrower from time to time for purposes of Davis-Bacon Act compliance.

(5) “Laborer or mechanic” includes at least those workers whose duties are manual or physical in nature (including those workers who use tools or who are performing the work of a trade), as distinguished from mental or managerial. The term laborer or mechanic includes apprentices, trainees, and helpers. The term does not apply to workers whose duties are

Exhibit L	Page 2

primarily administrative, executive, or clerical, rather than manual. Persons employed in a bona fide executive, administrative, or professional capacity as defined in part 541 of title 29 of the Code of Federal Regulations are not deemed to be laborers or mechanics. Working foremen who devote more than 20 percent of their time during a workweek to mechanic or laborer duties, and who do not meet the criteria of part 541, are laborers and mechanics for the time so spent.

(6) “Site of the work” is defined as follows:

(i) The site of the work is the physical place or places where the building or work called for in the Davis-Bacon Act Covered Contract will remain; and any other site where a significant portion of the building or work is constructed, provided that such site is established specifically for the performance of such contract or project;

(ii) Except as provided in subparagraph (a)(6)(iii) of this Exhibit L, job headquarters, tool yards, batch plants, borrow pits, etc., are part of the site of the work, provided they are dedicated exclusively, or nearly so, to performance of the Davis Bacon Act Covered Contract or project, and provided they are adjacent or virtually adjacent to the site of the work as defined in subparagraph (a)(6)(i) of this Exhibit L;

(iii) Not included in the site of the work are permanent home offices, branch plant establishments, fabrication plants, tool yards, etc., of the Borrower or a Contract Party whose location and continuance in operation are determined wholly without regard to a particular Federal or federally assisted contract, such as the Common Agreement, or project. In addition, fabrication plants, batch plants, borrow pits, job headquarters, tool yards, etc., of a commercial or material supplier, which are established by a supplier of materials for the project before opening of bids and not on the site of the work as stated in subparagraph (a)(6)(i) of this Exhibit L, are not included in the site of the work. Such permanent, previously established facilities are not part of the site of the work, even where the operations for a period of time may be dedicated exclusively, or nearly so, to the performance of a Davis-Bacon Act Covered Contract.

(7) “Wage determination” includes the original decision and any subsequent decisions modifying, superseding, correcting, or otherwise changing the provisions of the original decision. The application of the wage determination shall be in accordance with the provisions of Sec. 1.6 of title 29 of the Code of Federal Regulations.

(b) (1) Minimum wages.

(i) All laborers and mechanics employed or working on the site of the work, will be paid unconditionally and not less often than once a week, and without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor under the Copeland Act (29 CFR part 3)), the full amount of wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached hereto as Exhibit L-1 and made a part hereof, regardless of any contractual relationship which may be alleged to exist between the Borrower and such laborers and mechanics, or between any Contract Party and such laborers and mechanics.

Exhibit L	Page 3

Contributions made or costs reasonably anticipated for bona fide fringe benefits under section 1(b)(2) of the Davis-Bacon Act on behalf of laborers or mechanics are considered wages paid to such laborers or mechanics, subject to the provisions of subparagraph (b)(1)(iv) of this Exhibit L; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such weekly period. Such laborers and mechanics shall be paid the appropriate wage rate and fringe benefits on the wage determination for the classification of work actually performed, without regard to skill, except as provided in paragraph (b)(4) below. Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein; provided, that the employer’s payroll records accurately set forth the time spent in each classification in which work is performed. The wage determination (including any additional classification and wage rates conformed under subparagraph (b)(1)(ii) of this Exhibit L) and the Davis-Bacon poster (WH-1321) shall be posted at all times by the Borrower and each Contract Party at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(ii) (A) The contracting officer shall require that any class of laborers or mechanics, including helpers, which is not listed in the wage determination and which is to be employed under the Davis-Bacon Act Covered Contract shall be classified in conformance with the wage determination. The contracting officer shall approve an additional classification and wage rate and fringe benefits therefore only when the following criteria have been met:

(1)	The work to be performed by the classification requested is not performed by a classification in the wage determination; and

(2)	The classification is utilized in the area by the construction industry; and

(3)	The proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(B) If the Borrower or any Contract Party, as the case may be, and the respective laborers and mechanics to be employed in the classification (if known), or their representatives, and the contracting officer agree on the classification and wage rate (including the amount designated for fringe benefits where appropriate), a report of the action taken shall be sent by the contracting officer to the Administrator of the Wage and Hour Division, Employment Standards Administration, U.S. Department of Labor, Washington, DC 20210. The Administrator, or an authorized representative, will approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.

(C) In the event the Borrower or any Contract Party, as the case may be, the laborers or mechanics to be employed in the classification or their representatives, and the contracting officer do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the contracting officer shall refer the questions, including the views of all interested parties and the recommendation of the contracting officer, to the Administrator for determination. The Administrator, or an authorized

Exhibit L	Page 4

representative, will issue a determination within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.

(D) The wage rate (including fringe benefits where appropriate) determined pursuant to subparagraphs (b)(1)(ii) (B) or (C) of this Exhibit L, shall be paid to all workers performing work in the classification under any Davis-Bacon Act Covered Contract from the first day on which work is performed in the classification.

(iii) Whenever the minimum wage rate prescribed in any Davis-Bacon Act Covered Contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, the Borrower or any Contract Party shall either pay the benefit as stated in the wage determination or shall pay another bona fide fringe benefit or an hourly cash equivalent thereof.

(iv) If the Borrower or any Contract Party does not make payments to a trustee or other third person, the Borrower or any Contract Party may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program; provided, that the Secretary of Labor has found, upon the written request of the Borrower or any Contract Party, that the applicable standards of the Davis-Bacon Act have been met. The Secretary of Labor may require the Borrower or any Contract Party to set aside in a separate account assets for the meeting of obligations under the plan or program.

(2) Withholding. The DOE contracting officer shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld from the Borrower or a Contract Party, as the case may be, under this Contract or any other Federal contract with the same Borrower or Contract Party, or any other federally-assisted contract subject to Davis-Bacon prevailing wage requirements, which is held by the same Borrower or Contract Party, so much of the accrued payments or advances as may be considered necessary to pay laborers and mechanics, including apprentices, trainees, and helpers, employed or working on the site of the work the full amount of wages required by the Contract. In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work, all or part of the wages required by the Davis-Bacon Act Covered Contract, DOE may, after written notice to the Borrower take such action as may be necessary to cause the suspension of any further disbursement under the DOE-Guaranteed Loan until such violations have ceased, it being understood that any such suspension shall not affect the validity of the DOE Guarantee on the portions of the DOE-Guaranteed Loan that have been disbursed prior to the date of such suspension and remain outstanding as of such date.

(3) Payrolls and basic records.

(i) Payrolls and basic records relating thereto shall be maintained by the Borrower and each Contract Party during the course of the work and preserved for a period of three years thereafter for all of their respective laborers and mechanics employed or working at the site of the work. Such records shall contain the name, address, and social security number

Exhibit L	Page 5

of each such worker, his or her correct classification, hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in section 1(b)(2)(B) of the Davis-Bacon Act), daily and weekly number of hours worked, deductions made and actual wages paid. Whenever the Secretary of Labor has found under 29 CFR 5.5(a)(1)(iv) that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan or program described in section 1(b)(2)(B) of the Davis-Bacon Act, the Borrower and each Contract Party shall maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits. The Borrower and any Contract Party employing apprentices or trainees under approved programs shall maintain written evidence of the registration of apprenticeship programs and certification of trainee programs, the registration of the apprentices and trainees, and the ratios and wage rates prescribed in the applicable programs.

(ii) (A) The Contract Party shall submit to the Borrower, weekly for each week in which any Davis-Bacon Act Covered Contract work is performed, a copy of all payrolls. The highest tier Contract Party is responsible for the submission of copies of payrolls by all subcontractors and lower tier subcontractors. Unless otherwise directed by DOE, the Borrower shall submit weekly for each week in which any Contract work is performed a copy of all of its payrolls, as well as all payrolls of each Contract Party, to the DOE contracting officer. The payrolls submitted shall set out accurately and completely all of the information required to be maintained under subparagraph (b)(3)(i) of this Exhibit L, except that full social security numbers and home addresses shall not be included on weekly transmittals. Instead the payrolls shall only need to include an individually identifying number for each employee (e.g., the last four digits of the employee’s social security number). The required weekly payroll information may be submitted in any form desired. Optional Form WH-347 is available for this purpose from the Wage and Hour Division Web site at http://www.dol.gov/esa/whd/forms/wh347instr.htm or its successor site. The Borrower is responsible for the submission of copies of its own payrolls and the payrolls of each Contract Party, in each case, to the extent each employs laborers and mechanics in the performance of the Project. Each Contract Party is responsible for the submission of copies of payrolls by all subcontract or lower-tier Contract Parties. The Borrower and each Contract Party shall maintain the full social security number and current address of each of its own covered workers, and shall provide them upon request, in the case of the Contract Party, to the Borrower, for transmission to the DOE or the Wage and Hour Division of the Department of Labor for purposes of an investigation or audit of compliance with prevailing wage requirements. It is not a violation of this subparagraph (b)(3)(ii)(A) of this Exhibit L for a higher-tiered Contract Party to require a lower-tiered Contract Party to provide addresses and social security numbers to such Davis-Bacon Act Covered Contract Party for its own records, without weekly submission to the DOE or the Borrower.

(B) Each payroll submitted shall be accompanied by a “Statement of Compliance,” signed by the Borrower or Contract Party or his or her agent who pays or supervises the payment of the laborer or mechanic employed under the Davis-Bacon Act Covered Contract and shall certify the following:

Exhibit L	Page 6

(1)	That the payroll for the payroll period contains the information required to be provided under subparagraph (b)(3)(ii) of this Exhibit L, the appropriate information is being maintained under subparagraph (b)(3)(i) of this Exhibit L, and that such information is correct and complete;

(2)	That each laborer or mechanic (including each helper, apprentice, and trainee) employed under the Davis-Bacon Act Covered Contract during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in Regulations, 29 CFR part 3;

(3)	That each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification of work performed, as specified in the applicable wage determination incorporated into the Common Agreement and any other Davis-Bacon Act Covered Contract.

(C) The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH-347 shall satisfy the requirement for submission of the “Statement of Compliance” required by subparagraph (b)(3)(ii)(B) of this Exhibit.

(D) The falsification of any of the above certifications may subject the Borrower or any Contract Party to civil or criminal prosecution under section 1001 of title 18 and section 3729 of title 31 of the United States Code.

(iii) The Borrower and each Contract Party shall make the records required under subparagraph (b)(3)(i) of this Exhibit L available for inspection, copying, or transcription by authorized representatives of the DOE or the Department of Labor, and shall permit such representatives to interview employees during working hours on the job. If the Borrower or any Contract Party fails to submit the required records or to make them available, the DOE may, after written notice to the Borrower take such action as may be necessary to cause the suspension of any further disbursement under the DOE-Guaranteed Loan, it being understood that any such suspension shall not affect the validity of the DOE Guarantee on the portions of the DOE-Guaranteed Loan that have been disbursed prior to the date of such suspension and remain outstanding as of such date. Furthermore, failure to submit the required records upon request or to make such records available may be grounds for debarment action pursuant to 29 CFR 5.12.

(4) Apprentices and trainees.

(i) Apprentices. Apprentices will be permitted to work at less than the predetermined rate for the work they performed when they are employed pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship Training, Employer and Labor Services, or with a State Apprenticeship Agency recognized by the Office, or if a person is employed in his or her first 90 days of probationary employment as an apprentice in such an apprenticeship program, who is not individually registered in the program, but who has been certified by the Office of Apprenticeship Training, Employer and Labor Services or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice. The allowable ratio of apprentices to journeymen on

Exhibit L	Page 7

the job site in any craft classification shall not be greater than the ratio permitted to the Borrower or Contract Party as to the entire work force under the registered program. Any worker listed on a payroll at an apprentice wage rate, who is not registered or otherwise employed as stated above, shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any apprentice performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. Where a Borrower or Contract Party is performing construction on a project in a locality other than that in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyman’s hourly rate) specified in the Borrower or Contract Party’s registered program shall be observed. Every apprentice must be paid at not less than the rate specified in the registered program for the apprentice’s level of progress, expressed as a percentage of the journeymen hourly rate specified in the applicable wage determination. Apprentices shall be paid fringe benefits in accordance with the provisions of the apprenticeship program. If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification. If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringes shall be paid in accordance with that determination. In the event the Office of Apprenticeship Training, Employer and Labor Services, or a State Apprenticeship Agency recognized by the Office, withdraws approval of an apprenticeship program, the Borrower or the Contract Party will no longer be permitted to utilize apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(ii) Trainees. Except as provided in 29 CFR 5.16, trainees will not be permitted to work at less than the predetermined rate for the work performed unless they are employed pursuant to and individually registered in a program which has received prior approval, evidenced by formal certification by the U.S. Department of Labor, Employment and Training Administration. The ratio of trainees to journeymen on the job site shall not be greater than permitted under the plan approved by the Employment and Training Administration. Every trainee must be paid at not less than the rate specified in the approved program for the trainee’s level of progress, expressed as a percentage of the journeyman hourly rate specified in the applicable wage determination. Trainees shall be paid fringe benefits in accordance with the provisions of the trainee program. If the trainee program does not mention fringe benefits, trainees shall be paid the full amount of fringe benefits listed on the wage determination unless the Administrator of the Wage and Hour Division determines that there is an apprenticeship program associated with the corresponding journeyman wage rate on the wage determination which provides for less than full fringe benefits for apprentices. Any employee listed on the payroll at a trainee rate who is not registered and participating in a training plan approved by the Employment and Training Administration shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any trainee performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. In the event the Employment and Training Administration withdraws approval of a training program, the Borrower or the Contract Party will no longer be permitted to utilize trainees at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

Exhibit L	Page 8

(iii) Equal employment opportunity. The utilization of apprentices, trainees and journeymen under this part shall be in conformity with the equal employment opportunity requirements of Executive Order 11246, as amended, and 29 CFR part 30.

(5) Compliance with Copeland Act requirements. The Borrower and any Contract Party shall comply with the requirements of 29 CFR part 3, which are incorporated by reference in this agreement and any other Davis-Bacon Act Covered Contract.

(6) Subcontracts. The Borrower and any higher or lower tier Contract Party shall insert in any Davis-Bacon Act Covered Contract the clauses contained in subparagraphs (b)(1) through (10) of this Exhibit L and such other clauses as the DOE may by appropriate instructions require, and also a clause requiring the higher tier Contract Party to include these clauses in any lower tier Davis-Bacon Act Covered Contract. The Borrower shall be responsible for the compliance by any Contract Party with all the contract clauses in (1) through (10) of this Exhibit L.

(7) Contract termination: debarment. A breach of any of the contract clauses in (1) through (10) of subparagraph (b) in this Exhibit L will constitute an Event of Default by the Borrower under Article 8 of the Common Agreement and may be grounds for termination of any Davis-Bacon Act Covered Contract, and for debarment as a contractor, a subcontractor or other entity as provided in 29 CFR 5.12; provided, however, that the termination provision in this subparagraph (b)(7) shall not apply to the Common Agreement but that, in lieu of the application of such termination provision of subparagraph (b)(7), the remedies available to DOE under Section 8.2 of the Common Agreement shall apply upon such an Event of Default.

(8) Compliance with Davis-Bacon and Related Act requirements. All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR parts 1, 3, and 5 (other than Section 5.5(b) of 29 CFR part 5) are herein incorporated by reference in this agreement and any other Davis-Bacon Act Covered Contract.

(9) Disputes concerning labor standards. Disputes arising out of the labor standards provisions of this agreement or any other Davis-Bacon Act Covered Contract shall not be subject to the general disputes clause of such contract. Such disputes shall be resolved in accordance with the procedures of the Department of Labor set forth in 29 CFR parts 5, 6, and 7. Disputes within the meaning of this clause include disputes between the Borrower or any Contract Party and DOE, the U.S. Department of Labor, or the employees or their representatives.

(10) Certification of eligibility.

(i) By entering into this agreement and any other Davis-Bacon Covered Contract, the Borrower and each Contract Party each certifies that neither it (nor he or she) nor any person or firm who has an interest in the Borrower or the Contract Party’s firm is a person or firm ineligible to be awarded Government contracts by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(ii) No part of this agreement or any other Davis-Bacon Covered Contract shall be assigned or subcontracted, as the case may be, to any person or firm ineligible

Exhibit L	Page 9

for award of a Government contract by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(iii) The penalty for making false statements is prescribed in the U.S. Criminal Code, 18 U.S.C. 1001.

Exhibit L	Page 10

EXHIBIT L-1

General Decision Number: CA100037 10/08/2010

Superseded General Decision Number: CA20080037

State: California

Construction Types: Building, Heavy (Heavy and Dredging) and Highway

County: San Bernardino County in California.

BUILDING CONSTRUCTION PROJECTS; DREDGING PROJECTS (does not include hopper dredge work); HEAVY CONSTRUCTION PROJECTS (does not include water well drilling); HIGHWAY CONSTRUCTION PROJECTS

Modification Number	Publication Date
0	03/12/2010
1	03/26/2010
2	04/02/2010
3	04/16/2010
4	06/25/2010
5	07/02/2010
6	07/23/2010
7	08/06/2010
8	08/13/2010
9	08/27/2010
10	09/03/2010
11	09/10/2010
12	09/24/2010
13	10/08/2010

ASBE0005-002 01/01/2010

	Rates	Fringes

Asbestos Workers/Insulator (Includes the application of all insulating materials, protective coverings, coatings, and finishes to all types of mechanical systems)	$32.93	15.32

Fire Stop Technician (Application of Firestopping Materials for wall openings and penetrations in walls, floors, ceilings and curtain		13.76

Exhibit L-1 Wage Determination	Page 1

walls)	$24.21

ASBE0005-004 01/01/2010

	Rates	Fringes

Asbestos Removal worker/hazardous material handler (Includes preparation, wetting, stripping, removal, scrapping, vacuuming, bagging and disposing of all insulation materials from mechanical systems, whether they contain asbestos or not)	$18.85	8.03

BOIL0092-003 10/01/2009

	Rates	Fringes

BOILERMAKER	$40.22	22.26

BRCA0004-011 05/01/2010

	Rates	Fringes

BRICKLAYER; MARBLE SETTER	$35.25	10.62

BRCA0018-004 06/01/2008

	Rates	Fringes

MARBLE FINISHER	$25.52	9.08
TILE FINISHER	$21.07	7.88
TILE LAYER	$32.05	11.99

BRCA0018-010 09/01/2009

	Rates	Fringes

TERRAZZO FINISHER	$26.59	9.62
TERRAZZO WORKER/SETTER	$33.63	10.46

CARP0409-001 07/01/2010

	Rates	Fringes

CARPENTER
(1) Carpenter, Cabinet Installer, Insulation Installer, Hardwood Floor Worker and acoustical installer	$37.35	11.08

Exhibit L-1 Wage Determination	Page 2

(2) Millwright	$37.85	11.08
(3) Piledriver/Derrick Bargeman, Bridge or Dock Carpenter, Heavy Framer, Rock Bargeman or Scowman, Rockslinger, Shingler (Commercial)	$37.48	11.08
(4) Pneumatic Nailer, Power Stapler	$37.60	11.08
(5) Sawfiler	$37.44	11.08
(6) Scaffold Builder	$28.55	11.08
(7) Table Power Saw Operator	$37.45	11.08

FOOTNOTE: Work of forming in the construction of open cut sewers or storm drains, on operations in which horizontal lagging is used in conjunction with steel H-Beams driven or placed in pre- drilled holes, for that portion of a lagged trench against which concrete is poured, namely, as a substitute for back forms (which work is performed by piledrivers): $0.13 per hour additional. Certified Welder - $1.00 per hour premium.

CARP0409-002 07/01/2008

	Rates	Fringes

Diver
(1) Wet	$663.68	9.82
(2) Standby	$331.84	9.82
(3) Tender	$323.84	9.82
(4) Assistant Tender	$299.84	9.82

Amounts in “Rates’ column are per day

CARP0409-005 07/01/2010

	Rates	Fringes

Drywall
DRYWALL INSTALLER/LATHER	$37.35	11.08
STOCKER/SCRAPPER	$10.00	6.67

CARP0409-008 07/01/2008

	Rates	Fringes

Modular Furniture Installer	$19.00	7.41

ELEC0011-002 02/01/2010

Exhibit L-1 Wage Determination	Page 3

COMMUNICATIONS AND SYSTEMS WORK

	Rates	Fringes

Communications System
Installer	$26.99	3%+8.64
Technician	$28.79	3%+8.64

SCOPE OF WORK:

Installation, testing, service and maintenance of systems utilizing the transmission and/or transference of voice, sound, vision and digital for commercial, educational, security and entertainment purposes for the following: TV monitoring and surveillance, background-foreground music, intercom and telephone interconnect, inventory control systems, microwave transmission, multi-media, multiplex, nurse call systems, radio page, school intercom and sound, burglar alarms, fire alarm (see last paragraph below) and low voltage master clock systems in commercial buildings. Communication Systems that transmit or receive information and/or control systems that are intrinsic to the above listed systems; inclusion or exclusion of terminations and testings of conductors determined by their function; excluding all other data systems or multiple systems which include control function or power supply; excluding installation of raceway systems, conduit systems, line voltage work, and energy management systems. Does not cover work performed at China Lake Naval Ordnance Test Station. Fire alarm work shall be performed at the current inside wireman total cost package.

ELEC0477-002 06/01/2009

	Rates	Fringes

Electricians:
Electrician	$34.00	3%+14.95

CABLE SPLICER: $1.00 per hour above Electrician rate.

TUNNEL WORK: 10% above Electrician rate.

ZONE PAY:

Zone A - 80 road miles from Post Office, 455 Orange Show Lane, San Bernardino, will be a free zone for all contractors

Zone B - Any work performed outside Zone A’s 80 road miles, shall add $8.00 per hour to the current wage scale.

ELEC1245-001 06/01/2010

	Rates	Fringes

LINE CONSTRUCTION
(1) Lineman; Cable splicer	$46.14	13.41
(2) Equipment specialist (operates crawler tractors, commercial motor vehicles, backhoes, trenchers, cranes (50 tons		12.36

Exhibit L-1 Wage Determination	Page 4

and below), overhead & underground distribution line equipment)	$36.85
(3) Groundman	$28.19	12.10
(4) Powderman	$41.20	12.53

HOLIDAYS: New Year’s Day, M.L. King Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day and day after Thanksgiving, Christmas Day.

ELEV0018-001 01/01/2010

	Rates	Fringes

ELEVATOR MECHANIC	$45.33	20.035

FOOTNOTE:

PAID VACATION: Employer contributes 8% of regular hourly rate as vacation pay credit for employees with more than 5 years of service, and 6% for 6 months to 5 years of service.

PAID HOLIDAYS: New Years Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Friday after Thanksgiving, and Christmas Day.

ENGI0012-003 07/01/2009

OPERATOR: Power Equipment

(All Other Work)

	Rates	Fringes

GROUP 1	$36.83	17.22
GROUP 2	$37.61	17.22
GROUP 3	$37.90	17.22
GROUP 4	$39.39	17.22
GROUP 5	$40.49	17.22
GROUP 6	$39.61	17.22
GROUP 7	$40.71	17.22
GROUP 8	$39.72	17.22
GROUP 9	$40.82	17.22
GROUP 10	$39.84	17.22
GROUP 11	$40.94	17.22
GROUP 12	$40.01	17.22
GROUP 13	$40.11	17.22
GROUP 14	$40.14	17.22
GROUP 15	$40.22	17.22

Exhibit L-1 Wage Determination	Page 5

GROUP 16	$40.34	17.22
GROUP 17	$40.51	17.22
GROUP 18	$40.61	17.22
GROUP 19	$40.72	17.22
GROUP 20	$40.84	17.22
GROUP 21	$41.01	17.22
GROUP 22	$41.11	17.22
GROUP 23	$41.22	17.22
GROUP 24	$41.34	17.22
GROUP 25	$41.51	17.22

OPERATOR: Power Equipment

(Cranes, Piledriving & Hoisting)

GROUP 1	$38.18	17.22
GROUP 2	$38.96	17.22
GROUP 3	$39.25	17.22
GROUP 4	$39.39	17.22
GROUP 5	$39.61	17.22
GROUP 6	$39.72	17.22
GROUP 7	$39.84	17.22
GROUP 8	$40.01	17.22
GROUP 9	$40.18	17.22
GROUP 10	$41.18	17.22
GROUP 11	$42.18	17.22
GROUP 12	$43.18	17.22
GROUP 13	$44.18	17.22

OPERATOR: Power Equipment

(Tunnel Work)

GROUP 1	$38.68	17.22
GROUP 2	$39.46	17.22
GROUP 3	$39.75	17.22
GROUP 4	$39.89	17.22
GROUP 5	$40.11	17.22
GROUP 6	$40.22	17.22
GROUP 7	$40.34	17.22

Exhibit L-1 Wage Determination	Page 6

PREMIUM PAY:

$3.75 per hour shall be paid on all Power Equipment Operator work on the following Military Bases: China Lake Naval Reserve, Vandenberg AFB, Point Arguello, Seely Naval Base, Fort Irwin, Nebo Annex Marine Base, Marine Corp Logistics Base Yermo, Edwards AFB, 29 Palms Marine Base and Camp Pendleton Workers required to suit up and work in a hazardous material environment: $2.00 per hour additional. Combination mixer and compressor operator on gunite work shall be classified as a concrete mobile mixer operator.

SEE ZONE DEFINITIONS AFTER CLASSIFICATIONS

POWER EQUIPMENT OPERATORS CLASSIFICATIONS

GROUP 1: Bargeman; Brakeman; Compressor operator; Ditch Witch, with seat or similar type equipment; Elevator operator-inside; Engineer Oiler; Forklift operator (includes loed, lull or similar types under 5 tons; Generator operator; Generator, pump or compressor plant operator; Pump operator; Signalman; Switchman

GROUP 2: Asphalt-rubber plant operator (nurse tank operator); Concrete mixer operator-skip type; Conveyor operator; Fireman; Forklift operator (includes loed, lull or similar types over 5 tons; Hydrostatic pump operator; oiler crusher (asphalt or concrete plant); Petromat laydown machine; PJU side dum jack; Screening and conveyor machine operator (or similar types); Skiploader (wheel type up to 3/4 yd. without attachment); Tar pot fireman; Temporary heating plant operator; Trenching machine oiler

GROUP 3: Asphalt-rubber blend operator; Bobcat or similar type (Skid steer); Equipment greaser (rack); Ford Ferguson (with dragtype attachments); Helicopter radioman (ground); Stationary pipe wrapping and cleaning machine operator

GROUP 4: Asphalt plant fireman; Backhoe operator (mini-max or similar type); Boring machine operator; Boxman or mixerman (asphalt or concrete); Chip spreading machine operator; Concrete cleaning decontamination machine operator; Concrete Pump Operator (small portable); Drilling machine operator, small auger types (Texoma super economatic or similar types - Hughes 100 or 200 or similar types - drilling depth of 30’ maximum); Equipment greaser (grease truck); Guard rail post driver operator; Highline cableway signalman; Horizontal Directional Drilling Machine; Hydra-hammer-aero stomper; Micro Tunneling (above ground tunnel); Power concrete curing machine operator; Power concrete saw operator; Power-driven jumbo form setter operator; Power sweeper operator; Rock Wheel Saw/Trencher; Roller operator (compacting); Screed operator (asphalt or concrete); Trenching machine operator (up to 6 ft.); Vacuum or much truck

GROUP 5: Equipment Greaser (Grease Truck/Multi Shift).

Exhibit L-1 Wage Determination	Page 7

GROUP 6: Articulating material hauler; Asphalt plant engineer; Batch plant operator; Bit sharpener; Concrete joint machine operator (canal and similar type); Concrete planer operator; Dandy digger; Deck engine operator; Derrickman (oilfield type); Drilling machine operator, bucket or auger types (Calweld 100 bucket or similar types - Watson 1000 auger or similar types - Texoma 330, 500 or 600 auger or similar types - drilling depth of 45’ maximum); Drilling machine operator; Hydrographic seeder machine operator (straw, pulp or seed), Jackson track maintainer, or similar type; Kalamazoo Switch tamper, or similar type; Machine tool operator; Maginnis internal full slab vibrator, Mechanical berm, curb or gutter(concrete or asphalt); Mechanical finisher operator (concrete, Clary-Johnson-Bidwell or similar); Micro tunnel system (below ground); Pavement breaker operator (truck mounted); Road oil mixing machine operator; Roller operator (asphalt or finish), rubber-tired earth moving equipment (single engine, up to and including 25 yds. struck); Self-propelled tar pipelining machine operator; Skiploader operator (crawler and wheel type, over 3/4 yd. and up to and including 1-1/2 yds.); Slip form pump operator (power driven hydraulic lifting device for concrete forms); Tractor operator-bulldozer, tamper-scraper (single engine, up to 100 h.p. flywheel and similar types, up to and including D-5 and similar types); Tugger hoist operator (1 drum); Ultra high pressure waterjet cutting tool system operator; Vacuum blasting machine operator

GROUP 7: Welder – General

GROUP 8: Asphalt or concrete spreading operator (tamping or finishing); Asphalt paving machine operator (Barber Greene or similar type); Asphalt-rubber distribution operator; Backhoe operator (up to and including 3/4 yd.), small ford, Case or similar; Cast-in-place pipe laying machine operator; Combination mixer and compressor operator (gunite work); Compactor operator (self-propelled); Concrete mixer operator (paving); Crushing plant operator; Drill Doctor; Drilling machine operator, Bucket or auger types (Calweld 150 bucket or similar types - Watson 1500, 2000 2500 auger or similar types - Texoma 700, 800 auger or similar types - drilling depth of 60’ maximum); Elevating grader operator; Grade checker; Gradall operator; Grouting machine operator; Heavy-duty repairman; Heavy equipment robotics operator; Kalamazoo balliste regulator or similar type; Kolman belt loader and similar type; Le Tourneau blob compactor or similar type; Loader operator (Athey, Euclid, Sierra and similar types); Mobark Chipper or similar; Ozzie padder or similar types; P.C. slot saw; Pneumatic concrete placing machine operator (Hackley-Presswell or similar type); Pumpcrete gun operator; Rock Drill or similar types; Rotary drill operator (excluding caisson type); Rubber-tired earth-moving equipment operator (single engine, caterpillar, Euclid, Athey Wagon and similar types with any and all attachments over 25 yds. up to and including 50 cu. yds. struck); Rubber-tired earth-oving equipment operator (multiple engine up to and including 25 yds. struck); Rubber-tired scraper operator (self-loading paddle wheel type-John Deere, 1040 and similar single unit); Self- propelled curb and gutter machine operator; Shuttle buggy; Skiploader operator (crawler and wheel type over 1-1/2 yds. up to and including 6-1/2 yds.); Soil remediation plant operator; Surface heaters and planer operator; Tractor compressor drill combination operator; Tractor operator (any type larger than D-5 - 100 flywheel h.p. and over, or similar-bulldozer, tamper, scraper and push tractor single engine); Tractor operator (boom attachments), Traveling pipe wrapping, cleaning and bendng machine operator; Trenching machine operator (over 6 ft.

Exhibit L-1 Wage Determination	Page 8

depth capacity, manufacturer’s rating); trenching Machine with Road Miner attachment (over 6 ft depth capacity): Ultra high pressure waterjet cutting tool system mechanic; Water pull (compaction) operator

GROUP 9: Heavy Duty Repairman

GROUP 10: Drilling machine operator, Bucket or auger types (Calweld 200 B bucket or similar types-Watson 3000 or 5000 auger or similar types-Texoma 900 auger or similar types-drilling depth of 105’ maximum); Dual drum mixer, dynamic compactor LDC350 (or similar types); Monorail locomotive operator (diesel, gas or electric); Motor patrol-blade operator (single engine); Multiple engine tractor operator (Euclid and similar type-except Quad 9 cat.); Rubber-tired earth-moving equipment operator (single engine, over 50 yds. struck); Pneumatic pipe ramming tool and similar types; Prestressed wrapping machine operator; Rubber-tired earth-moving equipment operator (single engine, over 50 yds. struck); Rubber tired earth moving equipment operator (multiple engine, Euclid, caterpillar and similar over 25 yds. and up to 50 yds. struck), Tower crane repairman; Tractor loader operator (crawler and wheel type over 6-1/2 yds.); Woods mixer operator (and similar Pugmill equipment)

GROUP 11: Heavy Duty Repairman - Welder Combination, Welder - Certified.

GROUP 12: Auto grader operator; Automatic slip form operator; Drilling machine operator, bucket or auger types (Calweld, auger 200 CA or similar types - Watson, auger 6000 or similar types - Hughes Super Duty, auger 200 or similar types - drilling depth of 175’ maximum); Hoe ram or similar with compressor; Mass excavator operator less tha 750 cu. yards; Mechanical finishing machine operator; Mobile form traveler operator; Motor patrol operator (multi-engine); Pipe mobile machine operator; Rubber-tired earth- moving equipment operator (multiple engine, Euclid, Caterpillar and similar type, over 50 cu. yds. struck); Rubber-tired self- loading scraper operator (paddle-wheel-auger type self-loading - two (2) or more units)

GROUP 13: Rubber-tired earth-moving equipment operator operating equipment with push-pull system (single engine, up to and including 25 yds. struck)

GROUP 14: Canal liner operator; Canal trimmer operator; Remote- control earth-moving equipment operator (operating a second piece of equipment: $1.00 per hour additional); Wheel excavator operator (over 750 cu. yds.)

GROUP 15: Rubber-tired earth-moving equipment operator, operating equipment with push-pull system (single engine, Caterpillar, Euclid, Athey Wagon and similar types with any and all attachments over 25 yds. and up to and including 50 yds. struck); Rubber-tired earth-moving equipment operator, operating equipment with push-pull system (multiple engine-up to and including 25 yds. struck)

GROUP 16: Rubber-tired earth-moving equipment operator, operating equipment with push-pull system (single engine, over 50 yds. struck); Rubber-tired earth-moving equipment

Exhibit L-1 Wage Determination	Page 9

operator, operating equipment with push-pull system (multiple engine, Euclid, Caterpillar and similar, over 25 yds. and up to 50 yds. struck)

GROUP 17: Rubber-tired earth-moving equipment operator, operating equipment with push-pull system (multiple engine, Euclid, Caterpillar and similar, over 50 cu. yds. struck); Tandem tractor operator (operating crawler type tractors in tandem - Quad 9 and similar type)

GROUP 18: Rubber-tired earth-moving equipment operator, operating in tandem (scrapers, belly dumps and similar types in any combination, excluding compaction units - single engine, up to and including 25 yds. struck)

GROUP 19: Rotex concrete belt operator (or similar types); Rubber-tired earth-moving equipment operator, operating in tandem (scrapers, belly dumps and similar types in any combination, excluding compaction units - single engine, Caterpillar, Euclid, Athey Wagon and similar types with any and all attachments over 25 yds. and up to and including 50 cu. yds. struck); Rubber-tired earth-moving equipment operator, operating in tandem (scrapers, belly dumps and similar types in any combination, excluding compaction units - multiple engine, up to and including 25 yds. struck)

GROUP 20: Rubber-tired earth-moving equipment operator, operating in tandem (scrapers, belly dumps and similar types in any combination, excluding compaction units - single engine, over 50 yds. struck); Rubber-tired earth-moving equipment operator, operating in tandem (scrapers, belly dumps, and similar types in any combination, excluding compaction units - multiple engine, Euclid, Caterpillar and similar, over 25 yds. and up to 50 yds. struck)

GROUP 21: Rubber-tired earth-moving equipment operator, operating in tandem (scrapers, belly dumps and similar types in any combination, excluding compaction units - multiple engine, Euclid, Caterpillar and similar type, over 50 cu. yds. struck)

GROUP 22: Rubber-tired earth-moving equipment operator, operating equipment with the tandem push-pull system (single engine, up to and including 25 yds. struck)

GROUP 23: Rubber-tired earth-moving equipment operator, operating equipment with the tandem push-pull system (single engine, Caterpillar, Euclid, Athey Wagon and similar types with any and all attachments over 25 yds. and up to and including 50 yds. struck); Rubber-tired earth-moving equipment operator, operating with the tandem push-pull system (multiple engine, up to and including 25 yds. struck)

GROUP 24: Rubber-tired earth-moving equipment operator, operating equipment with the tandem push-pull system (single engine, over 50 yds. struck); Rubber-tired earth-moving equipment operator, operating equipment with the tandem push-pull system (multiple engine, Euclid, Caterpillar and similar, over 25 yds. and up to 50 yds. struck)

Exhibit L-1 Wage Determination	Page 10

GROUP 25: Concrete pump operator-truck mounted; Rubber-tired earth-moving equipment operator, operating equipment with the tandem push-pull system (multiple engine, Euclid, Caterpillar and similar type, over 50 cu. yds. struck)

CRANES, PILEDRIVING AND HOISTING EQUIPMENT CLASSIFICATIONS

GROUP 1: Engineer oiler; Fork lift operator (includes loed, lull or similar types)

GROUP 2: Truck crane oiler

GROUP 3: A-frame or winch truck operator; Ross carrier operator (jobsite)

GROUP 4: Bridge-type unloader and turntable operator; Helicopter hoist operator

GROUP 5: Hydraulic boom truck; Stinger crane (Austin-Western or similar type); Tugger hoist operator (1 drum)

GROUP 6: Bridge crane operator; Cretor crane operator; Hoist operator (Chicago boom and similar type); Lift mobile operator; Lift slab machine operator (Vagtborg and similar types); Material hoist and/or manlift operator; Polar gantry crane operator; Self Climbing scaffold (or similar type); Shovel, backhoe, dragline, clamshell operator (over 3/4 yd. and up to 5 cu. yds. mrc); Tugger hoist operator

GROUP 7: Pedestal crane operator; Shovel, backhoe, dragline, clamshell operator (over 5 cu. yds. mrc); Tower crane repair; Tugger hoist operator (3 drum)

GROUP 8: Crane operator (up to and including 25 ton capacity); Crawler transporter operator; Derrick barge operator (up to and including 25 ton capacity); Hoist operator, stiff legs, Guy derrick or similar type (up to and including 25 ton capacity); Shovel, backhoe, dragline, clamshell operator (over 7 cu. yds., M.R.C.)

GROUP 9: Crane operator (over 25 tons and up to and including 50 tons mrc); Derrick barge operator (over 25 tons up to and including 50 tons mrc); Highline cableway operator; Hoist operator, stiff legs, Guy derrick or similar type (over 25 tons up to and including 50 tons mrc); K-crane operator; Polar crane operator; Self erecting tower crane operator maximum lifting capacity ten tons

GROUP 10: Crane operator (over 50 tons and up to and including 100 tons mrc); Derrick barge operator (over 50 tons up to and including 100 tons mrc); Hoist operator, stiff legs, Guy derrick or similar type (over 50 tons up to and including 100 tons mrc), Mobile tower crane operator (over 50 tons, up to and including 100 tons M.R.C.); Tower crane operator and tower gantry

GROUP 11: Crane operator (over 100 tons and up to and including 200 tons mrc); Derrick barge operator (over 100 tons up to and including 200 tons mrc); Hoist operator, stiff legs,

Exhibit L-1 Wage Determination	Page 11

Guy derrick or similar type (over 100 tons up to and including 200 tons mrc); Mobile tower crane operator (over 100 tons up to and including 200 tons mrc)

GROUP 12: Crane operator (over 200 tons up to and including 300 tons mrc); Derrick barge operator (over 200 tons up to and including 300 tons mrc); Hoist operator, stiff legs, Guy derrick or similar type (over 200 tons, up to and including 300 tons mrc); Mobile tower crane operator (over 200 tons, up to and including 300 tons mrc)

GROUP 13: Crane operator (over 300 tons); Derrick barge operator (over 300 tons); Helicopter pilot; Hoist operator, stiff legs, Guy derrick or similar type (over 300 tons); Mobile tower crane operator (over 300 tons)

TUNNEL CLASSIFICATIONS

GROUP 1: Skiploader (wheel type up to 3/4 yd. without attachment)

GROUP 2: Power-driven jumbo form setter operator

GROUP 3: Dinkey locomotive or motorperson (up to and including 10 tons)

GROUP 4: Bit sharpener; Equipment greaser (grease truck); Slip form pump operator (power-driven hydraulic lifting device for concrete forms); Tugger hoist operator (1 drum); Tunnel locomotive operator (over 10 and up to and including 30 tons)

GROUP 5: Backhoe operator (up to and including 3/4 yd.); Small Ford, Case or similar; Drill doctor; Grouting machine operator; Heading shield operator; Heavy-duty repairperson; Loader operator (Athey, Euclid, Sierra and similar types); Mucking machine operator (1/4 yd., rubber-tired, rail or track type); Pneumatic concrete placing machine operator (Hackley-Presswell or similar type); Pneumatic heading shield (tunnel); Pumpcrete gun operator; Tractor compressor drill combination operator; Tugger hoist operator (2 drum); Tunnel locomotive operator (over 30 tons)

GROUP 6: Heavy Duty Repairman

GROUP 7: Tunnel mole boring machine operator

ENGINEERS ZONES

$1.00 additional per hour for all of IMPERIAL County and the portions of KERN, RIVERSIDE & SAN BERNARDINO Counties as defined below: That area within the following Boundary: Begin in San Bernardino County, approximately 3 miles NE of the intersection of I-15 and the California State line at that point which is the NW corner of Section 1, T17N,m R14E, San Bernardino Meridian. Continue W in a straight line to that point which is the SW corner of the northwest quarter of Section 6, T27S, R42E, Mt. Diablo Meridian. Continue North to the intersection with the Inyo County Boundary at that point which is the NE corner of the western half of the northern quarter of Section 6, T25S, R42E, MDM. Continue W along the Inyo and

Exhibit L-1 Wage Determination	Page 12

San Bernardino County boundary until the intersection with Kern County, as that point which is the SE corner of Section 34, T24S, R40E, MDM. Continue W along the Inyo and Kern County boundary until the intersection with Tulare County, at that point which is the SW corner of the SE quarter of Section 32, T24S, R37E, MDM. Continue W along the Kern and Tulare County boundary, until that point which is the NW corner of T25S, R32E, MDM. Continue S following R32E lines to the NW corner of T31S, R32E, MDM. Continue W to the NW corner of T31S, R31E, MDM. Continue S to the SW corner of T32S, R31E, MDM. Continue W to SW corner of SE quarter of Section 34, T32S, R30E, MDM. Continue S to SW corner of T11N, R17W, SBM. Continue E along south boundary of T11N, SBM to SW corner of T11N, R7W, SBM. Continue S to SW corner of T9N, R7W, SBM. Continue E along south boundary of T9N, SBM to SW corner of T9N, R1E, SBM. Continue S along west boundary of R1E, SMB to Riverside County line at the SW corner of T1S, R1E, SBM. Continue E along south boundary of T1s, SBM (Riverside County Line) to SW corner of T1S, R10E, SBM. Continue S along west boundary of R10E, SBM to Imperial County line at the SW corner of T8S, R10E, SBM. Continue W along Imperial and Riverside county line to NW corner of T9S, R9E, SBM. Continue S along the boundary between Imperial and San Diego Counties, along the west edge of R9E, SBM to the south boundary of Imperial County/California state line. Follow the California state line west to Arizona state line, then north to Nevada state line, then continuing NW back to start at the point which is the NW corner of Section 1, T17N, R14E, SBM

$1.00 additional per hour for portions of SAN LUIS OBISPO, KERN, SANTA BARBARA & VENTURA as defined below:

That area within the following Boundary: Begin approximately 5 miles north of the community of Cholame, on the Monterey County and San Luis Obispo County boundary at the NW corner of T25S, R16E, Mt. Diablo Meridian. Continue south along the west side of R16E to the SW corner of T30S, R16E, MDM. Continue E to SW corner of T30S, R17E, MDM. Continue S to SW corner of T31S, R17E, MDM. Continue E to SW corner of T31S, R18E, MDM. Continue S along West side of R18E, MDM as it crosses into San Bernardino Meridian numbering area and becomes R30W. Follow the west side of R30W, SBM to the SW corner of T9N, R30W, SBM. Continue E along the south edge of T9N, SBM to the Santa Barbara County and Ventura County boundary at that point whch is the SW corner of Section 34.T9N, R24W, SBM, continue S along the Ventura County line to that point which is the SW corner of the SE quarter of Section 32, T7N, R24W, SBM. Continue E along the south edge of T7N, SBM to the SE corner to T7N, R21W, SBM. Continue N along East side of R21W, SBM to Ventura County and Kern County boundary at the NE corner of T8N, R21W. Continue W along the Ventura County and Kern County boundary to the SE corner of T9N, R21W. Continue North along the East edge of R21W, SBM to the NE corner of T12N, R21W, SBM. Continue West along the north edge of T12N, SBM to the SE corner of T32S, R21E, MDM. [T12N SBM is a think strip between T11N SBM and T32S MDM]. Continue North along the East side of R21E, MDM to the Kings County and Kern County border at the NE corner of T25S, R21E, MDM, continue West along the Kings County and Kern County Boundary until the intersection of San Luis Obispo County. Continue west along the Kings County and San Luis Obispo County boundary until the intersection with Monterey County. Continue West along the Monterey County and San Luis Obispo County boundary to the beginning point at the NW corner of T25S, R16E, MDM.

$2.00 additional per hour for INYO and MONO Counties and the Northern portion of SAN BERNARDINO County as defined below:

Exhibit L-1 Wage Determination	Page 13

That area within the following Boundary: Begin at the intersection of the northern boundary of Mono County and the California state line at the point which is the center of Section 17, T10N, R22E, Mt. Diablo Meridian. Continue S then SE along the entire western boundary of Mono County, until it reaches Inyo County at the point which is the NE corner of the Western half of the NW quarter of Section 2, T8S, R29E, MDM. Continue SSE along the entire western boundary of Inyo County, until the intersection with Kern County at the point which is the SW corner of the SE ? of Section 32, T24S, R37E, MDM. Continue E along the Inyo and Kern County boundary until the intersection with San Bernardino County at that point which is the SE corner of section 34, T24S, R40E, MDM. Continue E along the Inyo and San Bernardino County boundary until the point which is the NE corner of the Western half of the NW quarter of Section 6, T25S, R42E, MDM. Continue S to that point which is the SW corner of the NW quarter of Section 6, T27S, R42E, MDM. Continue E in a straight line to the California and Nevada state border at the point which is the NW corner of Section 1, T17N, R14E, San Bernardino Meridian. Then continue NW along the state line to the starting point, which is the center of Section 18, T10N, R22E, MDM.

REMAINING AREA NOT DEFINED ABOVE RECEIVES BASE RATE

ENGI0012-004 08/01/2009

	Rates	Fringes

OPERATOR: Power Equipment (DREDGING)
(1) Leverman	$44.83	17.22
(2) Dredge dozer	$40.36	17.22
(3) Deckmate	$40.25	17.22
(4) Winch operator (stern winch on dredge)	$39.70	17.22
(5) Fireman-Oiler, Deckhand, Bargeman, Leveehand	$39.16	17.22
(6) Barge Mate	$39.77	17.22

IRON0002-004 07/01/2010

	Rates	Fringes

Ironworkers:
Fence Erector	$26.58	15.26
Ornamental, Reinforcing and Structural	$33.00	23.73

PREMIUM PAY:

$6.00 additional per hour at the following locations:

China Lake Naval Test Station, Chocolate Mountains Naval Reserve-Niland, Edwards AFB, Fort Irwin Military Station, Fort Irwin Training Center-Goldstone, San Clemente Island, San Nicholas

Exhibit L-1 Wage Determination	Page 14

Island, Susanville Federal Prison, 29 Palms - Marine Corps, U.S. Marine Base - Barstow, U.S. Naval Air Facility - Sealey, Vandenberg AFB

$4.00 additional per hour at the following locations:

Army Defense Language Institute - Monterey, Fallon Air Base, Naval Post Graduate School - Monterey, Yermo Marine Corps Logistics Center

$2.00 additional per hour at the following locations:

Port Hueneme, Port Mugu, U.S. Coast Guard Station - Two Rock

LABO0300-001 09/01/2010

	Rates	Fringes

Brick Tender	$27.17	14.72

LABO0300-003 07/01/2010

	Rates	Fringes

LABORER (GUNITE)
GROUP 1	$30.04	17.37
GROUP 2	$29.09	17.37
GROUP 3	$25.55	17.37
LABORER (TUNNEL)
GROUP 1	$31.24	14.98
GROUP 2	$31.56	14.98
GROUP 3	$32.02	14.98
GROUP 4	$32.71	14.98
LABORER
GROUP 1	$26.33	14.75
GROUP 2	$26.88	14.75
GROUP 3	$27.43	14.75
GROUP 4	$28.98	14.75
GROUP 5	$29.33	14.75

FOOTNOTE: GUNITE PREMIUM PAY: Workers working from a Bosn’n’s Chair or suspended from a rope or cable shall receive 40 cents per hour above the foregoing applicable classification rates. Workers doing gunite and/or shotcrete work in a tunnel shall receive 35 cents per hour above the foregoing applicable classification rates, paid on a portal-to-portal basis. Any work performed on, in or above any smoke stack, silo, storage elevator or similar type of structure, when such structure is in excess of 75’-0” above base level and which work must be performed in whole or in part more than 75’-0” above base

Exhibit L-1 Wage Determination	Page 15

level, that work performed above the 75’-0” level shall be compensated for at 35 cents per hour above the applicable classification wage rate.

LABORER CLASSIFICATIONS

GROUP 1: Cleaning and handling of panel forms; Concrete screeding for rough strike-off; Concrete, water curing; Demolition laborer, the cleaning of brick if performed by a worker performing any other phase of demolition work, and the cleaning of lumber; Fire watcher, limber, brush loader, piler and debris handler; Flag person; Gas, oil and/or water pipeline laborer; Laborer, asphalt-rubber material loader; Laborer, general or construction; Laborer, general clean-up; Laborer, landscaping; Laborer, jetting; Laborer, temporary water and air lines; Material hose operator (walls, slabs, floors and decks); Plugging, filling of shee bolt holes; Dry packing of concrete; Railroad maintenance, repair track person and road beds; Streetcar and railroad construction track laborers; Rigging and signaling; Scaler; Slip form raiser; Tar and mortar; Tool crib or tool house laborer; Traffic control by any method; Window cleaner; Wire mesh pulling - all concrete pouring operations

GROUP 2: Asphalt shoveler; Cement dumper (on 1 yd. or larger mixer and handling bulk cement); Cesspool digger and installer; Chucktender; Chute handler, pouring concrete, the handling of the chute from readymix trucks, such as walls, slabs, decks, floors, foundation, footings, curbs, gutters and sidewalks; Concrete curer, impervious membrane and form oiler; Cutting torch operator (demolition); Fine grader, highways and street paving, airport, runways and similar type heavy construction; Gas, oil and/or water pipeline wrapper - pot tender and form person; Guinea chaser; Headerboard person - asphalt; Laborer, packing rod steel and pans; Membrane vapor barrier installer; Power broom sweeper (small); Riprap stonepaver, placing stone or wet sacked concrete; Roto scraper and tiller; Sandblaster (pot tender); Septic tank digger and installer(lead); Tank scaler and cleaner; Tree climber, faller, chain saw operator, Pittsburgh chipper and similar type brush shredder; Underground laborer, including caisson bellower

GROUP 3: Buggymobile person; Concrete cutting torch; Concrete pile cutter; Driller, jackhammer, 2-1/2 ft. drill steel or longer; Dri-pak-it machine; Gas, oil and/or water pipeline wrapper, 6-in. pipe and over, by any method, inside and out; High scaler (including drilling of same); Hydro seeder and similar type; Impact wrench multi-plate; Kettle person, pot person and workers applying asphalt, lay-kold, creosote, lime caustic and similar type materials (“applying” means applying, dipping, brushing or handling of such materials for pipe wrapping and waterproofing); Operator of pneumatic, gas, electric tools, vibrating machine, pavement breaker, air blasting, come-alongs, and similar mechanical tools not separately classified herein; Pipelayer’s backup person, coating, grouting, making of joints, sealing, caulking, diapering and including rubber gasket joints, pointing and any and all other services; Rock slinger; Rotary scarifier or multiple head concrete chipping scarifier; Steel headerboard and guideline setter; Tamper, Barko, Wacker and similar type; Trenching machine, hand-propelled

GROUP 4: Asphalt raker, lute person, ironer, asphalt dump person, and asphalt spreader boxes (all types); Concrete core cutter (walls, floors or ceilings), grinder or sander; Concrete

Exhibit L-1 Wage Determination	Page 16

saw person, cutting walls or flat work, scoring old or new concrete; Cribber, shorer, lagging, sheeting and trench bracing, hand-guided lagging hammer; Head rock slinger; Laborer, asphalt- rubber distributor boot person; Laser beam in connection with laborers’ work; Oversize concrete vibrator operator, 70 lbs. and over; Pipelayer performing all services in the laying and installation of pipe from the point of receiving pipe in the ditch until completion of operation, including any and all forms of tubular material, whether pipe, metallic or non-metallic, conduit and any other stationary type of tubular device used for the conveying of any substance or element, whether water, sewage, solid gas, air, or other product whatsoever and without regard to the nature of material from which the tubular material is fabricated; No-joint pipe and stripping of same; Prefabricated manhole installer; Sandblaster (nozzle person), water blasting, Porta Shot-Blast

GROUP 5: Blaster powder, all work of loading holes, placing and blasting of all powder and explosives of whatever type, regardless of method used for such loading and placing; Driller: All power drills, excluding jackhammer, whether core, diamond, wagon, track, multiple unit, and any and all other types of mechanical drills without regard to the form of motive power; Toxic waste removal

TUNNEL LABORER CLASSIFICATIONS

GROUP 1: Batch plant laborer; Bull gang mucker, track person; Changehouse person; Concrete crew, including rodder and spreader; Dump person; Dump person (outside); Swamper (brake person and switch person on tunnel work); Tunnel materials handling person

GROUP 2: Chucktender, cabletender; Loading and unloading agitator cars; Nipper; Pot tender, using mastic or other materials (for example, but not by way of limitation, shotcrete, etc.); Vibrator person, jack hammer, pneumatic tools (except driller)

GROUP 3: Blaster, driller, powder person; Chemical grout jet person; Cherry picker person; Grout gun person; Grout mixer person; Grout pump person; Jackleg miner; Jumbo person; Kemper and other pneumatic concrete placer operator; Miner, tunnel (hand or machine); Nozzle person; Operating of troweling and/or grouting machines; Powder person (primer house); Primer person; Sandblaster; Shotcrete person; Steel form raiser and setter; Timber person, retimber person, wood or steel; Tunnel Concrete finisher

GROUP 4: Diamond driller; Sandblaster; Shaft and raise work

GUNITE LABORER CLASSIFICATIONS

GROUP 1: Rodmen, Nozzlemen

GROUP 2: Gunmen

GROUP 3: Reboundmen

LABO0300-008 08/05/2009

Exhibit L-1 Wage Determination	Page 17

	Rates	Fringes
LABORER
PLASTER CLEAN-UP LABORER	$26.65	14.70
PLASTER TENDER	$29.20	14.70

Work at Military Bases - $3.00 additional per hour:

Coronado Naval Amphibious Base, Fort Irwin, Marine Corps Air Station-29 Palms, Imperial Beach Naval Air Station, Marine Corps Logistics Supply Base, Marine Corps Pickle Meadows, Mountain Warfare Training Center, Naval Air Facility-Seeley, North Island Naval Air Station, Vandenberg AFB.

LABO0882-002 01/01/2010

	Rates	Fringes

Asbestos Removal Laborer	$26.15	14.25

SCOPE OF WORK: Includes site mobilization, initial site cleanup, site preparation, removal of asbestos-containing material and toxic waste, encapsulation, enclosure and disposal of asbestos- containing materials and toxic waste by hand or with equipment or machinery; scaffolding, fabrication of temporary wooden barriers and assembly of decontamination stations.

LABO1184-001 07/01/2010

	Rates	Fringes

Laborers: (HORIZONTAL DIRECTIONAL DRILLING)
(1) Drilling Crew Laborer	$27.05	11.65
(2) Vehicle Operator/Hauler	$27.22	11.65
(3) Horizontal Directional Drill Operator	$29.07	11.65
(4) Electronic Tracking Locator	$31.07	11.65
Laborers: (STRIPING/SLURRY SEAL)
GROUP 1	$28.50	14.56
GROUP 2	$29.80	14.56
GROUP 3	$31.81	14.56
GROUP 4	$33.55	14.56

LABORERS - STRIPING CLASSIFICATIONS

Exhibit L-1 Wage Determination	Page 18

GROUP 1: Protective coating, pavement sealing, including repair and filling of cracks by any method on any surface in parking lots, game courts and playgrounds; carstops; operation of all related machinery and equipment; equipment repair technician

GROUP 2: Traffic surface abrasive blaster; pot tender - removal of all traffic lines and markings by any method (sandblasting, waterblasting, grinding, etc.) and preparation of surface for coatings. Traffic control person: controlling and directing traffic through both conventional and moving lane closures; operation of all related machinery and equipment

GROUP 3: Traffic delineating device applicator: Layout and application of pavement markers, delineating signs, rumble and traffic bars, adhesives, guide markers, other traffic delineating devices including traffic control. This category includes all traffic related surface preparation (sandblasting, waterblasting, grinding) as part of the application process. Traffic protective delineating system installer: removes, relocates, installs, permanently affixed roadside and parking delineation barricades, fencing, cable anchor, guard rail, reference signs, monument markers; operation of all related machinery and equipment; power broom sweeper

GROUP 4: Striper: layout and application of traffic stripes and markings; hot thermo plastic; tape traffic stripes and markings, including traffic control; operation of all related machinery and equipment

* PAIN0036-001 08/01/2010

	Rates	Fringes

Painters: (Including Lead Abatement)
(1) Repaint	$26.05	9.68
(2) All Other Work	$29.32	9.68

REPAINT of any previously painted structure. Exceptions: work involving the aerospace industry, breweries, commercial recreational facilities, hotels which operate commercial establishments as part of hotel service, and sports facilities.

PAIN0036-008 01/06/2010

	Rates	Fringes

DRYWALL FINISHER/TAPER	$33.22	12.19

PAIN0036-015 08/01/2010

	Rates	Fringes

GLAZIER	$36.90	20.53

FOOTNOTE: Additional $1.25 per hour for work in a condor, from the third (3rd) floor and

*	Confidential Treatment Requested

Exhibit L-1 Wage Determination	Page 19

up Additional $1.25 per hour for work on the outside of the building from a swing stage or any suspended contrivance, from the ground up

PAIN1247-002 01/01/2010

	Rates	Fringes

SOFT FLOOR LAYER	$30.85	10.54

PLAS0200-008 08/04/2010

	Rates	Fringes

PLASTERER	$30.21	14.23

FORT IRWIN; MARINE CORPS AIR STATION 29 PALMS, AND MARINE CORPS LOGISTICS SUPPLY BASE: $3.00 additional per hour.

PLAS0500-002 07/01/2010

	Rates	Fringes

CEMENT MASON/CONCRETE FINISHER	$29.50	19.85

PLUM0016-002 07/01/2009

	Rates	Fringes

PLUMBER, PIPEFITTER, STEAMFITTER
(1) Work on strip malls, light commercial, tenant improvement and remodel work	$28.84	14.47
(2) Work on new additions and remodeling of bars, restaurants, stores and commercial buildings, not to exceed 5,000 sq. ft. of floor space	$35.97	15.86
(3) All other work	$37.10	16.84
(4) Work at Edwards AFB	$41.60	16.84
(5) Work at Fort Irwin Army Base, Marine Corps Logistic Base at Nebo, Marine Corps Logistic Base at Yermo and Twenty-Nine Palms Marine Base	$44.10	16.84

PLUM0345-001 07/01/2009

	Rates	Fringes

PLUMBER

Exhibit L-1 Wage Determination	Page 20

Landscape/Irrigation Fitter	$26.70	13.84
Sewer & Storm Drain Work	$25.18	15.67

ROOF0036-002 08/01/2010

	Rates	Fringes

ROOFER	$34.65	9.07

FOOTNOTE: Pitch premium: Work on which employees are exposed to pitch fumes or required to handle pitch, pitch base or pitch impregnated products, or any material containing coal tar pitch, the entire roofing crew shall receive $1.75 per hour “pitch premium” pay.

SFCA0669-009 04/01/2010

Does not include the northern part of the City of Chino, or the Cities of Montclair and Ontario

	Rates	Fringes

SPRINKLER FITTER	$33.35	17.60

SFCA0709-004 01/01/2010

THE NORTHERN PART OF THE CITY OF CHINO, AND THE CITIES OF MONTCLAIR AND ONTARIO:

	Rates	Fringes

SPRINKLER FITTER (Fire)	$39.08	21.95

SHEE0105-003 07/01/2010

LOS ANGELES (South of a straight line drawn between Gorman and Big Pines)and Catalina Island, INYO, KERN (Northeast part, East of Hwy 395), MONO ORANGE, RIVERSIDE, AND SAN BERNARDINO COUNTIES

	Rates	Fringes

SHEET METAL WORKER
(1) Commercial - New Construction and Remodel work	$42.54	17.72

(2) Industrial work including air pollution control systems, noise abatement, hand rails, guard rails, excluding aritechtural sheet metal work, excluding A-C, heating, ventilating systems for human comfort	$35.56	22.90

Exhibit L-1 Wage Determination	Page 21

TEAM0011-002 07/01/2008

	Rates	Fringes

TRUCK DRIVER
GROUP 1	$26.44	18.24
GROUP 2	$26.59	18.24
GROUP 3	$26.72	18.24
GROUP 4	$26.91	18.24
GROUP 5	$26.94	18.24
GROUP 6	$26.97	18.24
GROUP 7	$27.22	18.24
GROUP 8	$27.47	18.24
GROUP 9	$27.67	18.24
GROUP 10	$27.97	18.24
GROUP 11	$28.47	18.24
GROUP 12	$28.90	18.24

WORK ON ALL MILITARY BASES:

PREMIUM PAY: $3.00 per hour additional.

[29 palms Marine Base, Camp Roberts, China Lake, Edwards AFB, El Centro Naval Facility, Fort Irwin, Marine Corps Logistics Base at Nebo & Yermo, Mountain Warfare Training Center, Bridgeport, Point Arguello, Point Conception, Vandenberg AFB]

TRUCK DRIVERS CLASSIFICATIONS

GROUP 1: Truck driver

GROUP 2: Driver of vehicle or combination of vehicles - 2 axles; Traffic control pilot car excluding moving heavy equipment permit load; Truck mounted broom

GROUP 3: Driver of vehicle or combination of vehicles - 3 axles; Boot person; Cement mason distribution truck; Fuel truck driver; Water truck - 2 axle; Dump truck, less than 16 yds. water level; Erosion control driver

GROUP 4: Driver of transit mix truck, under 3 yds.; Dumpcrete truck, less than 6-1/2 yds. water level

Exhibit L-1 Wage Determination	Page 22

GROUP 5: Water truck, 3 or more axles; Truck greaser and tire person ($0.50 additional for tire person); Pipeline and utility working truck driver, including winch truck and plastic fusion, limited to pipeline and utility work; Slurry truck driver

GROUP 6: Transit mix truck, 3 yds. or more; Dumpcrete truck, 6-1/2 yds. water level and over; Vehicle or combination of vehicles - 4 or more axles; Oil spreader truck; Dump truck, 16 yds. to 25 yds. water level

GROUP 7: A Frame, Swedish crane or similar; Forklift driver; Ross carrier driver

GROUP 8: Dump truck, 25 yds. to 49 yds. water level; Truck repair person; Water pull - single engine; Welder

GROUP 9: Truck repair person/welder; Low bed driver, 9 axles or over

GROUP 10: Dump truck - 50 yds. or more water level; Water pull - single engine with attachment

GROUP 11: Water pull - twin engine; Water pull - twin engine with attachments; Winch truck driver - $1.25 additional when operating winch or similar special attachments

GROUP 12: Boom Truck 17K and above

WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29CFR 5.5 (a) (1) (ii)).

In the listing above, the “SU” designation means that rates listed under the identifier do not reflect collectively bargained wage and fringe benefit rates. Other designations indicate unions whose rates have been determined to be prevailing.

WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in the matter? This can be:

*	an existing published wage determination

*	a survey underlying a wage determination

*	a Wage and Hour Division letter setting forth a position on

*	a wage determination matter

*	a conformance (additional classification and rate) ruling

Exhibit L-1 Wage Determination	Page 23

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour Regional Office for the area in which the survey was conducted because those Regional Offices have responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations. Write to:

Branch of Construction Wage Determinations

Wage and Hour Division

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

The request should be accompanied by a full statement of the interested party’s position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board). Write to:

Administrative Review Board

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

END OF GENERAL DECISION

Exhibit L-1 Wage Determination	Page 24